EXHIBIT 2.1

SALE AND PURCHASE AGREEMENT

by and between
Caleres, Inc.
and
Tapestry, Inc.
Dated as of February 16, 2025

THIS DOCUMENT SHALL BE KEPT CONFIDENTIAL PURSUANT TO THE TERMS
OF THE CONFIDENTIALITY AGREEMENT ENTERED INTO BY THE RECIPIENT
HEREOF OR, IF APPLICABLE, ITS AFFILIATE, WITH RESPECT TO THE SUBJECT
MATTER HEREOF

TABLE OF CONTENTS

Page

Article I

DEFINITIONS

Section 1.01 Certain Defined Terms1

Section 1.02 Definitions18

Section 1.03 Interpretation and Rules of Construction20

Article II

PURCHASE AND SALE

Section 2.01 Purchase and Sale21

Section 2.02 Closing22

Section 2.03 Closing Deliveries22

Section 2.04 Adjustments23

Section 2.05 Withholding25

Section 2.06 Consents to Certain Assignments26

Section 2.07 Delayed Transfer Agreements27

Article III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Section 3.01 Organization and Authority27

Section 3.02 No Conflict28

Section 3.03 Government Consents and Approvals28

Section 3.04 Brokers28

Section 3.05 Title; Capitalization28

Section 3.06 Qualification29

Section 3.07 Financial Information30

Section 3.08 Absence of Certain Changes or Events31

Section 3.09 Compliance with Laws31

Section 3.10 Protection of Information32

Section 3.11 Litigation and Governmental Orders33

Section 3.12 Permits33

Section 3.13 Intellectual Property33

Section 3.14 Real Property35

Section 3.15 Employee Benefit Matters36

Section 3.16 Labor Matters39

Section 3.17 Taxes41

Section 3.18 Certain Contracts43

i

Section 3.19 Environmental Matters45

Section 3.20 Insurance47

Section 3.21 Related Party Transactions47

Section 3.22 Title to Assets47

Section 3.23 Customers and Suppliers48

Section 3.24 Product Warranty and Recalls49

Section 3.25 Anti-Corruption; Sanctions; Trade Compliance49

Section 3.26 No Additional Representations or Warranties50

Article IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Section 4.01 Organization and Authority of Purchaser50

Section 4.02 No Conflict50

Section 4.03 Government Consents and Approvals51

Section 4.04 Financial Ability51

Section 4.05 Solvency51

Section 4.06 Litigation51

Section 4.07 Investment Purpose; Investor Status51

Section 4.08 Brokers52

Section 4.09 No Additional Representations or Warranties52

Article V

ADDITIONAL AGREEMENTS

Section 5.01 Conduct of the Business52

Section 5.02 Access to Information55

Section 5.03 Regulatory and Other Authorizations56

Section 5.04 Further Assurances; Support of Transaction57

Section 5.05 Indemnification of Directors and Officers57

Section 5.06 Retention of Books and Records58

Section 5.07 Contact with Customers and Suppliers58

Section 5.08 Restrictive Covenants59

Section 5.09 Intercompany Accounts and Affiliate Arrangements60

Section 5.10 R&W Insurance Policy60

Section 5.11 Purchaser Entity Setup60

Article VI

SEPARATION MATTERS

Section 6.01 Services from Affiliates60

Section 6.02 Replacement of Performance Guarantees61

Section 6.03 Commingled Contracts62

Section 6.04 Seller Names and Marks63

Section 6.05 Insurance63

Section 6.06 Wrong-Pockets64

Section 6.07 Transition Services65

Article VII

EMPLOYEE MATTERS

Section 7.01 Pre-Closing Communication66

Section 7.02 Transfer of Employment Terms and Conditions of Employment66

Section 7.03 Service Credit, Etc69

Section 7.04 Benefit Plan Participation69

Section 7.05 Bonus Payments70

Section 7.06 Seller Equity Awards70

Section 7.07 Accrued PTO70

Section 7.08 No Third Party Beneficiaries70

Article VIII

TAX MATTERS

Section 8.01 Tax Return Preparation71

Section 8.02 Cooperation on Tax Matters71

Section 8.03 Transfer Taxes72

Section 8.04 Tax Sharing Agreements72

Section 8.05 Certain Actions72

Section 8.06 Straddle Periods72

Section 8.07 Purchase Price Allocation73

Article IX

CONDITIONS TO CLOSING

Section 9.01 Conditions to Obligations of Seller74

Section 9.02 Conditions to Obligations of Purchaser74

Section 9.03 Frustration of Conditions75

Article X

SURVIVAL AND INDEMNIFICATION

Section 10.01 Non-Survival of Representations, Warranties and Covenants; Indemnification75

Section 10.02 Indemnification by Seller76

Section 10.03 Indemnification by Purchaser76

Section 10.04 Procedures76

Section 10.05 Mitigation79

Section 10.06 Release80

Section 10.07 Independent Investigation81

Section 10.08 No Outside Reliance81

Section 10.09 Acknowledgement82

Article XI

TERMINATION, AMENDMENT AND WAIVER

Section 11.01 Termination82

Section 11.02 Effect of Termination83

Article XII

GENERAL PROVISIONS

Section 12.01 Expenses83

Section 12.02 Notices83

Section 12.03 Public Announcements; Promotion84

Section 12.04 Severability85

Section 12.05 Schedules85

Section 12.06 Entire Agreement85

Section 12.07 Tax Advice86

Section 12.08 Assignment86

Section 12.09 Amendment86

Section 12.10 Waiver86

Section 12.11 Rights of Third Parties86

Section 12.12 Governing Law; Jurisdiction; Waiver of Jury Trial86

Section 12.13 Enforcement87

Section 12.14 Non-Recourse87

Section 12.15 Bulk Transfer Laws87

Section 12.16 Counterparts88

Section 12.17 Waiver of Conflicts; Non-Assertion of Attorney-Client Privilege88

Disclosure Schedules

Schedules
Schedule A-1	Dedicated Contracts
Schedule A-2	Dedicated Leases
Schedule A-3	Other Transferred Assets
Schedule B	Certain Excluded Assets
Schedule C	Certain Excluded Liabilities
Schedule D-1	Included Business Employees
Schedule D-2	Excluded Business Employees
Schedule E	Transferred Entities
Schedule F	Certain Transferred Liabilities

Exhibits
Exhibit A	Accounting Principles and Reference Statement
Exhibit B	R&W Insurance Policy
Exhibit C	Transition Services Agreement

v

SALE AND PURCHASE AGREEMENT

PreambleThis SALE AND PURCHASE AGREEMENT (this “Agreement”), dated as of February 16, 2025, is entered into by and between Tapestry, Inc., a Maryland corporation (“Seller”), and Caleres, Inc., a New York corporation (“Purchaser”).  All capitalized terms used but not defined herein shall have the meanings specified in Article I.

Recitals

WHEREAS, Seller operates the Business (as defined below) directly and indirectly through its Controlled Affiliates;

WHEREAS, Seller desires to sell, and Purchaser desires to acquire, the Business;

WHEREAS, the parties desire that (a) Seller sell and transfer to Purchaser or one of its Affiliates all of the Transferred Equity Interests and Transferred Assets and (b) Purchaser or one of its Affiliates assume the Transferred Liabilities (as defined below), in each case, upon the terms and conditions set forth herein;

WHEREAS, Purchaser acknowledges that the Business is currently operated as a business unit of Seller, and relies in part upon resources of the Remaining Seller Group that will not be transferred to Purchaser in connection with this Agreement; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

Article I

DEFINITIONS
Section 1.01Certain Defined Terms.  For purposes of this Agreement:
“ACA” means the Patient Protection and Affordable Care Act of 2010, as amended, and the rules and regulations promulgated thereunder.
“Accounting Principles” means those accounting principles, practices, procedures, policies and methods set forth on Exhibit A.
“Accounts Payable” means that portion of all ordinary course trade accounts payable, accounts and notes payable and other payment obligations to suppliers, vendors or other third parties representing amounts payable in respect of goods shipped or products sold or services rendered, in each case, to the extent exclusively related to the Business calculated, in each case, in accordance with the Accounting Principles.
“Accounts Receivable” means that portion of all ordinary course trade accounts receivable, accounts and notes receivable and other rights to payment from customers, clients or similar third parties representing amounts receivable in respect of goods shipped or products sold or services rendered to such customers, clients or third parties, whether billed or unbilled, in each case, to the extent exclusively related to the Business calculated, in each case, in accordance with the Accounting Principles.
“Action” means any complaint, claim, demand, cause of action, suit, litigation, proceeding, arbitration, examination, audit, hearing, investigation, enforcement, inquiry or other proceeding (whether civil, commercial, administrative, regulatory, criminal, investigative, formal or informal) by or before any Governmental Authority (including any arbitrator, mediator or similar dispute resolution body).
“Adjustment Amount” means the amount, which may be positive or negative, equal to:  (a) Closing Net Working Capital Adjustment Amount, minus Estimated Closing Net Working Capital Adjustment Amount, plus (b) Estimated Closing Indebtedness, minus Closing Indebtedness, plus (c) Closing Cash, minus Estimated Closing Cash, in each case, as finally determined in accordance with Section 2.04.
“Adjustment Cap” means an amount equal to $5,000,000.
“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.  As used in this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management or policies of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract or otherwise.  For the avoidance of doubt, with respect to any period following the Closing, each of the Transferred Entities shall be deemed to be an “Affiliate” of Purchaser and not an “Affiliate” of Seller.
“Ancillary Agreements” means the Transition Services Agreement and each other agreement, instrument, and document entered into and/or delivered by a party hereto or its Controlled Affiliates in connection with the Transaction.
“Antitrust Laws” means any applicable federal, state, or foreign Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.
“Asset Sellers” means the members of the Remaining Seller Group set forth in Section 1.01(a) of the Disclosure Schedule that are transferring Transferred Assets or Transferred Liabilities in accordance with this Agreement.
“Assumed Benefit Plan” means any Benefit Plan which (a) is maintained by a Transferred Entity, (b) otherwise transfers to, or is inherited by, a Transferred Entity or Purchaser or any of its

Affiliates in accordance with this Agreement or applicable Law or (c) is set forth on Section 1.01(b) of the Disclosure Schedules.
“Assumed Employee Liabilities” means, except as otherwise expressly provided in Article VII, all employment, labor, compensation, pension, wage, workers’ compensation, employee welfare, social security related obligations and employee benefits related Liabilities, end-of-service allowances, pro-rata supplementary monthly salaries, holiday and paid time off leave, abolished festivities, commitments, and claims relating to each (a) Business Employee or Former Business Employee (or any dependent or beneficiary of any Business Employee or Former Business Employee), and each Business Contractor or Former Business Contractor, arising at any time (but excluding Liabilities and claims with respect to any Seller Plan except as otherwise expressly set forth in this Agreement) and (b) Assumed Benefit Plan.
“Automatic Transfer Employees” means a Business Employee who is not employed by a Transferred Entity as of the date of this Agreement, but who will transfer prior to the Closing to a Transferred Entity, or on the Closing to a Transferred Entity or Purchaser or any of its Affiliates, in any case, by operation of the Transfer Regulations or otherwise automatically by operation of applicable Law.
“Base Purchase Price” means $105,000,000.
“Benefit Plan” means (a) each  “employee benefit plan” as defined in Section 3(3) of ERISA and (b) any other employment, consulting, retirement, pension, profit sharing, deferred compensation, welfare or fringe benefit, medical, dental, disability, life, severance, vacation, maternity, paternity, family leave, health care reimbursement, dependent care assistance, cafeteria plan, regular in-kind gifts, incentive bonus, change-in-control, and equity or equity-based compensation plan, program, agreement or arrangement, qualified or non-qualified, written or oral, funded or unfunded, that is sponsored or maintained by Seller or its ERISA Affiliates (including the Transferred Entities) or pursuant to which Seller or its ERISA Affiliates (including the Transferred Entities) has or may have any Liability, in each case, in which (i) any Business Employee or Business Contractor (or dependent, spouse, or beneficiary thereof but as a result of his or her relationship to the Business Employee or Business Contractor) is eligible to participate or receive benefits, (ii) under which benefits were provided to any Former Business Employee, Former Business Contractor (or the dependents, spouses, or beneficiaries thereof but as a result of his or her relationship to the Former Business Employee or Former Business Contractor), or (iii) with respect to which any Transferred Entity has or could have any obligation or any direct or indirect Liability, excluding any plan, program or agreement sponsored or maintained in whole or in part by any Governmental Authority or required to be provided by applicable Law.
“Business” means the business of global designing, manufacturing, promotion, marketing, production, distribution, sales and licensing of Stuart Weitzman branded products, as such business has been historically engaged in by the Seller Group or as conducted by the Seller Group (directly or indirectly) as of the date hereof.
“Business Contractor” means each individual engaged directly by a member of the Seller Group as an independent contractor, consultant or other non-employee service provider, to the extent that the services provided to the Seller Group by such individual exclusively relate to the Business as of the Closing Date.
“Business Data” means all data and information, including Personal Information, Processed by or on behalf of the members of the Transferred Entities or the Seller Group (in respect of the Business) or otherwise in the conduct of the Business, including by third party service providers on behalf of the Business.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which the Federal Reserve Bank of New York is closed.
“Business Employee” means, (i) each employee of the Seller Group to the extent such employee exclusively provides services to the Business or is otherwise listed on Schedule D-1, excluding those individuals listed on Schedule D-2 and (ii) such other employees as may be identified and otherwise mutually agreed upon in writing by Seller and Purchaser between the signing of this Agreement and the Closing.
“Business IT System” means the information technology and communications systems and infrastructure used or held for use in the conduct of the Business by or on behalf of any Transferred Entities or any member of the Seller Group ( in respect of the Business), including any Software, and any computers, servers, storage devices, workstations, routers, hubs, switches, sensors, and other devices, equipment, networks, or systems used or held for use in the conduct of the Business by or on behalf of any Transferred Entity or any member of the Seller Group.
“Calculation Time” means 12:01 a..m. (local time) in each jurisdiction on the day of the Closing.
“Cash and Cash Equivalents” means, as of any date or time, the aggregate amount of cash and cash equivalents of the Transferred Entities (including deposits or other receipts in transit, marketable securities, demand deposits, money markets or similar accounts, including interest thereon in each case, but excluding any payments in transit, including any outstanding checks, drafts and wires written or made on an account of any of the Transferred Entities that have not yet cleared) calculated in accordance with GAAP and otherwise in accordance with Section 2.04(c).
“Closing Net Working Capital Adjustment Amount” means an amount (which may be positive or negative) equal to the Closing Net Working Capital minus the Target Working Capital.
“Closing Payment” means an amount equal to the (a) the Base Purchase Price, plus (b) the Estimated Closing Net Working Capital Adjustment Amount, minus (c) Estimated Closing Indebtedness, plus (d) the Estimated Closing Cash.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the rules and regulations promulgated thereunder.
“Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Commingled Contract” means any Contract between a member of the Seller Group, on the one hand, and a third party, on the other hand, that relates to the Business and to one or more business units of the Remaining Seller Group.
“Consent” means any approval, consent, ratification, waiver or other authorization of any Person or Governmental Authority.
“Contract” means, with respect to any Person, any legally binding contract, lease, indenture, agreement, instrument, evidence of indebtedness, option, covenant, commitment, or other arrangement of any type, nature, or description (but excluding any purchase orders in connection therewith), whether written or oral, to which such Person is a party, by which it or its assets are bound or subject or under which it has or may have current or future liability.
“Controlled Affiliates” of a Person (the “Subject”) means any other Person which, directly or indirectly, is controlled by the Subject.  As used in this definition, “controlled” means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management or policies of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract or otherwise.
“Dedicated Contract” means those Contracts that relate exclusively to the Business but to which a member of the Remaining Seller Group is a party, including (a) any Contract that has been fully performed and (b) any Contract that is no longer executory or otherwise remains in effect although is no longer active.
“Dedicated Lease” means a Dedicated Contract pursuant to which the Remaining Seller Group is leasing any real property from a third party and that is not an Excluded Asset.
“Disclosure Schedule” means the disclosure schedule delivered with and attached hereto.
“Environmental Law” means any applicable Law in effect as of the date hereof relating to pollution or protection of the environment, natural resources or occupational health or safety (solely to the extent related to exposure to Hazardous Materials), including those regulating the import, manufacture, storage, distribution, labeling, sale, use, handling, transport or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601, et seq., as amended; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., as amended; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., as amended; the Federal Clean Air Act, 42 U.S.C. § 7401, et seq., as amended; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq., as amended; the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq., as amended (solely to the extent related to exposure to Hazardous Materials); the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., as amended.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any corporation or trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section

4001(b)(1) of ERISA that includes or included Seller or any Transferred Entity, or that is, or was at the relevant time, a member of the same “controlled group” as Seller or any Transferred Entity pursuant to Section 4001(a)(14) of ERISA.
“Estimated Closing Net Working Capital Adjustment Amount” means an amount (which may be positive or negative) equal to the Estimated Closing Net Working Capital minus the Target Working Capital.

“Excluded Assets” shall mean the Remaining Seller Group’s right, title and interest in, to and under the following:

(a)all Commingled Contracts and all rights of any nature with respect thereto;
(b)all cash and cash equivalents on hold or held by the Remaining Seller Group or by any bank or third Person, in each case, by or for the benefit of the Remaining Seller Group;
(c)the Seller Name, the Seller Marks and all other Intellectual Property other than the Transferred Intellectual Property, subject to the license and other rights hereunder;
(d)all rights under this Agreement and any Ancillary Agreement;
(e)all current and prior insurance policies and all rights of any nature with respect thereto, other than the rights to insurance recoveries thereunder and to assert claims in each case in accordance with Section 6.05;
(f)all records and files that are not Transferred Records;
(g)all rights of the Remaining Seller Group for Tax refunds and credits and other similar benefits relating to Taxes;
(h)all assets related to any Seller Plan, including all assets set aside in trust or any other funding vehicle and all insurance policies, in each case, intended to fund any Seller Plan;
(i)all equity interests in the Remaining Seller Group;
(j)all Actions, judgments, claims, rights of recovery, right of setoff or reimbursement, defenses and demands of any nature available to or being pursued by any member of the Remaining Seller Group to the extent not related to the Transferred Assets or the Transferred Liabilities, whether arising by way of counterclaim or otherwise;
(k)subject to Section 12.17, all Privileged Materials and Transaction Information;
(l)all properties, rights, claims, credits or assets set forth on Schedule B; and
(m)all other property, right, claim, credit or asset (x) not expressly included as a Transferred Asset or (y) that is used or held for use in connection with (i) any Excluded Asset described in clauses (a) – (l) above, (ii) any Excluded Liability or (iii) any business unit of the Remaining Seller Group that is not the Business.
“Excluded Liabilities” means any obligations, debts or Liabilities whatsoever, whether fixed, contingent or otherwise, of the Seller Group (but for the avoidance of doubt excluding Liability for any Taxes of the Transferred Entities (other than Excluded Seller Tax Group Liabilities)) that does not constitute a Transferred Liability.  Without limiting the foregoing and for the avoidance of doubt, the Transferred Liabilities shall in no event include, and the Excluded Liabilities shall include, the following Liabilities:
(a)Liabilities arising out of or relating to any Excluded Asset or any business of the Seller Group that is not the Business;
(b)except for the Assumed Employee Liabilities or as otherwise provided in Article VII, all employment, labor, compensation, pension, employee welfare and employee benefits related Liabilities, commitments and claims relating to (i) any employee or other service provider of the Seller Group who is not a Business Employee, Former Business Employee, Business Contractor or Former Business Contractor (or any dependent or beneficiary of any such employee or contractor) and (ii) any Seller Plan (save in relation to any Liabilities under or which relate to any Seller Plan which transfer to Purchaser or any of its Affiliates under applicable Law or as provided in Article VII);
(c)Excluded Seller Tax Group Liabilities; and
(d)all other Liabilities identified on Schedule C.
“Excluded Seller Tax Group Liabilities” means (a) all Tax liabilities of the Remaining Seller Group, including, for the avoidance of doubt, any Tax liabilities of any Seller Tax Group for which any of the Transferred Entities is liable under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. Law and (b) any Transfer Taxes for which Seller is responsible pursuant to Section 8.03, but excluding (i) Taxes with respect to the Transferred Assets or the Business for any Post-Closing Tax Period (as determined pursuant to Section 8.06, as applicable) and (ii) any Transfer Taxes for which Purchaser is responsible pursuant to Section 8.03.
“Foreign Plan” means any Assumed Benefit Plan that provides benefits only for Business Employees, Former Business Employees, Business Contractors, or Former Business Contractors who primarily provide service outside of the United States.
“Former Business Contractor” means each individual who was formerly engaged directly by a member of the Seller Group as an independent contractor, consultant or other non-employee service provider, to the extent that the services provided to the Seller Group by such individual exclusively related to the Business.
“Former Business Employee” means, each former employee of the Seller Group to the extent such former employee exclusively provided services to the Business.

“Fraud” means an actual (and not constructive, imputed or negligent) knowing and intentional common law fraud under the Laws of the State of Delaware by a party hereto in, with respect to Seller, the making of the representations set forth in Article III, and with respect to Purchaser, the making of the representations set forth in Article IV.
“Fundamental Representations and Warranties” means (a) the representations and warranties of Seller set forth in Section 3.01, Section 3.02(a), Section 3.02(b), Section 3.05, Section 3.17 and Section 3.22, (b) the representations and warranties of Purchaser set forth in Section 4.01, Section 4.04, Section 4.05, and Section 4.08.
“GAAP” means United States generally accepted accounting principles consistently applied.
“Governing Documents” means with respect to any corporation, the articles or certificate, of incorporation, as applicable, and the bylaws or code of regulations, as applicable, of such corporation; with respect to any limited liability company, the articles of organization or certificate of formation and the limited liability company agreement or operating agreement, as applicable, of such limited liability company; and with respect to any general partnership or limited partnership, the certificate of partnership or certificate of limited partnership, as applicable, and the partnership agreement or limited partnership agreement, as applicable, of such general partnership or limited partnership.
“Government Consents” means any consents required to be obtained from any Governmental Authority in order to consummate the Transaction but excluding any Consent that may be required from a Governmental Authority in its capacity as a customer of the Business or under any Contract that constitutes a Transferred Asset or in its capacity as an issuer of a Permit that constitutes a Transferred Asset.
“Governmental Authority” means any federal, national, supranational, foreign, international, state, local or other government or political subdivision thereof, governmental, regulatory or administrative authority, agency, instrumentality, or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction, including any arbitrators.
“Governmental Order” means any binding order, writ, judgment, injunction, decree, ruling, stipulation, directive, assessment, subpoena, verdict, determination, decision, or award issued, promulgated or entered, whether preliminary or final, by or with any Governmental Authority of competent jurisdiction.
“Hazardous Materials” means any materials, substances, chemicals, compounds, contaminants, pollutants or wastes, that are regulated, listed, defined, designated or classified as hazardous or toxic under Environmental Law, including petroleum including crude oil or any derivative or fraction thereof, asbestos or asbestos-containing materials, polychlorinated bi-phenyls, radon, lead or lead-based paint, or per- and polyfluoroalkyl substances.
“Income Tax” means any Tax imposed upon or measured by net income or gross income (excluding any Tax based solely on gross receipts).
“Income Tax Return” means any Tax Return relating to Income Taxes.

“Indebtedness” means, as of any date and time, all Liabilities with respect to the Transferred Entities and the Remaining Seller Group in connection with the Business (to the extent such Indebtedness would be a Transferred Liability), in each case, in respect to any of the following:  (a) indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, together with accrued and unpaid interest thereon, principal, fees, premiums, penalties, and other payment obligations, (b) indebtedness evidenced by any note, bond, debenture or other debt security, (c) all guaranties, direct or indirect, in any manner, surety bonds or keep-well obligations, (d) indebtedness secured by a Lien on any of the Transferred Assets or assets or properties of a Transferred Entity, (e) all obligations under leases required to be treated as capital leases in accordance with GAAP (which obligations shall be calculated consistent with the Accounting Principles), (f) obligations under any drawn letters of credit (excluding reimbursement obligations in respect of undrawn letters of credit), (g) obligations under any interest rate swap arrangement or other hedging arrangement, assuming such agreements were terminated, (h) all obligations for the deferred purchase price of any property, assets or services or for earnouts, holdbacks of purchase price, non-compete payments, obligations to pay purchase price adjustments or other similar obligations (calculated assuming the achievement and/or satisfaction of all applicable targets, threshold and other terms and conditions of the same), (i)  all obligations under any sale, lease back transaction, securities repurchase agreements or similar financial transactions, (j) Transaction Expenses, (k) all liabilities and obligations owed to any equityholder, including all dividends and distributions payable to any equityholder; and (l) the balance outstanding under all outstanding gift cards of the Business; provided, that Indebtedness shall be calculated pursuant to the Accounting Principles and otherwise in accordance with Section 2.04(c).  For the avoidance of doubt, Indebtedness shall not include (i) any Excluded Liabilities, (ii) obligations arising from any financing, debt or other similar arrangements of Purchaser and its Affiliates, (iii) any liabilities or obligations incurred at the direction of Purchaser and its Affiliates (it being understood that Purchaser providing consent under Section 5.01 shall not be deemed to be at the direction of Purchaser) and (iv) any current trade payables incurred in the Ordinary Course of Business to the extent included in the Final Closing Statement as a Liability in determining the Closing Net Working Capital.
“Independent Auditor” means Ernst & Young LLP or, if Ernst & Young LLP is unable or unwilling to serve, an accounting firm of international repute mutually acceptable to Purchaser and Seller, or if the parties cannot mutually agree on an Independent Auditor within ten (10) Business Days, an accounting firm of international repute mutually selected by (a) an accounting firm of national repute selected by Purchaser and (b) an accounting firm of national repute selected by Seller.
“Intellectual Property” means all intellectual property of any type throughout the world, including all (a) patents and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof and equivalent rights in inventions and discoveries anywhere in the world, (b) trademarks, service marks, trade and brand names, trade dress, logos, slogans, and other indicia or identifiers of source or origin, whether or not registered, including all common law rights thereto, all registrations and applications for registration thereof, and all goodwill associated therewith (“Trademarks”), (c) writings, images, and other works of authorship, whether or not copyrightable, and all copyrights, including copyrights in Software, whether registered or common law, and all registrations and applications for registration thereof, (d) registered domain names and social media accounts, including all associated user names or handles, (e) trade secrets, know-how, and confidential or proprietary information, including inventions (whether or not patentable), methods, processes and techniques, (f) all other registrations and applications for registration of the foregoing, in each case whether registered or unregistered and any equivalent rights to any of the foregoing in any jurisdiction, (g) rights and powers to assert, defend, and recover title to any of the foregoing and to assert, defend, and recover for any past, present, and future infringement, misuse, misappropriation, impairment, unauthorized use, or other violation of any of the foregoing, and (h) administrative rights arising from the foregoing, including the right to prosecute applications and oppose, interfere with or challenge the applications of others, the rights to obtain renewals, continuations, divisions, and extensions of legal protection pertaining to any of the foregoing.
“Inventory” means all inventory of the Business.
“IP Agreements” means all (a) licenses of or other grants of rights in, to, or under Intellectual Property made to the Transferred Entities or any other member of the Seller Group from any Person exclusively used in the Business as of the date hereof, and (b) licenses of or other grants of rights in, to, or under the Transferred Intellectual Property made to any Person.
“IRS” means the Internal Revenue Service of the United States.
“Labor Agreement” means any labor, works council or trade union agreement with respect to the current Business Employees.
“Law” means any federal, state, local, foreign or similar statute, law, ordinance regulation, rule, statute, policy, code, Governmental Order, requirement, consent decree, judgment or rule of law (including common law).
“Liability” means any and all debts, liabilities, guarantees, commitments, Losses and other obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, liquidated or unliquidated, known or unknown, asserted or unasserted, due or to become due, whenever or however arising.
“Liens” means all liens, mortgages, easements, charges, restrictions, claims, security interests, pledges, options or other encumbrances.
“Loss” means any and all claims, demands, losses, monetary damages, obligations, liabilities, fines, fees, penalties, expenses, or costs (including reasonable attorneys’ and consultants’ fees and expenses, court costs, and expert witness fees and expenses), including any of the foregoing incurred, sustained, suffered, incurred or paid in connection with the enforcement of any rights under this Agreement and the costs of investigating any of the foregoing, in each case actually suffered or incurred.
“Material Adverse Effect” means any event, circumstance, development, condition, change or effect (each, an “Effect”) that, individually or in the aggregate, has had or would reasonably be expected to have a materially adverse effect on the results of operations, the financial condition of, the assets and liabilities of the Business, the Transferred Entities, the Transferred Assets (taken as a whole); provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a “Material Adverse Effect”: (a) Effects that generally affect the industry or markets in which the Business operates (including legal and regulatory changes), (b) any change in national or international political, economic or social conditions or the securities markets, including Effects caused by any outbreak or escalation of war, act of foreign enemies, hostilities, terrorist activities or other social unrest, (c) hurricanes, earthquakes, floods, tsunamis, tornadoes, mudslides, wild fires or other natural disasters or any other act of God or force majeure events, (d) any changes in Laws, regulatory policies or accounting requirements or principles (including GAAP) or the interpretations thereof, (e) any stoppage or shut down of any Governmental Authority, (f) any change in interest rates or economic, political, business or financial market conditions generally (including any changes in credit, financial, commodities, securities or banking markets), (g) any failure in and of itself (it being understood that any Effect giving rise to or contributing to such failure may be deemed to constitute, or may be taken into account in determining whether there has been, a Material Adverse Effect) by the Business to meet projections or forecasts, (h) Effects arising from or related to the announcement, execution or performance of this Agreement, or the pendency or consummation of the Transaction, including losses or threatened losses of employees, customers, vendors or others having relationships with the Business, (i) any reduction in the price of products or services offered by the Business in response to the reduction in price of comparable products or services offered by any competitor, (j) the existence, occurrence or continuation of Effects to the extent caused by any pandemic or public health emergency, and (k) any Effect arising from or related to any action expressly required to be taken pursuant to or in accordance with this Agreement or taken at the express written request or with the express written consent of Purchaser in accordance with this Agreement; provided, that Effects referenced in the foregoing clauses (a) – (j) shall not be excluded for the purpose of determining whether there has been a “Material Adverse Effect” to the extent such Effects have a disproportionate and adverse effect on the Business, the Transferred Entities, the Transferred Assets (taken as a whole) as compared to other businesses in the same industry and geography as the Business.
“Net Working Capital” means the current assets less the current liabilities, in each case, of the Business, and shall (a) be calculated in accordance with the Accounting Principles, (b) exclude any Excluded Assets, Excluded Liabilities, Cash and Cash Equivalents, Indebtedness, Transaction Expenses and deferred Income Tax assets or liabilities, and (c) exclude the types of current assets and current liabilities of the Business that are specifically excluded from the calculation of Net Working Capital in the Reference Statement.
“Ordinary Course of Business” means with respect to any Person, an action taken in the ordinary course of operations of such Person and consistent with the past practices of such Person, provided that actions reasonably taken in response to new Effects (including pandemics, public health emergencies and outbreaks or escalation of wars or hostilities) that have not consistently arisen in the ordinary course of operations of such Person shall be deemed to be taken in the “Ordinary Course of Business.”
“Outside Date” means February 16, 2026.
“Permit” means any license, franchise, certifications, authorizations, approvals or permit of or issued by any Governmental Authority.

“Permitted Equity Liens” has the meaning set forth in the definition of “Permitted Liens” in this Section 1.01(c).
“Permitted Liens” means (a) Liens for Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings, in each case, if an appropriate reserve has been established in accordance with GAAP, (b) mechanics’, carriers’, workers’, repairers’ and other similar Liens arising or incurred in the Ordinary Course of Business relating to obligations as to which there is no default on the part of the Transferred Entities or other member of the Seller Group (solely in respect of the Business), or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other Liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (c) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities which do not materially interfere with the present use of the assets of the Business, (d) all covenants, conditions, restrictions, easements, charges, rights-of-way, Liens identified on title policies, title opinions or preliminary title reports or other documents or writings included in the public records and other Liens which do not materially interfere with the present use of the Transferred Leased Real Property, (e) non-exclusive licenses of Intellectual Property granted in the Ordinary Course of Business, (f) Liens securing payment, or other obligations, of the Seller Group with respect to any Indebtedness to the extent terminated in connection with the Closing, (g) Liens associated with any capital lease obligations of the Business, (h) other Liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money, (i) Liens with respect to the Transferred Equity Interests, restrictions under applicable securities Laws or under the Governing Documents of the applicable Transferred Entities (the “Permitted Equity Liens”), (j) all Liens encumbering the fee interest on any real property subject to a Dedicated Lease, and (k) Liens described on Section 1.01(d) of the Disclosure Schedule.
“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.
“Personal Information” means any (a) “personal information,” “personally identifiable information,” “personal data” or similar or analogous term under applicable Privacy and Data Security Laws, or (b) data or information that, directly or indirectly, alone or in combination with any other data or information, could be used to reasonably identify any Person.
“Post-Closing Tax Period” means any Tax period beginning on or after the Closing Date and the portion of any Straddle Period beginning on the Closing Date.
“Pre-Closing Tax Period” means any Tax period ending before the Closing Date and the portion of any Straddle Period ending on the day before the Closing Date.
“Privacy and Data Security Laws” means all of the following, binding upon the Transferred Entities or any member of the Seller Group (in respect of the Business), concerning the confidentiality, nondisclosure, privacy, or security of Personal Information or the Processing thereof: (a) applicable Laws; (b) written policies and procedures; (c) Contracts; or (d) published industry standards.
“Process” means collect, process, use, analyze, disclose, distribute, make available, transfer, transmit, store, retain, host, manage, control, secure, dispose of, or otherwise handle.  “Processing” and “Processed” shall have analogous meanings.
“Property Taxes” means real property Taxes, personal property Taxes, intangible property Taxes and similar ad valorem Taxes.
“R&W Insurance Policy” means the insurance policy issued by Ethos Specialty Insurance Services LP as set forth on Exhibit B.
“Real Property Leases” means the Dedicated Leases and any other lease, sublease, or other occupancy agreement by which a Transferred Entity leases, subleases, or otherwise occupies any Transferred Leased Real Property.
“Reference Statement” means, with respect to the Business, those sample calculations set forth on Exhibit A, calculated pursuant to the Accounting Principles.
“Remaining Seller Group” means each member of the Seller Group other than the Transferred Entities.
“Sanctioned Country” shall mean a country or territory which is (or whose government is) currently or has in the last three (3) years been itself the subject of or target of any Sanctions and Export Control Laws (including Cuba, Iran, North Korea, Russian Federation, Sudan, Syria, Venezuela and the Crimea, Donetsk, and Luhansk regions of Ukraine).
“Sanctioned Person” shall mean a person (a) listed on any Sanctions and Export Control Laws-related list of designated persons maintained by a Governmental Authority, (b) located, organized, or resident in a Sanctioned Country, or (c) greater than fifty percent (50%) owned or controlled by one or more persons described in clause (a) or (b) above.
“Sanctions and Export Control Laws” shall mean all U.S. and non-U.S. Laws relating to (a) economic or trade sanctions, including the Laws administered and enforced by the United States (including by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State), the United Nations Security Council, the United Kingdom, the European Union and each member state of the European Union and (b) export, reexport, transfer, and import controls, including the Export Administration Regulations, the International Traffic in Arms Regulations, the customs and import laws and orders administered by the U.S. Customs and Border Protection, and the EU Dual Use Regulation.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Security Incident” means any unauthorized access, acquisition, use, loss, denial or loss of use, destruction, compromise, or disclosure of any Business Data, Business IT Systems, or the systems of any third party service providers that Process any Business Data or have access to any Business IT Systems.
“Seller Group” means Seller and each Controlled Affiliate thereof.
“Seller Indebtedness” means, as of any date and time, the aggregate amount of the Indebtedness of the Seller Group arising under subclauses (a) and (b) of the definition thereof.
“Seller Marks” means all trademarks, tradenames and other source identifiers of the Seller Group, including those that incorporate the terms or associated logos of “Tapestry”, “Coach”, “Coachtopia”, “Tabby”, “Kate Spade” or “ Jack Spade”, either alone or in combination with other words, and all marks, trade dress, logos, domain names and other source identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with other words.
“Seller Name” means the name “Tapestry” used either alone or in combination with other words.
“Seller Plan” means any Benefit Plan as of the date hereof that is not an Assumed Benefit Plan.
“Seller Tax Group” means any consolidated, combined, unitary or other Tax group that includes both (a) one or more of the Transferred Entities and (b) one or more of Seller and/or Seller’s Affiliates (other than the Transferred Entities).
“Software” means any and all (a) computer software of any kind or nature, including any and all programs, applications, software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) software for the administration of databases, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.
“Spanish Workers’ Statute” means the Spanish Royal Legislative Decree 2/2015, of 23 October, approving the revised text of the Workers' Statute Act (Real Decreto Legislativo 2/2015, de 23 de octubre, por el que se aprueba el texto refundido de la Ley del Estatuto de los Trabajadores).
“Straddle Period” means any Tax period beginning before and ending on or after the Closing Date.
“Subsidiary” means, with respect to any Person, any Person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions with respect to such Person are at any time directly or indirectly owned by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.
“Target Working Capital” means an amount equal to $87,000,000.

“Tax Contest” means any Action relating to the Taxes or Tax Returns of the Transferred Entities.
“Tax Returns” means any returns (including information returns), reports, forms, declarations, claims for refunds or other documents (including schedules, computations, attachments thereto or any amendment thereof) filed or required to be filed with a Governmental Authority with respect to Taxes.  Any one of the foregoing shall be referred to as a “Tax Return.”
“Taxes” means all taxes, charges, fees, levies, or other like assessments, including any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum taxes, estimated taxes or other assessments of the same or similar nature to any of the foregoing, including any interest, penalty, or addition thereto, in each case, imposed by a Governmental Authority, whether disputed or not.  Any one of the foregoing shall be referred to as a “Tax.”
“to the Knowledge of the Business” or similar terms used in this Agreement means the actual knowledge, after reasonably inquiry, of Jim Capiola and Manesh Dadlani.
“Transaction” means, collectively, the transactions contemplated by this Agreement and the Ancillary Agreements.
“Transaction Expenses” means, as of immediately prior to the Closing, without duplication, all fees, costs, and expenses incurred or payable as a result of or in connection with the preparation, negotiation, execution and delivery of this Agreement and the consummation of the Transaction, unpaid as of immediately prior to the Closing and not separately taken into account as Liabilities in the calculation of the Closing Indebtedness (other than pursuant to clause (j) of the definition of Indebtedness) or Net Working Capital, including (i) fees and expenses of attorneys, accountants investment bankers and other advisors of the Seller Group relating to the Transaction, and (ii) any change in control, retention, stay-bonuses or similar transaction bonuses or payments payable at or following the Closing by a Transferred Entity (or to the extent any Transferred Entity or Purchaser is or may become obligated therefor, any of their respective Affiliates) to any current or former employee of the Seller Group (including any Business Employee or Former Business Employee) that are solely triggered or accelerated by the consummation of the Transaction, including the employer’s share of any payroll or other Taxes and any related employer contributions (other than elective deferrals) required to be made under any applicable retirement plans in connection with such amounts (but excluding (x) any such bonuses promised or proposed by Purchaser and (y) any such bonuses to be paid in full by the Remaining Seller Group).
“Transaction Information” means all analyses relating to Purchaser or its Affiliates or other prospective purchasers of the Business or any portion thereof prepared or received by Seller, its Affiliates or their respective representatives in connection with the sale of the Business and the Transactions and all bids and expressions of interest received from third parties with respect thereto.

“Transfer Regulations” means, a)with respect to any country implementing the Acquired Rights Directive (as defined below), the Council Directive 2001/23/EEC of 12 March 2001 on the approximation of the Laws of the Member States relating to the safeguarding of employees’ rights, in the event of transfers of undertakings, businesses or parts of businesses (the “Acquired Rights Directive”) and the legislation and regulations of any EU Member State implementing such Acquired Rights Directive; and b) any other automatic transfer, employer substitution and similar Laws and regulations in jurisdictions with Business Employees.

“Transfer Time” shall have the meaning provided in Section 7.02(a).
“Transferred Assets” shall mean all of the Remaining Seller Group’s right, title and interest in, to and under all of the following assets, properties, Contracts, claims and rights of any member of the Remaining Seller Group, wherever located, whether tangible or intangible, real, personal or mixed, that are owned, leased or licensed by any member of the Remaining Seller Group:
(a)all Dedicated Contracts (other than Dedicated Leases), including the Dedicated Contracts set forth on Schedule A-1;
(b)all Dedicated Leases set forth on Schedule A-2;
(c)all Accounts Receivables and all pre-paid expenses or rent or other expenses, security or other deposits, and rights of refunds to the extent exclusively related or attributed to the Business;
(d)all Transferred Intellectual Property;
(e)all Transferred Records;
(f)all Permits used exclusively in connection with the conduct of the Business;
(g)the goodwill generated by or associated with the Business;
(h)all Actions, judgments, claims, rights of recovery, right of setoff or reimbursement, remedies, defenses and demands of any nature available to or being pursued by any member of the Remaining Seller Group to the extent related exclusively to the Business, the other Transferred Assets or the Transferred Liabilities, whether arising by way of counterclaim or otherwise;
(i)all assets of or relating to (including all assets held in trust in any form) and any insurance, administration or other Contracts relating to Assumed Benefit Plans to the extent such assets are required to transfer to Purchaser and its Affiliates under applicable Law (including where transfer is required in order to apply the Transfer Regulations or to effect a mandatory transfer of employment under the Transfer Regulations, as applicable);
(j)the rights of the Remaining Seller Group under non-disclosure or confidentiality, non-compete or non-solicitation, or assignment of invention or intellectual property agreements with Business Employees (subject to Section 12.17, other than the Transaction Information) to the extent relating exclusively to the Business;

(k)all rights under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors to the extent related to any of the Transferred Assets or the Transferred Liabilities;
(l)the assets set forth on Schedule A-3; and
(m)all other assets, Contracts, claims and rights not set forth in the foregoing clauses (a) – (l) used or held for use by the Remaining Seller Group and used exclusively by the Business, including any inventory, furniture, equipment, computer hardware, personal computers, machinery and other tangible property used exclusively by the Business.
“Transferred Employee” shall have the meaning provided in Section 7.02(a).
“Transferred Entities” means those members of the Seller Group set forth on Schedule E.
“Transferred Equity Interests” means with respect to the Transferred Entities set forth on Schedule E, the issued and outstanding equity interests of the Transferred Entities set forth in Section 3.05 of the Disclosure Schedule.
“Transferred Intellectual Property” means all Intellectual Property owned by any member of the Seller Group or any Affiliate and exclusively used in the Business.
“Transferred Leased Real Property” means all real property leased by the Transferred Entities or pursuant to any Dedicated Lease.
“Transferred Liabilities” means the Liabilities of the Remaining Seller Group to the extent arising from or in connection with any Transferred Asset or the Business (excluding the Excluded Liabilities), including the following Liabilities:
(a)Liabilities in connection with any Dedicated Contract, including Dedicated Leases;
(b)all Accounts Payable;
(c)Liabilities arising from or relating to Actions to the extent relating to the Business or the Transferred Assets;
(d)the Assumed Employee Liabilities;
(e)all Liabilities for (i) Taxes with respect to the Transferred Assets or the Business for any Post-Closing Tax Period (as determined pursuant to Section 8.06, as applicable) and (ii) any Transfer Taxes for which Purchaser is responsible pursuant to Section 8.03;
(f)all Liabilities of Purchaser or its Affiliates (including the Transferred Entities following the Closing) arising out of or relating to its or their obligations set forth in this Agreement or any other Ancillary Agreement; and
(g)all other Liabilities identified on Schedule F.

“Transferred Records” means all records and files exclusively relating to the Business, the Transferred Entities, any Transferred Asset or any Transferred Liability and in the possession of the Remaining Seller Group (but excluding, in each case, (x) records or files to the extent not reasonably separable from documents or databases that are not Transferred Records and (y) records or files that are not able to be transferred due to applicable legal or regulatory or contractual requirements), including: (a) vendor lists, (b) customer lists (unless any applicable Law prohibits the transfer of such information), (c) pricing lists for products and services of the Business, (d) market research reports, marketing plans and other marketing-related information and materials, (e) personnel, compensation, employment eligibility and other employment-related information relating to the Business Employees (unless any applicable Law prohibits the transfer of such information) and (f) copies of books and records relating exclusively to Taxes imposed on the Transferred Assets or the Business.
“Transition Services Agreement” means the transition services agreement, substantially in the form of Exhibit C, to be dated as of the Closing Date between Seller and Purchaser.
“Union” means a trade union, works council, employee association or other labor organization.
“WARN Act” means the federal Worker Adjustment and Retraining Notification Act or similar state, local or foreign law requiring notice or other benefits to employees in the event of layoffs, plant closings or other triggering events.
Section 1.02Definitions.  The following terms have the meanings set forth in the Sections set forth below:
“Agreement”	Preamble
“Allocation”	Section 8.07(a)
“Automatic Transfer”	Section 7.02(c)
“Back-to Back Arrangement”	Section 2.06
“Closing”	Section 2.02
“Closing Cash”	Section 2.04(b)
“Closing Date”	Section 2.02
“Closing Indebtedness”	Section 2.04(b)
“Closing Net Working Capital”	Section 2.04(b)
“Contract Separation”	Section 6.03(a)
“Counterparty”	Section 6.03(a)
“D&O Indemnitees”	Section 5.05(a)
“D&O Insurance”	Section 5.05(b)
“Deficit Amount”	Section 2.04(e)(ii)
“Designated Person”	Section 12.17(a)
“Determination Date”	Section 2.04(d)
“Equity Purchase Rights”	Section 3.05(c)
“Estimated Closing Cash”	Section 2.04(a)
“Estimated Closing Indebtedness”	Section 2.04(a)
“Estimated Closing Net Working Capital”	Section 2.04(a)
“Estimated Closing Statement”	Section 2.04(a)

“Excess Amount”	Section 2.04(e)(i)
“Existing Representation”	Section 12.17(a)
“Final Closing Statement”	Section 2.04(b)
“Financial Statement”	Section 3.07
“Inactive Employee”	Section 7.02(b)
“Indemnified Party”	Section 10.04(a)
“Indemnifying Party”	Section 10.04(a)
“Insurance Policies”	Section 3.20
“Material Contracts”	Section 3.18(a)
“Non-Transferable Asset”	Section 2.06(a)
“Other Insurance Source”	Section 5.05(c)
“Performance Guarantees”	Section 6.02
“Pre-Closing Designated Persons”	Section 12.17(b)
“Post-Closing Representation”	Section 12.17(a)
“Pre-Closing Privileges”	Section 12.17(b)
“Prior Company Counsel”	Section 12.17(a)
“Privileged Materials”	Section 12.17(c)
“Purchase Price”	Section 2.04(c)
“Purchaser”	Preamble
“Purchaser 401(k) Plan”	Section 7.04(c)
“Purchaser Indemnified Parties”	Section 10.02
“Purchaser Plans”	Section 7.03
“Purchaser Related Party”	Section 10.06(b)
“Purchaser Waived Matters”	Section 10.06(a)
“Purchaser Waiving Party”	Section 10.06(a)
“Receiving Employer”	Section 7.02(c)
“Reference Date”	Section 3.07
“Remedies Exceptions”	Section 3.01(b)
“Required by Law”	Section 5.08(b)
“Restricted Employee”	Section 5.08(a)
“Seller”	Preamble
“Seller Indemnified Parties”	Section 10.03
“Seller Related Parties”	Section 10.01(a)
“Seller Waived Matters”	Section 10.06(b)
“Seller Waiving Party”	Section 10.06(b)
“Shared Matter”	Section 10.04(e)
“Surviving Covenant”	Section 10.01(b)
“Tail Period”	Section 5.05(b)
“Third Party Claim”	Section 10.04(a)
“Transfer Taxes”	Section 8.03
“Transfer Time”	Section 7.02(a)
“Transferred Employees”	Section 7.02(a)

Section 1.03Interpretation and Rules of Construction.  In this Agreement, except to the extent otherwise provided or that the context otherwise requires:
(a)when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;
(b)the table of contents, titles and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
(c)whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;
(d)the word “or” shall be disjunctive but not exclusive;
(e)the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, unless otherwise specified;
(f)all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;
(g)the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;
(h)the gender of all words used in this Agreement includes the masculine, feminine, and neuter;
(i)references to a Person are also to its successors (whether by way of merger, amalgamation, consolidation or other business combination) and permitted assigns;
(j)unless expressly provided otherwise, the measure of a period of one (1) month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date; provided that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date (for example, one month following February 18 is March 18, and one month following March 31 is May 1);
(k)references to dollars or $ shall, unless otherwise stated herein, be to the legal currency of the United States;
(l)whenever the words “day” or “days” are used in this Agreement, they are deemed to refer to calendar days unless expressly stated to be Business Days;
(m)when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day;
(n)any Law defined or referred to in this Agreement or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws and the related regulations thereunder and published interpretations thereof, and references to any Contract or instrument are to that Contract or instrument as from time to time amended, modified or supplemented; and
(o)the phrases “delivered,” “made available” or similar phrases, when used in this Agreement, shall mean that the information referred to has been posted to and retained through the electronic data room maintained by Datasite for the Transaction at or before the first day prior to the execution hereof, and memorialized in electronic format on a USB drive or other storage device delivered to Purchaser promptly following the execution of this Agreement.
Article II

PURCHASE AND SALE
Section 2.01Purchase and Sale.
(a)Equity Purchase.  Upon the terms and subject to the conditions of this Agreement, and subject to Section 2.06, at the Closing, Seller will cause the sale, transfer, conveyance, assignment and delivery to Purchaser, and Purchaser (or one or more of its Affiliates) will purchase, acquire and accept, the Transferred Equity Interests free and clear of all Liens other than Permitted Equity Liens.  For the avoidance of doubt, all assets and liabilities of the Transferred Entities at the Closing (including all Taxes of the Transferred Entities (other than Excluded Seller Tax Group Liabilities)) shall remain assets and liabilities of the Transferred Entities at the Closing and shall be indirectly transferred to Purchaser (or one or more of its Affiliates) at the Closing in connection with Purchaser’s (or its Affiliates’) purchase of the Transferred Equity Interests.
(b)Transferred Assets.  Upon the terms and subject to the conditions of this Agreement, and subject to Section 2.06, at the Closing, Seller will and will cause its Controlled Affiliates to, sell, convey, assign, and transfer to Purchaser (or one or more of its Affiliates), and Purchaser (or one or more of its Affiliates) will purchase, acquire and accept, the Transferred Assets, in each case, free and clear of all Liens other than Permitted Liens.
(c)Excluded Assets.  Notwithstanding anything to the contrary herein, neither Purchaser nor any of its Affiliates is purchasing pursuant to this Agreement or any of the Transactions any right, title or interest in any Excluded Asset.
(d)Transferred Liabilities.  Upon the terms and subject to the conditions of this Agreement, and subject to Section 2.06, at the Closing, Purchaser (or one or more of its Affiliates) shall assume the Transferred Liabilities and shall agree to satisfy and discharge when due all such Transferred Liabilities.

(e)Excluded Liabilities.  Notwithstanding anything to the contrary herein, neither Purchaser nor any of its Affiliates shall assume or be obligated to pay, perform or otherwise discharge any Excluded Liability.
Section 2.02Closing.  Subject to the terms and conditions of this Agreement (including the final sentence of this Section 2.02), the closing (the “Closing”) shall take place remotely by means of email or other electronic transmission on the third (3rd) Business Day following the satisfaction or waiver of each of the conditions to the obligations of the parties hereto set forth in Section 9.01 and Section 9.02 (other than those conditions that by their nature are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions at the Closing), or at such other time or on such other date as Seller and Purchaser may mutually agree in writing (the date on which the Closing occurs, the “Closing Date”); provided, however, that the Closing shall not occur without the prior written consent of Seller on any day other than the first Business Day of Seller’s next fiscal month directly following the date on which Closing would have otherwise occurred pursuant to this Section 2.02; provided, further, that the Closing shall not occur without the mutual prior written consent of Purchaser and Seller on a date that is earlier than August 31, 2025 unless the China Entity Setup has occurred.
Section 2.03Closing Deliveries.
(a)Except as provided in Section 2.06, at the Closing, Purchaser shall:
(i)pay or cause to be paid to Seller in cash by wire transfer of immediately available funds to the account designated by Seller an amount equal to the Closing Payment;
(ii)deliver to Seller such agreements and instruments as Seller reasonably requests in order for Purchaser to assume and undertake the obligations to pay, perform and discharge, as and when due, the Transferred Liabilities (it being understood that in connection with any such additional agreements and instruments, Purchaser and its Controlled Affiliates shall not be required to make any additional representations or warranties, express or implied, not contained in this Agreement or incur any additional Liability beyond what Purchaser is otherwise liable for pursuant to the terms of this Agreement);
(iii)deliver to Seller the Transition Services Agreement, duly executed by Purchaser; and
(iv)deliver a certificate executed by an officer of Purchaser, dated as of the Closing Date, stating that the conditions set forth in Section 9.01(a) have been satisfied.
(b)Except as provided in Section 2.06, at the Closing, Seller shall deliver or cause to be delivered to Purchaser: duly executed instruments of transfer sufficient to vest in Purchaser all right, title and interest in the Transferred Equity Interests and the Transferred Assets (it being understood that in connection with any such additional instruments of transfer, Seller and its Controlled Affiliates shall not be required to make any additional representations or warranties, express or implied, not contained in this Agreement or incur any additional Liability beyond what Seller is otherwise liable for pursuant to the terms of this Agreement);

(i)evidence of the release of any and all Liens on any Transferred Asset, Transferred Equity Interests or Transferred Entity (including any asset or liability thereof) arising under any Seller Indebtedness;
(ii)the Transition Services Agreement, duly executed by Seller;
(iii)a properly completed and duly executed IRS Form W-9 with respect to Seller; and
(iv)a certificate executed by an officer of Seller, dated as of the Closing Date, stating that the conditions set forth in Section 9.02(a) and Section 9.02(c) have been satisfied.
Section 2.04Adjustments.
(a)Estimated Purchase Price Adjustment.  Not later than ten (10) Business Days prior to the Closing, Seller shall deliver to Purchaser a written statement (the “Estimated Closing Statement”) consisting of those calculations set forth on Exhibit A as of the Calculation Time prepared in accordance with Accounting Principles and Section 2.04(c) and, based thereon, a good faith estimate of:  (i) Net Working Capital as of the Calculation Time (the “Estimated Closing Net Working Capital”), together with a reasonably detailed explanation of the calculation thereof and of the Estimated Closing Net Working Capital Adjustment Amount, (ii) Cash and Cash Equivalents as of the Calculation Time (the “Estimated Closing Cash”), (iii) Indebtedness as of the Calculation Time (the “Estimated Closing Indebtedness”) and (iv) the resulting Closing Payment.  Seller shall consider in good faith and respond to Purchaser’s reasonable comments to the Estimated Closing Statement and/or any of the components thereof or calculations therein; provided, however, that if Seller and Purchaser cannot agree on any such changes, then the calculations delivered by Seller shall be used for purposes of the Estimated Closing Statement and the calculation of the Closing Payment.
(b)Post-Closing Purchase Price Adjustment.  As soon as reasonably practicable following the Closing Date, and in any event within ninety (90) days thereafter, Purchaser shall deliver to Seller a written statement (the “Final Closing Statement”) consisting of those calculations set forth on Exhibit A as of the Calculation Time prepared in accordance with Accounting Principles and Section 2.04(c) and, based thereon, a calculation of:  (i) Net Working Capital as of the Calculation Time (the “Closing Net Working Capital”), together with a reasonably detailed explanation of the calculation thereof, (ii) the Cash and Cash Equivalents as of the Calculation Time, (the “Closing Cash”), (iii) Indebtedness as of immediately as of the Calculation Time (the “Closing Indebtedness”) and (iv) the Adjustment Amount and, if applicable, any Excess Amount or Deficit Amount.
(c)Methodologies.  The Base Purchase Price shall be subject to adjustment as set forth in this Section 2.04, and the Base Purchase Price as finally adjusted pursuant to this Section 2.04 shall be the “Purchase Price”.  The Estimated Closing Statement and the Final Closing Statement (including the calculations of the Estimated Closing Cash, the Closing Cash, the Estimated Closing Indebtedness, the Closing Indebtedness, the Estimated Closing Net Working Capital and the Closing Net Working Capital, as applicable) shall be prepared in accordance with the Accounting Principles; provided, that the Estimated Closing Statement and the Final Closing Statement shall not give effect to the consummation of the Transaction (other than the transactions contemplated by Section 5.09 or such other transactions that will or should be completed prior to Closing), including any payments of cash in respect of the Closing Payment or any financing transactions in connection therewith or, after the Closing, any other action or omission by Purchaser or the Transferred Entities.  Notwithstanding the foregoing or anything else herein to the contrary, all Income Tax deductions of the Transferred Entities arising in connection with the Transaction shall be taken into account in the calculation of the Estimated Closing Statement and the Final Closing Statement and shall be assumed to be deductible in the Pre-Closing Tax Period to the extent deductible at a “more likely than not” or higher level of confidence in any taxable period (or portion thereof) ending on or prior to the Closing Date.  For the avoidance of doubt, the Final Closing Statement shall be prepared on a basis consistent with the preparation of the Estimated Closing Statement and this Section 2.04(c).
(d)Access; Disputes.  Upon delivery of the Final Closing Statement, Purchaser will provide to Seller and its accountants and advisors full access to the books and records of the Transferred Entities and the Business (including the Transferred Assets and Transferred Liabilities), to the extent reasonably related to its evaluation of the Final Closing Statement and each of the components of the Adjustment Amount.  If Seller disagrees with any amount set forth on the Final Closing Statement, the calculation of the Adjustment Amount or any element of the Final Closing Statement relevant thereto, Seller shall notify Purchaser of such disagreement in writing within forty-five (45) days after its receipt of the Final Closing Statement, which notice shall set forth in reasonable detail the particulars of such disagreement.  In the event that Seller does not provide such notice of disagreement within such forty-five (45) day period, Seller shall be deemed to have accepted the Final Closing Statement delivered by Purchaser, which shall be final, binding and conclusive for all purposes hereunder.  In the event any such notice of disagreement is timely provided within such forty-five (45) day period by Seller, Purchaser and Seller shall negotiate in good faith for a period of thirty (30) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the amounts set forth on the Final Closing Statement.  If, at the end of such period, Purchaser and Seller are unable to resolve such disagreements, then Purchaser and Seller shall refer the matter to the Independent Auditor and the Independent Auditor shall resolve any remaining disagreements.  Purchaser and Seller acknowledge and agree that the Independent Auditor shall function solely as an expert and not as an arbitrator.  The Independent Auditor shall be instructed to determine as promptly as practicable, but in any event within thirty (30) days after the date on which such dispute is referred to the Independent Auditor, based solely on written submissions provided by Purchaser and Seller to the Independent Auditor within ten (10) days following the date on which such dispute is referred to the Independent Auditor, whether the Final Closing Statement was prepared in accordance with this Agreement and any remaining disagreements submitted to the Independent Auditor.  In resolving any such dispute, the Independent Auditor (A) may not assign a value to any item greater than the greatest value claimed for such item by either Purchaser or Seller or less than the smallest value claimed for such item by either Purchaser or Seller as set out in the Final Closing Statement or the notice of disagreement, (B) shall base its determination solely on written materials submitted by Purchaser and Seller (and not on any independent review) and (C) shall deliver to Purchaser and Seller a report setting forth its calculation thereof and the resulting Final Closing Statement and Adjustment Amount taking into account such resolution.  No party hereto shall have any ex-parte communications with the Independent Auditor relating to its services under or in connection with this Agreement or the Transactions.  The fees and expenses of the Independent Auditor shall be allocated between Purchaser and Seller based upon the percentage of such fees and expenses equal to the dollar value of the disputed amounts determined in favor of the other party by the Independent Auditor divided by the aggregate dollar value of all disputed items submitted to the Independent Auditor.  For example, if Seller challenges the Final Closing Statement in the net amount of $1,000,000, and the Independent Auditor determines that Purchaser has a valid claim for $400,000 of the $1,000,000, Purchaser shall bear 60% of the fees and expenses of the Independent Auditor and Seller shall bear the remaining 40% of the fees and expenses.  The determination of the Independent Auditor shall be final, conclusive and binding on the parties.  The date on which the Final Closing Statement (including the Adjustment Amount and the components thereof) is finally determined in accordance with this Section 2.04(d) is referred as to the “Determination Date”.
(e)Adjustments to Closing Payments.
(i)If the Adjustment Amount (as finally determined in accordance with Section 2.04) is a positive number (such positive amount, the “Excess Amount”) then, promptly following the Determination Date, and in any event within three (3) Business Days of the Determination Date, Purchaser shall pay to Seller by wire transfer of immediately available funds to the account designated by Seller an amount in cash equal to the lesser of (i) the Excess Amount and (ii) the Adjustment Cap. Notwithstanding anything herein to the contrary, Purchaser shall not have any Liability for any amounts due to Seller pursuant to this Section 2.04 in excess of the Adjustment Cap.
(ii)If the Adjustment Amount (as finally determined in accordance with Section 2.04) is a negative number (such negative amount, the “Deficit Amount”), then, promptly following the Determination Date, and in any event within three (3) Business Days of the Determination Date, Seller shall pay to Purchaser by wire transfer of immediately available funds to the account designated by Purchaser an amount in cash equal to the lesser of (i) the Deficit Amount and (ii) the Adjustment Cap. Notwithstanding anything herein to the contrary, Seller shall not have any Liability for any amounts due to Purchaser pursuant to this Section 2.04 in excess of the Adjustment Cap.
Section 2.05Withholding. Each of the Transferred Entities, Seller and Purchaser shall be entitled to deduct or withhold from the consideration and other amounts payable or deliverable pursuant to this Agreement such amounts as the Transferred Entities, Seller or Purchaser, as applicable, is required to deduct or withhold with respect to the making of such payment under applicable Tax Law, and the Transferred Entities, Seller or Purchaser, as applicable, shall timely remit such amounts to the appropriate Governmental Authority.  Other than with respect to payments that constitute compensation to any current or former employee of the Seller Group, Purchaser shall use commercially reasonable efforts to provide to Seller ten (10) days’ advance written notice of the intention to make any deduction or withholding, which notice shall include a reasonably detailed summary of the authority for the proposed deduction or withholding and; Purchaser will cooperate with any reasonable request from Seller to obtain reduction of or relief from such deduction or withholding.  To the extent that amounts are so withheld and timely paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the party in respect of which such deduction and withholding was made.
Section 2.06Consents to Certain Assignments.
(a)Notwithstanding anything to the contrary herein, this Agreement shall not constitute an agreement to sell, transfer, assign or deliver, directly or indirectly, any Dedicated Contract or any other Permit or other Contract included in the Transferred Assets (a “Non-Transferable Asset”), or any benefit arising thereunder, if an attempted direct or indirect sale, transfer, assignment or delivery thereof, is prohibited by applicable Law or, without the Consent of a third party (including a Governmental Authority), would constitute a breach, default or violation of the terms of such Non-Transferable Asset.  In such a case, the Closing shall nonetheless take place on the terms set forth herein and, with respect to each such Non-Transferable Asset, from the Closing until the earlier of (x) the date that is ten (10) months from the Closing Date, (y) the receipt of the required Consent or clearance under applicable Law and (z) the expiration of such Non-Transferable Asset in accordance with its terms (without any extensions or renewals thereof):
(i)each of Purchaser and its Affiliates, on the one hand, and the Remaining Seller Group, on the other hand, shall provide or cause to be provided to the other parties all commercially reasonable assistance as is reasonably requested in connection with obtaining the required Consent or clearance under applicable Law with respect to such Non-Transferable Asset (provided that none of the Remaining Seller Group shall be required to take any Extraordinary Actions in connection therewith);
(ii)solely to the extent permitted by the terms of the applicable Non-Transferable Asset and applicable Law, the Remaining Seller Group shall operate such Non-Transferable Asset in the Ordinary Course of Business on Purchaser’s behalf and at Purchaser’s lawful and reasonable direction and use reasonable best efforts to cooperate in any lawful and commercially reasonable pass-through arrangement (a “Back-to-Back Arrangement”) proposed by Purchaser under which Purchaser shall obtain (without infringing upon the legal rights of any third party or Governmental Authority or violating any Law) for no additional consideration the same economic rights and benefits, and shall assume and bear the same economic burden, of such Non-Transferable Asset as if such Non-Transferable Asset had been assigned to Purchaser as of the Closing; provided that to the extent that the Transition Services Agreement contemplates the terms of any Back-to-Back Arrangement in respect of a Non-Transferable Asset, the terms set forth in the Transition Services Agreement shall govern with respect to such Back-to-Back Arrangement.
(b)Once Consent for the transfer or assignment of a Non-Transferable Asset is obtained or clearance under applicable Law is received, Seller shall as promptly as practicable transfer and assign or cause the transfer and assignment of such Non-Transferable Asset (including all rights, obligations and other Liabilities thereunder) to Purchaser without payment of any further consideration and Purchaser, without the payment of any further consideration, shall assume such Non-Transferable Asset (including all rights, obligations and other Liabilities thereunder).
Section 2.07Delayed Transfer Agreements.  In furtherance of the covenants set forth in the foregoing Section 2.06, the parties acknowledge and agree that:
(a)subject to Seller’s compliance with the terms of this Agreement and the Transition Services Agreement, no representation, warranty or covenant of Seller contained in this Agreement shall be breached or deemed to be breached, no condition to Purchaser’s obligations to close the Transaction shall be deemed not satisfied, and the Remaining Seller Group shall not have any Liability, in each case, solely as a result of (x) any failure to obtain a required Consent or clearance under applicable Law with respect to any Non-Transferable Asset, (y) any Action brought or threatened by any third party or Governmental Authority as a result of any failure to obtain a Consent or clearance under applicable Law with respect to any such Non-Transferable Asset, and (z) any failure to enter into a Back-to-Back Arrangement with respect to any Non-Transferable Asset.
(b)Purchaser shall defend, indemnify and hold harmless the Seller Related Parties from and against any and all Liability arising out of, relating to or in connection with any Non-Transferable Asset that is held by the Remaining Seller Group for the benefit of Purchaser following the Closing, excluding any Liabilities arising out of or relating to the breach or violation of Law relating to such Non-Transferable Asset by the Remaining Seller Group.
Article III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as disclosed in the Disclosure Schedule, Seller hereby represents and warrants to Purchaser the following:

Section 3.01Organization and Authority.
(a)Each of Seller, the Asset Sellers and the Transferred Entities is an entity of the type set forth in Section 3.01(a) of the Disclosure Schedule, is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has all requisite power and authority necessary to own, operate or lease the properties and assets owned, operated or leased by it and to carry on the Business as it has been and is currently conducted.  Seller has made available to Purchaser, true, complete and correct copies of the Governing Documents of each Transferred Entity.
(b)Each of Seller has, and at Closing each of the Asset Sellers will have by Closing, all necessary power, authority and legal capacity, as applicable, to enter into this Agreement and each Ancillary Agreements to which it is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the Transaction, and no other corporate (or similar) proceedings on the part of Seller or any Asset Seller, as applicable, are or will be necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Seller or any Asset Seller is a party or the consummation of the transactions contemplated thereby and thereby.  This Agreement has been, and each of the

Ancillary Agreements to be executed and delivered prior to or at the Closing by Seller or any Asset Seller are, or will be, duly authorized, executed and delivered by Seller and the Asset Sellers, and (assuming due authorization, execution and delivery by Purchaser, as applicable) constitute legal, valid and binding obligations of Seller and the Asset Sellers, as applicable, enforceable against Seller and the Asset Sellers in accordance with their terms, except as enforcement hereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors’ rights generally and legal principles of general applicability governing the availability of equitable remedies (whether considered in a proceeding in equity or at law or otherwise under applicable Law) (collectively, the “Remedies Exceptions”).
Section 3.02No Conflict.  Assuming that all information and consultation processes with employee representative bodies described in Section 3.02 of the Disclosure Schedule have been satisfied and all consents, approvals, authorizations and other actions described in Section 3.02 of the Disclosure Schedule have been obtained and all filings and notifications described therein made, the execution, delivery and performance of this Agreement or any Ancillary Agreement to which Seller or any Asset Seller, as applicable, is a party do not and will not (a) violate or conflict with the Governing Documents of Seller, the Asset Sellers, or the Transferred Entities, (b) conflict with or violate any Law or Governmental Order applicable to Seller, the Asset Sellers or the Transferred Entities or their respective assets, properties or businesses, (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any notice or consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation, or cancellation of, or result in the imposition of any Lien (other than Permitted Liens) on any of the Transferred Asset or the rights, properties or assets of any Transferred Entity under, any Contract to which Seller, any Asset Seller or any Transferred Entity is a party or by which any of the Transferred Assets or assets or properties of any Transferred Entity are bound, or (d) result in the imposition of any Lien on the Transferred Equity Interests (other than Liens in favor of Purchaser), except in the case of clauses (b),(c), and (d), as would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the operation of the Business.
Section 3.03Government Consents and Approvals.  The execution, delivery and performance of this Agreement or any Ancillary Agreement to which a member of the Seller Group is a party, or the consummation by the Seller Group of the Transaction, does not and will not require any material Government Consent except where failure to obtain such Government Consent would not reasonably be expected to materially adversely affect the operation of the Business (taken as a whole).
Section 3.04Brokers.  No broker, finder, or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of Seller that may become payable by the Transferred Entities or Purchaser following the Closing.
Section 3.05Title; Capitalization.
(a)Seller owns, directly or indirectly, beneficially and of record, the Transferred Equity Interests, free and clear of all Liens other than Permitted Equity Liens.  Upon Seller’s delivery of the Transferred Equity Interests to Purchaser in accordance with the terms of this Agreement, Purchaser will acquire good and valid title to all of the Transferred Equity Interests, free and clear of all Liens, other than Permitted Equity Liens. Except as set forth on Section 3.05(a) of the Disclosure Schedule, Seller owns, directly or indirectly, beneficially and of record, all of the issued and outstanding equity interests of the Asset Sellers (other than Seller).
(b)Section 3.05(b) of the Disclosure Schedule sets forth a list of the Transferred Entities, as of the date hereof and with respect to each Transferred Entity, (i) its name and jurisdiction of organization, (ii) its form of organization and (iii) the issued and outstanding equity interests thereof owned, directly or indirectly, by Seller.  All of the equity interests of the Transferred Entities are validly issued, fully paid and nonassessable, and have been issued in compliance in all material respects with all applicable Laws and not in violation of preemptive or similar rights of any other Person.  As of the date hereof, the Transferred Entities do not own, beneficially or of record, directly or indirectly, any Subsidiary or any capital stock or other voting securities of, or other ownership interests in, any Person other than as set forth on Section 3.05(b) of the Disclosure Schedule.
(c)Except as set forth on Section 3.05(c) of the Disclosure Schedule or as contemplated by this Agreement, there are no outstanding rights of first refusal or offer, preemptive rights, options, warrants, call rights, redemption rights, phantom interests, profits interests, restricted units, equity-linked rights, convertible securities, subscription rights, exchange rights or conversion rights, in each case, relating to any securities of the Transferred Entities (collectively, “Equity Purchase Rights”).
(d)Except as set forth on Section 3.05(d) of the Disclosure Schedule, there are no outstanding bonds, debentures, notes or other Indebtedness having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the holders of securities of the Transferred Entities may vote.  There is no agreement or understanding between or among any Persons that affects or relates to the voting or giving of written consents with respect to any securities of a Transferred Entity.
(e)Each of the Governing Documents of the Transferred Entities are in full force and effect, and the Transferred Entities are not in default under or in violation of any provision of its Governing Documents.
Section 3.06Qualification.  Section 3.06 of the Disclosure Schedule sets forth each jurisdiction in which each Transferred Entity is licensed or qualified to do business.  Each of Seller (solely in respect of the Business) and the Asset Sellers (solely in respect of the Business) and each Transferred Entity is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not (a) adversely affect the ability of Seller to consummate the Transaction or (b) reasonably be expected to materially adversely affect the operation of the Business (taken as a whole) in the Ordinary Course of Business.

Section 3.07Financial Information.
(a)Section 3.07(a) of the Disclosure Schedule includes copies of the unaudited combined profit and loss and balance sheet statements of the Business for the 12 months ended June 29, 2024 and July 1, 2023, and the selected assets and liabilities of the Business as of June 29, 2024 (the “Reference Date”) (the “Financial Statements”).  The Financial Statements (a) have been prepared from, and are consistent with, the books and records of the Seller Group, (b) have been prepared in accordance with GAAP applied on a basis consistent with prior accounting periods and (c) present fairly and accurately, individually and in the aggregate, in all material respects the financial condition, results of operations, assets, liabilities and changes in financial position of the Business as of the dates thereof and for the period covered thereby except for the absence of footnotes and other presentation items and for normal year-end adjustments (none of which are, or reasonably expected to be, material in nature or amount, individually or in the aggregate).  Purchaser acknowledges that the Business has not been conducted on a standalone basis, and no representations are made that the estimated stand-alone overhead costs included in the Financial Statements are an accurate reflection of the overhead costs that Purchaser would incur to operate the Business.
(b)The Transferred Entities have established reasonable internal accounting controls which provide assurance that (i) transactions are executed with authorization from the appropriate governing body(ies) of the Transferred Entities; (ii) transactions are recorded as necessary to ensure the preparation of the Financial Statements in accordance with GAAP; (iii) access to the Transferred Entities’ assets is permitted only in accordance with management’s authorization; (iv) the reporting of the Transferred Entities’ assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and adequate procedures are implemented to affect the collection and/or valuation thereof on a timely basis.
(c)All Inventories held by Seller at any location are fairly reflected, in all material respects, in the inventory accounts on the balance sheets included in the Financial Statements in accordance with GAAP, including all appropriate reserves.  Other than as reflected in reserves included in the Financial Statements, such Inventories consist of a quantity and quality usable and saleable in the Ordinary Course of Business, and are not physically damaged, obsolete, discontinued or excess, are merchantable and fit for their intended use, are in compliance with all applicable Laws.
(d)Section 3.07(d) of the Disclosure Schedule sets forth all of the Indebtedness and the amounts thereof as of the date hereof.
(e)Absence of Undisclosed Material Liabilities.  There are no Liabilities of Seller or the Asset Sellers (in each case, solely to the extent related to the Business), the Transferred Entities or the Business other than Liabilities (a) to the extent reflected or reserved against on the Financial Statements or the notes thereto, (b) incurred since the Reference Date in the Ordinary Course of Business (except to the extent such Liabilities or obligations arise from breaches or default of any Material Contract or the failure to comply with applicable Law), (c) incurred in connection with the Transaction, or (d) that would not reasonably be expected to be material to the Business (taken as a whole).

(f)Seller has made available to Purchaser true, correct and materially complete copies of the stock record books, minute books, and other corporate governance records of each Transferred Entity for the past five (5) years, and such books and records have been maintained in accordance with reasonable business practices and applicable Law.  The minute books of each Transferred Entity contain accurate and complete records of all material meetings held, and material action taken, by the members, equityholders or stockholders, as applicable, the boards of directors or managers, as applicable, and committees of the boards of directors or managers, as applicable, of each Transferred Entity for the past five (5) years, and no material meeting of any such members, equityholders or stockholders, as applicable, or board of directors or managers, as applicable, or committee has been held for which minutes have not been prepared and are not contained in such minute books.  At the Closing, all of the books and records of the Transferred Entities will be in the possession of the Transferred Entities unless otherwise directed by Purchaser in writing.
(g)Each Account Receivable (i) is properly included in the Financial Statements in accordance with GAAP and is valued for purposes of the Financial Statements in accordance with GAAP for the period presented in such Financial Statements, (ii) represents actual amounts incurred by the applicable account debtor, (iii) represents a sale made in the Ordinary Course of Business and which arose pursuant to an enforceable contract for a bona fide sale of goods or for services performed, and the Seller Group has performed all of the obligations to produce and deliver the goods (including the passage of title and risk of loss) or perform the services to which such Account Receivable relates and (iv) is current and collectible except to the extent of reserves for uncollectible accounts applied in accordance with GAAP.  Other than reserves, allowances and adjustments and customary trade allowances arising in the Ordinary Course of Business, no Account Receivable is subject to any claim for reduction, counterclaim, set-off, recoupment or other claim for credit, allowances or adjustments by the obligor thereof.  The Seller Group has not collected, or accelerated the collection of, any Accounts Receivable in a manner that is inconsistent with the operation of the Business in the Ordinary Course of Business.
Section 3.08Absence of Certain Changes or Events.  Since the Reference Date, (a) the Business has been conducted in all material respects in the Ordinary Course of Business (except for the Transaction), (b) Seller has not taken any action which if taken after the date of this Agreement would require Purchaser consent pursuant to Section 5.01 (excluding Section 5.01(d), and Section 5.01(o) solely with respect to the actions contemplated by the foregoing sections) and (c) there has not been any effect, event, change, occurrence or development that has had or is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.09Compliance with Laws.
(a)(i) The Business is being, and at all times during the preceding three (3) years has been, conducted in compliance in all material respects with all applicable Laws, and (ii) no member of the Seller Group (solely in respect of the Business) has, in the three (3) years prior to the date hereof, received or entered into, or, to the Knowledge of the Business, is there any basis for, any citations, complaints, consent orders, or other similar Governmental Orders, or received any written, or to the Knowledge of the Business, oral, notice or other communication from any Governmental Authority that indicates any material non-compliance with, or material liability under, any applicable Laws.
(b)No member of the Seller Group (solely in respect of the Business) is party to, or subject to any ongoing obligations under, any corporate integrity agreement, deferred prosecution agreement, monitoring agreement, consent decree, settlement agreement or similar agreement or order imposed by a Governmental Authority.
Section 3.10Protection of Information.
(a)During the past three (3) years, the Transferred Entities (in respect of the Business) have complied with all Privacy and Data Security Laws in all material respects. Without limiting the foregoing, during the past three (3) years, the Transferred Entities have maintained, and have maintained compliance in all material respects with, all policies regarding all Personal Information and the privacy, security, and Processing thereof required by all Privacy and Data Security Laws.
(b)During the past three (3) years, the Transferred Entities and the other members of the Seller Group (in respect of the Business) have used commercially reasonable efforts designed to protect the integrity, security and confidentiality of all Personal Information maintained or otherwise Processed by or for the Transferred Entities or any other member of the Seller Group (in respect of the Business).
(c)The Seller Group (solely with respect to the Business) and the Transferred Entities have maintained all consents, permissions, and authorizations required in all material respects by all Privacy and Data Security Laws with respect to the Processing of Personal Information by the Transferred Entities.  Immediately following the Closing, the Transferred Entities will continue to maintain all such consents, permissions, authorizations, and other rights required by Privacy and Data Security Laws in relation to Personal Information maintained by the Transferred Entities in the same manner and to the same extent maintained by the Transferred Entities prior to the Closing, except as would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the operation of the Business.
(d)During the past three (3) years, neither the Transferred Entities nor the other members of the Seller Group (solely in respect of the Business) have experienced a material Security Incident.  No Transferred Entity or member of the Seller Group (in respect of the Business) has received any written notice alleging the occurrence of a material Security Incident in the past three (3) years.  During the past three (3) years, no Transferred Entity or member of the Seller Group (in respect of the Business) has notified, and to the Knowledge of the Business, there have been no facts or circumstances that would require any Transferred Entity or member of the Seller Group (in respect of the Business) to notify, any Person of any material Security Incident.  In the past three (3) years, no Transferred Entity or member of the Seller Group (solely in respect of the Business), nor any third party acting at the direction or authorization of any Transferred Entity or member of the Seller Group (solely in respect of the Business), has paid any material amounts (in any form of compensation, including but not limited to crypto-currency) any perpetrator of any actual or threatened Security Incident, including a ransomware attack or denial-of-service attack.

(e)There is no, and there has at no time during the past three (3) years been any notice of any complaint or any investigation, action or other proceeding pending against any Transferred Entity or any member of the Seller Group (in respect of the Business) with respect to any breach or violation of any Privacy and Data Security Laws in any material respect or any Processing of Personal Information.  During the past three (3) years, neither the Transferred Entities, nor any member of the Seller Group (in respect of the Business), nor the Business have received notice of an investigation by any Governmental Authority in respect of the use or other Processing of Personal Information or otherwise under any Privacy and Data Security Laws or received any written claim, complaint, inquiry or notice from any Person alleging that the collection, Processing, use, storage, security and/or disclosure of Personal Information by or for the Business or such Transferred Entity or member of the Seller Group is in violation of any applicable Privacy and Data Security Laws.
Section 3.11Litigation and Governmental Orders.  (a) There are no, and for the past three (3) years there have not been any, Actions pending or, to the Knowledge of the Business, threatened by or against the Business, the Seller Group or their respective assets and properties or managers, officers, employees or agents (in their capacities as such) (in respect of the Business) that would reasonably be expected to be material to the Business (taken as a whole), and (b) the Seller Group (in respect of the Business) has not received in the past three (3) years any notice from any Governmental Authority indicating that it or any of the assets of the Business, the Transferred Assets, or any member of the Seller Group (in respect of the Business) is subject to any Governmental Order relating to the Business.
Section 3.12Permits.  The Transferred Entities or the Seller Group have all Permits required for the conduct of the Business as currently conducted or the ownership, lease and operation of the rights, properties or assets of the Transferred Entities or the Transferred Assets, except where the failure to have any of the Permits would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole.  All of the Permits held by or issued to the Seller Group in respect of the Business are valid and in full force and effect. Such Permits are sufficient for the conduct of the Business as presently conducted, and the Seller Group is, and at all times during the preceding three (3) years has been, in compliance with each such Permit held by or issued to it in respect of the Business and no condition exists that, with or without notice or lapse of time, or both, would constitute a default under the Permits, except, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole.
Section 3.13Intellectual Property.
(a)Section 3.13(a) of the Disclosure Schedule sets forth a true and complete list of all patents and patent applications, all registered Trademarks and Trademark applications, all registered copyrights and copyright applications, and all domain name registrations, in each case included in the Transferred Intellectual Property.  The Seller Group exclusively owns all right, title and interest, in and to the Intellectual Property set forth in Section 3.13(a) of the Disclosure Schedule, free and clear of all Liens other than Permitted Liens.  Each item of Transferred Intellectual Property is valid, subsisting, and enforceable. In no instance have any rights in any Transferred Intellectual Property material to the operations of the Business been abandoned, cancelled, invalidated, allowed to expire, or permitted to enter the public domain, other than through the exercise of reasonable business judgment by the Seller Group or as a direct consequence of Law applicable to Intellectual Property in the relevant jurisdiction.  No item of Transferred Intellectual Property material to the operations of the business has been subject to any Action that restricts, impairs or otherwise imposes any obligation with respect to or that otherwise relates to or affects, such Intellectual Property.
(b)Except as set forth in Section 3.13(b) of the Disclosure Schedules, the Transferred Intellectual Property and the Intellectual Property licensed to the Transferred Entities or any other member of the Seller Group (in respect of the Business) under the IP Agreements that are Dedicated Contracts, and the rights and services provided under the Transition Service Agreement, collectively include all of the Intellectual Property necessary for the operation of the Business as currently operated. The consummation of the Transactions will not alter, impair or extinguish any such rights in any such Intellectual Property, and the Purchaser shall have all such rights following Closing to the same full extent that the members of the Seller Group would have if the sale and transfer contemplated hereby did not take place, subject only to the Seller Group obtaining any Consents required in connection therewith or the expiration or termination of the Transition Services Agreement as stated therein.
(c)Except as set forth in Section 3.13(c) of the Disclosure Schedules, to the Knowledge of the Business, no Person is engaging in or has at any time in the past three (3) years engaged in, any activity that infringes, dilutes, misappropriates or violates in any material respect any Transferred Intellectual Property.  Neither the members of the Seller Group (in respect of the Business), nor any of the products, services, or other offerings provided or made available by, on behalf of, or through the Business, nor the conduct of the Business are infringing, diluting, misappropriating or violating, or have at any time infringed, diluted, misappropriated or violated, the Intellectual Property of any Person in any material respect.  During the past three (3) years, no claim has been made, asserted or, to the Knowledge of the Business, threatened in writing, to any member of the Seller Group (and no member of the Seller Group has been a party to any Action including such a claim) that any member of the Seller Group (in respect of the Business), the use of any Transferred Intellectual Property or the conduct of the Business infringes, dilutes, misappropriates or violates the Intellectual Property of any Person.  During the past three (3) years, no member of the Seller Group has made or threatened any written or, to the Knowledge of the Business, oral claim (and no member of the Seller Group has been a party to any Action including such a claim) asserting or threatening to assert any Action against any Person relating to any Transferred Intellectual Property, including any infringement, dilution, misappropriation or violation, nor is there any basis for any such claim (or any Action including such a claim).
(d)The Business has taken commercially reasonable steps to protect the rights of the members of the Seller Group in and to all Transferred Intellectual Property, including the confidentiality of any trade secrets included in the Transferred Intellectual Property, and the rights of any Person in and to any other confidential or proprietary information in the possession or control of any member of the Seller Group (“Business Confidential Information”).
(e)All Persons who are or were current or former employees, officers, consultants and contractors of any member of the Seller Group (in respect of the Business) have each duly executed and delivered valid and binding written agreements with a member of the Seller Group: (i) preventing them from disclosing any Business Confidential Information to any Person or making unauthorized use of any such confidential information and otherwise protecting the confidentiality and secrecy of all Business Confidential Information; and (ii) irrevocably assigning, without additional consideration, to a member of the Seller Group complete and exclusive ownership of all right, title, and interest in and to all Intellectual Property invented, created, or developed during the course of their employment or work for the member of the Seller Group and waiving all moral rights with respect to the foregoing, without exclusion of any Intellectual Property from any such agreement, in each case subject to any limitations imposed by applicable law.  To the Knowledge of the Business, no current or former employee, officer, consultant or contractor of the Seller Group is in breach of any such agreement or has any claim, right or interest in or to any Transferred Intellectual Property, and no member of the Seller Group has made use of or employed any Intellectual Property created by any current or former employees, officers, consultants and contractors that is not owned by or licensed to a member of the Seller Group under such an agreement.
(f)All Business IT Systems operate in all material respects in accordance with their documentation and specifications and are sufficient to support the operation of the Business as currently conducted.  There are no material problems or defects in any Business IT Systems that prevent or would prevent such Business IT Systems from operating substantially as described in its applicable documentation or specifications.  In the last three (3) years, the Business IT Systems have not experienced any material malfunction or failure.  The Seller Group has established and maintained an information security program (or programs) covering the Business and Business IT Systems that includes not less than reasonable and appropriate technical, administrative, and physical safeguards designed to assure the availability, integrity, security, and confidentiality of the Business IT Systems.  Without limiting the foregoing the Business has taken commercially reasonable steps designed to protect the Business IT Systems from contaminants or other Software designed to disable any other Software or any computer or system automatically, with the passage of time, or any Software enabling unauthorized access to or operation of or other disruption, impairment, modification, recordation, misuse, transmission, disablement or destruction of any other Software or any computer or system.  The Transferred Entities and other members of the Seller Group (in respect of the Business) maintain, and in the preceding three (3) years have maintained, all licenses (in sufficient quantities and under sufficient terms) necessary or required for members of the Seller Group (in respect of the Business) to make valid and non-infringing use of all Software used or held for use in the Business. The Seller Group has in place commercially reasonable disaster recovery plans, procedures and facilities for the Business IT Systems and has taken commercially reasonable steps to safeguard the security of the Business IT Systems.  In the past three (3) years there has been no material unauthorized access to the Business IT Systems that would require the Business to notify any Person of such access.
Section 3.14Real Property.
(a)Except as set forth on Section 3.14(a) of the Disclosure Schedule, the Transferred Entities do not own any real property and the Remaining Seller Group does not own any real property that is primarily used in connection with the Business.

(b)Section 3.14(b) of the Disclosure Schedule lists, as of the date of this Agreement, all Transferred Leased Real Property.  The applicable member of the Remaining Seller Group or the applicable Transferred Entity has good and valid leasehold title to the Transferred Leased Real Property free and clear of any Liens other than Permitted Liens.  Each of the Dedicated Leases is in full force and effect and is the valid and binding obligation of the member of the Remaining Seller Group or the applicable Transferred Entity party thereto and, to such members’ or Transferred Entity’s knowledge, each other party thereto, in accordance with their respective terms.  Except as would not reasonably be expected to materially adversely affect the operation of the Business at any given Transferred Leased Real Property (individually or taken as a whole) in the Ordinary Course of Business, the applicable Transferred Entity have performed in all material respects all obligations imposed on them under any Real Property Lease, and neither the applicable member of the Remaining Seller Group or the Transferred Entities nor, to the Knowledge of the Business, any other party thereto is in material default thereunder, and no written or, to the Knowledge of the Business, oral notice of a breach has been received by it except, in each case, as would not reasonably be expected to materially adversely affect the operation of the Business (taken as a whole) in the Ordinary Course of Business.  No member of the Seller Group has received any written notice from any Governmental Authority that (i) the Transferred Leased Real Property is in any material violation of any Law, (ii) any material special assessment or similar Tax will be imposed on any of the Transferred Leased Real Property, (iii) any condemnation proceeding is pending or threatened with respect to the Transferred Leased Real Property or (iv) any material zoning or building code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any Transferred Leased Real Property in the Ordinary Course of Business except, in the case of the foregoing clauses (i) – (iv) as would not reasonably be expected to materially adversely affect the operation of the Business (taken as a whole) in the Ordinary Course of Business.  To the Knowledge of the Business, the Transferred Leased Real Property is, in all material respects, in good repair and condition and is sufficient for the Business’s normal business activities conducted thereon.  Except as set forth on Section 3.14(b) of the Disclosure Schedules, there are no brokerage or leasing commissions due or payable by any Transferred Entity to any party with respect to or on account of any of the Dedicated Leases.
Section 3.15Employee Benefit Matters.
(a)Section 3.15(a) of the Disclosure Schedule lists, as of the date hereof, each material Seller Plan (marked by an asterisk) and each Assumed Benefit Plan; provided, for the avoidance of doubt, that the following need not be set forth on Section 3.15(a) of the Disclosure Schedule: any individual employment contracts, offer letters or consultancy agreements (A) that provide for annual base wages or salary of less than $155,000, (B) where the severance period or required notice of termination provided is not in excess of ninety (90) days or such longer period as is required under applicable Law, or (C) that do not materially deviate from a form of employment contract, offer letter, or consultancy agreement.  To the extent applicable, Seller has made available to Purchaser true, correct, and complete copies of the following (i) the applicable plan document (or, in the case of an unwritten plan, a written description of the material terms thereof) of each Assumed Benefit Plan and all amendments thereto and (ii) with respect to each Assumed Benefit Plan, as applicable, (A) the most recent summary plan description and any summaries of material modification; (B) any trust documents or funding arrangements relating thereto (including group insurance contracts); (C) the three (3) most recent Form 5500s or annual reports with accompanying schedules and attachments, filed with the IRS or other equivalent Governmental Authority for jurisdictions outside the United States; (D) the most recent opinion or determination letter from the IRS or other equivalent Governmental Authority for jurisdictions outside the United States; (E) any nondiscrimination testing performed with respect to the two (2) most recently completed plan years; and (F) all material non-routine written correspondence with any Governmental Authority within the last three (3) years; provided, that with respect to each material Foreign Plan, copies of the foregoing items, to the extent applicable, will be made available to Purchaser by the Seller within thirty (30) days following the date hereof.
(b)Each Assumed Benefit Plan and related trust agreement, annuity contract, or other funding instrument has been established, administered, maintained, and operated in accordance with its terms and the requirements of all applicable Laws, except as would not reasonably be expected to materially adversely affect the operation of the Business (taken as a whole) in the Ordinary Course of Business. Except as would not reasonably be expected to materially adversely affect the operation of the Business (taken as a whole) in the Ordinary Course of Business, (i) with respect to each Assumed Benefit Plan, no prohibited transactions (as defined in ERISA Section 406 or Section 4975 of the Code) for which an applicable statutory or administrative exemption does not exist have occurred and no breaches of any of the duties imposed on Assumed Benefit Plan fiduciaries by ERISA with respect to the Assumed Benefit Plans have occurred that could result in any material Liability or excise Tax under ERISA or the Code being imposed on any Transferred Entity and (ii) all contributions to the Assumed Benefit Plans have been made on a timely basis in accordance with ERISA and the Code. All insurance premiums due on or prior to the Closing Date arising from the Assumed Benefit Plans, if any, have been paid in full.
(c)Other than routine claims for benefits, there is no Action pending or, to the Knowledge of the Business, threatened, against or arising out of an Assumed Benefit Plan, except for claims or lawsuits that would not reasonably be expected to materially adversely affect the operation of the Business (taken as a whole) in the Ordinary Course of Business.  No Assumed Benefit Plan is, or was during the last three (3) years, the subject of an audit or other inquiry from any Governmental Authority, nor is any Assumed Benefit Plan the subject of an active filing under any voluntary compliance, amnesty, closing agreement or other similar program sponsored by any Governmental Authority, and no completed audit, compliance filing or closing agreement has resulted in the imposition of any material Tax, interest or penalty that has not been satisfied.
(d)Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (i) has received a favorable determination letter from the IRS or (ii) has been established under pre-approved plan for which the Benefit Plan can rely on a current favorable IRS opinion letter has been obtained by the pre-approved plan provider.  To the Knowledge of the Business no events have occurred that would reasonably be expected to adversely impact the qualified status of any such Benefit Plan or the exemption of any related trust under Sections 401(a) and 501(a) of the Code. With respect to each Assumed Benefit Plan intended to be qualified under Section 401(a) of the Code, (i) Section 3.15(d) of the Disclosure Schedule sets forth a complete list of each outstanding loan owed by a participant who is a Transferred Employee in such

Benefit Plan in respect to his or her account thereunder, and (ii) no capital stock or other equity interest of Seller is held as an asset in any such Benefit Plan.
(e)Except as set forth on Section 3.15(e) of the Disclosure Schedule, neither Seller nor any ERISA Affiliate has within the past six (6) years, maintained, contributed to, participated in, sponsored, or otherwise had any Liability with respect to (i) a pension plan that is subject to Title IV or Section 302 of ERISA or Sections 412 or 4971 of the Code, (ii) any “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) any “multiple employer plan” within the meaning of Sections 201, 4063, or 4064 of ERISA or Section 413(c) of the Code, (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, (v) a voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code.
(f)No Assumed Benefit Plan provides life, health or other welfare benefits to former or retired Business Employees or the former or retired employees of any ERISA Affiliate, and neither Seller nor any of its ERISA Affiliates has any Liability or obligation to provide life, medical or other welfare benefits to such individuals, other than pursuant to COBRA or similar state laws that require limited continuation of coverage for such benefits.  No Assumed Benefit Plan provides benefits to any individual who is not a Business Employee or Former Business Employee, or a dependent or beneficiary of any such Business Employee or Former Business Employee.  Each individual who is classified by a Transferred Entity as a Business Contractor has been properly classified for purposes of participation and benefit accrual under each Assumed Benefit Plan.
(g)Each Assumed Benefit Plan that is a “nonqualified deferred compensation” plan within the meaning of Section 409A of the Code has been operated and administered in compliance in all material respects with Section 409A of the Code.  No Transferred Entity has any (i) Liability for withholding taxes or penalties due under Section 409A of the Code or (ii) obligation to indemnify or gross-up for any Taxes imposed under Section 409A or 4999 of the Code.
(h)Seller and each member of the Seller Group that employs any Business Employee or employed any Former Business Employee (i) offer coverage to all Full-Time Employees that is Affordable and provides Minimum Value in accordance with Section 4980H of the Code and the regulations and guidance issued thereunder, (ii) accurately and timely complied with and maintained records sufficient to satisfy the mandatory employer reporting requirements of Section 6055 and Section 6056 of the ACA, and (iii) will not owe any excise Tax or have any Liability under the health care requirements of Part 6 or 7 of Title I of ERISA or Section 4980D or 4980H of the Code, except where the failure to so comply would not result in any material liability to Purchaser or any Transferred Entities. For purposes of this Section 3.15(h), the terms “Full-Time Employee,” “Affordable” and “Minimum Value” shall have the meanings ascribed to them under the ACA.
(i)Except as set forth on Section 3.15(i) of the Disclosure Schedule neither the execution and delivery of this Agreement nor the consummation of the Transaction could (whether alone or in connection with any event or events, including termination of service) (i) entitle any Business Employee or Former Business Employee to any compensation or benefits due under any Assumed Benefit Plan or Seller Plan, (ii) accelerate the time at which any compensation, benefits or award may become payable, vested or required to be funded in respect of any Business Employee, Former Business Employee, Business Contractor, or Former Business Contractor, (iii) require any contributions or payments to fund any obligations under any Assumed Benefit Plan, or (iv) result in the payment of an “excess parachute payment” within the meaning of Section 280G of the Code.
(j)All Foreign Plans (i) have been maintained, operated and funded in accordance with applicable Law (including applicable Tax withholding and reporting requirements and applicable legal filings), (ii) if they are intended to qualify for special tax treatment, have met all requirements for such treatment, and (iii) if they are intended to be funded or book-reserved, are funded or book reserved based on common actuarial assumptions, in each case except as would not reasonably be expected to materially adversely affect the operation of the Business (taken as a whole) in the Ordinary Course of Business.  No set of circumstances exist and no event has occurred that could reasonably be expected to result in Seller, any of its ERISA Affiliates, or any Foreign Plan being required to pay any material Tax or penalty under applicable Law, except as would not reasonably be expected to materially adversely affect the operation of the Business (taken as a whole) in the Ordinary Course of Business.
Section 3.16Labor Matters.
(a)Section 3.16(a) of the Disclosure Schedules accurately sets forth, for each Business Employee and Business Contractor (including employees on leave of absence): (i) name and employer; (ii) job title; (iii) date of employment or engagement; (iv) classification as employee or independent contractor; (v) classification as exempt or non-exempt under the Fair Labor Standards Act and analogous state law; (vi) current annual salary rate or hourly pay rate for employees and annualized compensation rate for contractors; (vii) the number of hours of vacation time or paid time off currently accrued and the dollar amount thereof; and (viii) whether on leave and expected date of return.
(b)Except as provided on Section 3.16(b) of the Disclosure Schedule, no Transferred Entity is a party to or bound by any Contract with an employee or other service provider, and no member of the Seller Group is a party to or bound by any Contract with a Business Employee or Business Contractor, that (i) is not terminable at will by the employer without prior notice; or (ii) imposes any obligation to pay any severance, retention bonus, change-of-control payment or other similar payment other than as required by applicable Law in each jurisdiction.  The Transferred Entities have not entered into any senior executive employment contract (contrato de trabajo especial de alta dirección) with any of the Business Employees or with any other individual.
(c)Except as provided on Section 3.16(c) of the Disclosure Schedule, each Transferred Entity, and each member of the Seller Group that employs any Business Employee or employed any Former Business Employee, is not now, and not been in the past three (3) years, a party to or bound by any collective bargaining agreement or other Contract, or any duty to bargain, with a Union.

(d)There is not now, and has not been in the past three (3) years, any strike, lockout, concerted slowdown, work stoppage, picketing or other material labor dispute involving any Business Employee, any Transferred Entity or any member of the Seller Group that employs any Business Employee or employed any Former Business Employee.  To the Knowledge of the Business, there is not now, and has not been in the past three (3) years, in respect of any Transferred Entity or any Business Employee or Former Business Employee, any pending or threatened (i) demand for recognition of a Union as bargaining representative, (ii) written petition for election before the National Labor Relations Board or other Governmental Authority, or (iii) material union organizing effort.
(e)Each Transferred Entity, and each member of the Seller Group that employs any Business Employee or employed any Former Business Employee, has, at all times in the past three (3) years, complied, in all material respects, with all applicable Laws regarding labor and employment matters, including but not limited to Laws regarding labor relations, temporary employment contracts, occupational safety and health, employment discrimination, harassment and retaliation, minimum wage and overtime compensation, payment of wages, paid or unpaid leaves of absence, accommodation of disability, plant closings and mass layoffs, immigration and payment of social insurance and housing funds.  At all times in the past three (3) years, all employees and service providers of each Transferred Entity, and all Business Employees, Former Business Employees, Business Contractors and Former Business Contractors, have been properly classified, in all material respects for purposes of all applicable Laws, as (i) employees or non-employee service providers and (ii) “exempt” or “non-exempt” from overtime compensation requirements.  The Transferred Entities have, at all times in the past three (3) years, complied with the applicable regulations relating to social security, have made all the payments due, and have filled the documentation due (including, in Spain, forms RLC and RNT) and communications and information required, have duly registered with the applicable social security system all its employees, and have not incurred any breach which might lead to the Transferred Entities being subject to pay any complementary contributions or surcharges to the social security or being imposed sanctions, except, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole.
(f)Except as set forth on Section 3.16(f) of the Disclosure Schedule, there is not currently pending, and has not been pending at any time in the past three (3) years, any charge or complaint against any member of the Seller Group or against any Transferred Entity filed by or with any Governmental Authority, or any demand for arbitration before any arbitration tribunal, alleging unfair labor practices, discrimination, harassment, retaliation, or other violation of Laws regarding labor or employment matters in respect of any Transferred Entity, Business Employees, Former Business Employees, Business Contractors or Former Business Contractors.
(g)Except as set forth on Section 3.16(g) of the Disclosure Schedule, in the past three (3) years, no Transferred Entity, and no member of the Seller Group that employs any Business Employee or employed any Former Business Employee, has received notice of, or settled, any material complaint or allegation of sexual harassment, sexual abuse or other sexual misconduct against any member of the Seller Group or Transferred Entity or any of its employees (in their capacity as such), officers or directors.

(h)Each Transferred Entity, and each other member of the Seller Group (solely in respect of the Business Employees) has at all times complied in all material respects with the requirements of all applicable Laws regarding immigration, including but not limited to the Immigration Reform and Control Act of 1986 and the Spanish Workers’ Statute. Each Transferred Entity has on file a valid and current Form I-9 for each employee and former employee to the extent required by Law, and each member of the Seller Group has on file a valid and current Form I-9 for each Business Employee and Former Business Employee to the extent required by Law.
(i)No Transferred Entity, and no member of the Seller Group that employs any Business Employee or employed any Former Business Employee, has, in the past three (3) years, experienced a “mass layoff” or “plant closing” as defined in the WARN Act or other event triggering notice obligations as set forth in the WARN Act, nor any collective layoff (despido colectivo) or any other collective process for any reason under the Spanish Workers’ Statute.
(j)None of the Transferred Entities forms part of a group of companies for employment purposes (grupo de empresas a efectos laborales) under Spanish Law, nor is there any reason to believe that any of the Transferred Entities may form part of such a group, except, as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole.
(k)No third-party service provider providing services to any Transferred Entity (other than the Business Employees) shall be considered an employee of any Transferred Entity nor shall such third party service providers have the right, under applicable Law or case law, to transfer their employment to the Transferred Entities, except, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole.
Section 3.17Taxes.
(a)All material Tax Returns required to have been filed (i) by or with respect to the Transferred Entities or (ii) with respect to the Transferred Assets or the Business, have been timely filed (taking into account any extension of time to file granted or obtained) and all such Tax Returns are accurate and complete in all material respect.
(b)All material Taxes due and payable (i) by or with respect to the Transferred Entities or (ii) with respect to the Transferred Assets or the Business, in each case, whether or not reflected on any Tax Return, have been paid in full.
(c)All material Taxes required to be withheld or collected by any Transferred Entity have been timely withheld or collected, and to the extent required, have been paid to the relevant Governmental Authority, and all material Tax Returns required to be filed and information statements required to have been sent with respect thereto have been properly completed and timely filed or sent, as applicable, in all material respects.
(d)No material Tax deficiency has been asserted or assessed by a Governmental Authority in writing against any Transferred Entity that has not been satisfied by payment,

settled, withdrawn or otherwise resolved and within the past three (3) years, no written claim has been received by any Transferred Entity from any taxing authority in a jurisdiction where such Transferred Entity does not pay Taxes or file Tax Returns that such Transferred Entity is or may be subject to taxation by, or required to file Tax Returns with, that jurisdiction, that has not since been resolved.
(e)There are no ongoing, pending or scheduled material Tax Contests with respect to any of the Transferred Entities and there is not in force any waiver or agreement for any extension of time for the assessment or payment of any material Tax or filing of any material Tax Return by any Transferred Entity (other than extensions of time to file Tax Returns obtained in the ordinary course of business).
(f)None of the Transferred Entities is party to, and none of the Transferred Assets include, any Tax sharing, Tax allocation, Tax indemnity or similar agreements (other than agreements entered into in the Ordinary Course of Business, the principal purpose of which is not the allocation of Taxes), and none of the Transferred Entities is liable for any material Taxes of any other Person by virtue of Treasury regulations section 1.1502-6, under the Spanish Act no.  58/2003, of 17 December, on General Taxes, Section 40, 42 or 43 (or any similar provision of state, local or foreign Laws), as a successor or transferee, by contract (other than contracts entered into in the Ordinary Course of Business, the principal purpose of which is not the allocation of Taxes) or by operation of law.
(g)There are no material Tax liens on any assets of any Transferred Entity, any of the Transferred Assets or any of the Transferred Equity Interests (in each case other than Permitted Liens).
(h)No Transferred Entity (i) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the prior two (2) years, (ii) has been a member of an affiliated group within the meaning of Section 1504 of the Code, or any similar provision of state, local or foreign Laws, (iii) is subject to any private letter ruling issued by the IRS or any comparable ruling by any other Governmental Authority that would be binding on the Transferred Entity after the Closing, or (iv) has a permanent establishment, or is otherwise resident for Income Tax purposes, in a country other than the country of its formation.
(i)No Transferred Entity has been a party to any “listed transaction” within the meaning of Section 6707A of the Code and Treasury regulations section 1.6011-4(b)(2) (or any corresponding or comparable state, local or non-U.S. Tax Law).
(j)None of the Transferred Entities will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of (A) any prepaid amount or advanced payment received by any of the Transferred Entities on or prior to the Closing Date outside the Ordinary Course of Business, (B) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Income Tax Law) executed on or prior to the Closing Date, (C) any change in method of accounting for a taxable period ending on or prior to the Closing Date, (D) any use of an improper method of accounting for a taxable period ending on or prior to the Closing Date or (E) any installment sale or open transaction disposition made on or prior to the Closing Date.
(k)Set forth on Section 3.17(k) of the Disclosure Schedule is the classification of each Transferred Entity for U.S. federal Income Tax purposes.
(l)Each Transferred Entity has complied in all material respects with all applicable escheatment or unclaimed property Law.
(m)Seller has made available to Purchaser copies of (i) all Income Tax Returns and other material Tax Returns filed by the Transferred Entities for taxable periods ending on or after December 31, 2021, and (ii) all audit or examination reports issued to, and statements of deficiencies assessed against or agreed to by any Transferred Entity since December 31, 2021.
(n)Each Transferred Entity has collected and remitted all material sales, use, value added and similar Taxes with respect to sales made or services provided to its customers, and for all sales or services that are exempt from sales, use, value added and similar Taxes and that were made without charging or remitting such Taxes, collected and properly maintained, in each case, in all material respects, all resale certificates and other required documentation in support of such exemption.  The Transferred Entities have complied in all material respects with any obligations to register for VAT purposes and are in compliance in all material respects with their obligation under any Tax regulations relating to VAT.
Section 3.18Certain Contracts.
(a)Section 3.18(a) of the Disclosure Schedule lists, as of the date hereof, each of the following Contracts to which a member of the Seller Group (solely in respect of the Business) is a party other than (x) Commingled Contracts, (y) the Benefit Plans and (z) Contracts relating to Insurance Policies (such Contracts required to be listed on Section 3.18(a) of the Disclosure Schedule being “Material Contracts”):
(i)all Contracts that are reasonably expected to result in total annual payments to a member of the Seller Group (in respect of the Business) by third parties in excess of $500,000 in fiscal year ending June 29, 2024;
(ii)all Contracts that are reasonably expected to result in total annual payments to third parties by a member of the Seller Group (solely in respect of the Business) in excess of $500,000 in fiscal year ending June 29, 2024;
(iii)each note, debenture, other evidence of indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by the Transferred Entities;
(iv)each Contract relating to any product collaboration or design services, which, in each case, is material to the Business, taken as a whole;

(v)all Contracts that limit the ability of the Transferred Entities or another member of the Seller Group (or, following the Closing, Purchaser or its Affiliates) to compete or carry on the Business in any material respect or with any Person or in any geographic area;
(vi)any sales agent, or distributor, Contracts to which any member of the Seller Group is a party that relate to revenues in excess of $500,000 in the most recently completed fiscal year;
(vii)all Contracts that (1) grant the other party or any third Person “most favored nation” status, rights of first refusal, first notice or first negotiation rights or that require the Transferred Entities or any other member of the Seller Group (in respect of the Business) to deal on an exclusive basis with any Person or (2) contain any minimum purchase obligations binding on the Transferred Entities or any other member of the Seller Group (in respect of the Business);
(viii)all IP Agreements, other than each of the following to the extent entered into in the Ordinary Course of Business: (1) Contracts with Business Employees or contractors; (2) “click wrap,” “shrink wrap” and other non-exclusive licenses of commercially available off-the-shelf-software; (3) Contracts executed with customers of the Business that include non-exclusive licenses of Intellectual Property in association with the sale of goods and services of the Business; and (4) incidental trademark licenses or ancillary licenses to Intellectual Property granted by the Transferred Entities that are granted to facilitate the receipt of services from third party service providers;
(ix)any Contract that requires the purchase of any product or service exclusively from a single party or grants exclusive rights to marketing or distribution, or contains rights of first refusal, rights of first offer, rights of first negotiation or similar rights or that materially limits the ability of the Transferred Entities or another member of the Seller Group (solely in respect of the Business) to own, operate, sell, transfer, pledge or otherwise dispose of any amount of assets or business;
(x)all Contracts that relate to the acquisition of any Person or any business division thereof or the disposition of any material assets of the Business (other than in the Ordinary Course of Business), other than Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;
(xi)all joint venture Contracts or partnership agreements or limited liability company agreements (solely in respect of the Business) with a third party that involve the sharing of profits or revenues with other Person or the making of a debt or equity investment in or loan to any Person;
(xii)all Contracts (in respect of the Business) relating to the settlement of, or other arrangements with respect to, any current or former Action (A) with any Governmental Authority, (B) that restricts or imposes obligations upon the Transferred Entities or any other member of the Seller Group (in respect of the Business) or (C) that would require the Transferred Entities or Purchaser to pay consideration of more than $500,000 after the date of this Agreement;
(xiii)all Dedicated Leases;
(xiv)interest rate, foreign currency and/or commodity swap, exchange, forward, future or option Contract or any other similar hedging Contract; and
(xv)any Contract involving any resolution or settlement of any current or former Action with a value of greater than $500,000, other than Contracts in which there are no material obligations ongoing.
(b)Except as would not reasonably be expected to materially adversely affect the operation of the Business (taken as a whole) in the Ordinary Course of Business, each Material Contract is valid and binding on the member of the Seller Group party thereto and, to the Knowledge of the Business, the counterparties thereto, and is in full force and effect, subject to the Remedies Exceptions.  The member of the Seller Group party thereto has performed, in all material respects, all obligations required to be performed under each Material Contract.  No member of the Seller Group nor, to the Knowledge of the Business, any other counterparty to any Material Contract is, in material breach of, or material default under, any Material Contract.  No event has occurred that, with or without the lapse of time or the giving of notice or both, would constitute a material default or material breach by a member of the Seller Group (solely in respect of the Business) or, to the Knowledge of the Business, any counterparty to such Material Contract, or give rise to a right of termination or cancellation by another party under any of the Material Contracts, in each case, except as would not reasonably be expected to materially adversely affect the operation of the Business (taken as a whole) in the Ordinary Course of Business.  No party to any Material Contract has indicated in a written or, to the Knowledge on the Business, oral communication that any such Person intends to terminate its relationship with the Seller Group (solely in respect of the Business) or materially change the terms of its relationship with the Seller Group (solely in respect of the Business) or that any such party has a dispute with the Seller Group (solely in respect of the Business) that has not been fully resolved.  True and complete copies of each such written Material Contract or written summaries of the terms of any such oral Material Contract (including any amendments to or modification thereof) have been delivered to Purchaser.
Section 3.19Environmental Matters.
(a)The Transferred Entities and each other member of the Seller Group (solely in respect of the Business) are in and for the past three (3) years have been in compliance with all Environmental Laws in all material respects and have not received, in the past three (3) years, any written notice from any Governmental Authority alleging any such material violation, which remains outstanding.  Transferred Entities hold and are, and for the past three (3) years have been, in compliance in all material respects with all Permits required under applicable Environmental Laws to permit the Transferred Entities to operate their assets in the manner in which they are now operated and maintained and to conduct the Business as currently conducted.  To the Knowledge of the Business, all Permits required under applicable Environmental Laws held by or issued to the Seller Group in respect of the Business are valid and in full force and effect and no Governmental Authority has initiated any administrative proceeding seeking to terminate any such Permit prior to its expiration date.
(b)Except as would not be reasonably expected to result in a material Liability to the Transferred Entities, any member of the Seller Group (in respect of the Business), or the Business and/or materially adversely affect the operation of the Business (taken as a whole) in the Ordinary Course of Business: (i) there are no pending or threatened Actions or Governmental Orders pursuant to Environmental Laws against the Transferred Entities or any other member of the Seller Group (in respect of the Business), (ii) none of the Transferred Entities or any other member of the Seller Group (in respect of the Business) has agreed to assume or undertake any Liability or provide an indemnity with respect to any Liability of any other Person under Environmental Laws including a predecessor, buyer, seller, landlord, or tenant, and (iii) none of the Transferred Entities or the Business nor any member of the Seller Group (in respect of the Business) has “released” any Hazardous Materials at, in, on, under or from any Transferred Leased Real Property or any property formerly owned or operated by a member of the Seller Group (in respect of the Business) (collectively, “Environmental Real Property”).
(c)None of the Transferred Entities or the Business or member of the Seller Group (in respect of the Business) has, for the past three (3) years, stored, treated, generated, used, sold, released, disposed of, arranged for or permitted the disposal of, handled, exposed any Person to, or transported any Hazardous Materials on, in or beneath any Environmental Real Property in a manner that would reasonably be expected to violate Environmental Laws in any material respect or give rise to any material Liabilities of any Transferred Entities, any member of the Seller Group (in respect of the Business), or the Business under Environmental Laws.
(d)No Hazardous Materials have been released, or have otherwise come to be present, on, in, from or beneath any Leased Real Property, or, to the Knowledge of the Business, on, in, from or beneath any Environmental Real Property prior to or during the ownership or operations of a member of the Seller Group, in any such case in a quantity or condition that would reasonably be expected to result in any material Liability to the Transferred Entities, any member of the Seller Group (in respect of the Business), or the Business and/or materially adversely affect the operation of the Business (taken as a whole) in the Ordinary Course of Business.
(e)To the Knowledge of the Business, except as would not reasonably be expected to result in material Liability to the Transferred Entities, any member of the Seller Group (in respect of the Business), or the Business and/or materially adversely affect the operation of the Business (taken as a whole) in the Ordinary Course of Business, there are no, and have not been any: (i) asbestos or asbestos-containing materials, per- and polyfluoroalkyl substances, or polychlorinated biphenyls on, in or beneath any Leased Real Property, (ii) underground storage tanks or aboveground storage tanks on or beneath any Leased Real Property, (iii) landfills, surface impoundments or disposal areas on or beneath any Leased Real Property, (iv) microbial matter or water intrusion that could lead to the formation of microbial matter on, in or beneath any Leased Real Property, or (v) any contamination of Hazardous Materials at, on, in, from or beneath any Leased Real Property.

(f)None of the Transferred Entities or the Business or other member of the Seller Group (in respect of the Business) has designed, manufactured, sold, marketed, installed, imported or distributed products or other items containing any intentionally-added per- and polyfluoroalkyl substances in a quantity or condition that would reasonably be expected to result in any material Liability to the Transferred Entities, any member of the Seller Group (in respect of the Business), or the Business and/or materially adversely affect the operation of the Business (taken as a whole) in the Ordinary Course of Business.
Section 3.20Insurance. The material policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by any member of the Seller Group for the benefit of the Business as of the date of this Agreement (the “Insurance Policies”) are sufficient for compliance by the Transferred Entities and each other member of the Seller Group (solely in respect of the Business) with all applicable Laws and all Material Contracts.  With respect to each Insurance Policy: (a) no member of the Seller Group is in breach or violation of, or default under, any Insurance Policies, and, to the Knowledge of the Business, no event has occurred which with notice or lapse of time or both would constitute a breach, violation or default of the terms of such Insurance Policies, except for breaches, violations or defaults which would not be reasonably expected to materially adversely affect the operation of the Business (taken as a whole) in the Ordinary Course of Business, (b) each Insurance Policy is valid and binding, (c) no premiums due under any Insurance Policy has not been paid, and (d) no member of the Seller Group has received any notice of cancellation or termination, material change in premium or denial of renewal in respect of any of the Insurance Policies, which would reasonably be expected to materially adversely affect the operation of the Business (taken as a whole) in the Ordinary Course of Business.
Section 3.21Related Party Transactions.  Except for (a) this Agreement, the Ancillary Agreements and the Transaction, (b) as set forth on Section 3.21 of the Disclosure Schedule, and (c) Benefit Plans, other Contracts relating to labor and employment matters set forth on Section 3.15(a) of the Disclosure Schedule or other employment related Contracts entered into in the Ordinary Course of Business, (i) no member of the Seller Group (other than the Transferred Entities) or any officer, director, manager or key employee of the Seller Group is party to any Contract or involved in any business arrangement with the Business (solely to the extent that such arrangement would constitute a Transferred Asset or Transferred Liability), Transferred Assets or a Transferred Entity (including any arrangement pursuant to which a Transferred Entity has pledged any assets or guaranteed any obligations on behalf of any such Person), and (ii) there are no material Liabilities of any Transferred Entity owing to or from officers, directors, managers or key employees of the Seller Group (collectively, “Affiliate Arrangements”).
Section 3.22Title to Assets.
(a)Seller or another member of the Seller Group has, and will convey, transfer and assign and deliver to Purchaser at the Closing, good and valid title to all Transferred Assets (excluding, for the avoidance of doubt the conveyance, transfer or assignment of any Non-Transferable Assets), in each case, free and clear of any Liens other than Permitted Liens, provided, that notwithstanding anything to the contrary in this Agreement, Seller does not represent or warrant that any Consents with respect to any Dedicated Contract are obtainable, or that any such Dedicated Contract will be renewed upon expiration of its terms or that any third party thereto will continue to use or provide after the Closing the products or services offered by or to the Seller Group prior to the Closing.
(b)The Transferred Entities have good and marketable title to, a valid leasehold interest in or a valid right to use or occupy all of their material assets, rights and properties, free and clear of all Liens except Permitted Liens.  The tangible assets of the Transferred Entities are structurally sound, have been maintained and are in reasonably good operating condition and repair taking into account the reasonably anticipated useful life thereof (normal wear and tear not caused by neglect excepted), and are reasonably suitable for the uses to which they are being put.
(c)Except as set forth on Section 3.22(c) of the Disclosure Schedule, the assets, rights and properties of the Transferred Entities and the Transferred Assets, and Business Employees, taking into account the Transition Services Agreement (and all services to be provided thereunder) and assuming all required Consents have been obtained, constitute all personnel, assets, rights and property, real and personal, tangible and intangible, used or held for use in or necessary to the conduct of the Business as currently conducted in all material respects; provided that the representations set forth in this Section 3.22 shall not be construed to be a representation or warranty with respect to the infringement of any Intellectual Property owned by any third Person.
(d)The Performance Guarantees are set forth in Section 3.22(d) of the Disclosure Schedule.
Section 3.23Customers and Suppliers.
(a)Section 3.23(a) of the Disclosure Schedule sets forth a complete and accurate list of the top ten (10) customers of the Business based on revenues received by the Business for the twelve (12) month period ended June 29, 2024 (the “Material Customers”).  Except as set forth on Section 3.23(a) of the Disclosure Schedule, since the Reference Date, no Material Customer has cancelled, terminated or provided notice or other indication in writing or, to the Knowledge of the Business, orally to any member of the Seller Group to the effect that such Material Customer will or intends to cancel or otherwise terminate its relationship with a member of the Seller Group.  No member of the Seller Group is involved in any material dispute with any Material Customer.
(b)Section 3.23(b) of the Disclosure Schedule sets forth a complete and accurate list of the top ten (10) suppliers of the Business based on amounts paid to suppliers of the Business for the twelve (12) month period ended June 29, 2024 (the “Material Suppliers”).  Except as otherwise set forth in Section 3.23(b) of the Disclosure Schedule, no Material Supplier has cancelled, terminated or provided notice or other indication in writing or, to the Knowledge of the Business, orally to any member of the Seller Group to the effect that such Material Supplier will or intends to cancel or otherwise terminate its relationship with a member of the Seller Group.  No member of the Seller Group is involved in any material dispute with any Material Supplier.

Section 3.24Product Warranty and Recalls.  Except as would not, individually or in the aggregate, reasonably be expected to be material to the Seller Group or the Business, taken as a whole, (i) each product manufactured, packaged, labeled or delivered or service provided in connection with the Business has been manufactured, sold, packaged, labeled, delivered or provided, as applicable, in conformity with all applicable contractual commitments (including any applicable warranties) and Laws, and (ii) no member of the Seller Group has any material Liability for replacement or repair thereof or Losses in connection therewith (including those for product warranties, product recalls, refunds or sales returns, repair or replacement and performance guarantees and similar obligations) in the aggregate in excess of the reserve set forth on the Financial Statements.  None of the products sold or services provided in connection with the Business is the subject of any material product recall, safety warning or service bulletin (whether voluntary or involuntary) nor is there any basis therefor and there has not been any material product recall, safety warning or service bulletin (whether voluntary or involuntary) during the last three (3) years.  No member of the Seller Group has ever manufactured, distributed or sold any asbestos or asbestos containing goods or products.  Except as would not, individually or in the aggregate, reasonably be expected to be material to the Seller Group or the Business, taken as a whole, there is no defect in the design, materials, fabrication or workmanship of the products sold by or on behalf of the Business, and all such products contain adequate warnings in all material respects and are presented in a reasonably prominent manner, in accordance with applicable Laws.
Section 3.25Anti-Corruption; Sanctions; Trade Compliance.
(a)Except as would not, individually or in the aggregate, reasonably be expected to be material to the Seller Group or the Business, taken as a whole, (i) the Seller Group (in respect of the Business), and their respective directors, officers, employees, agents and other persons acting on behalf of the Seller Group (in their capacity as such), are, and during the past three (3) years, have been, in compliance with (x) the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1, et seq.), the U.K. Bribery Act 2010, and any similar anti-corruption Law (collectively, “Anti-Corruption Laws”) and (y) all applicable anti-money laundering laws (“Money Laundering Laws”) and (ii) for the past three (3) years (i) there has been no charges, voluntary disclosure or any pending (or threatened) Action, in each case relating to Anti-Corruption Laws or Money Laundering Laws, involving the Seller Group, or any person acting on behalf of the Seller Group or Business (in their capacity as such).  The Seller Group maintains policies and procedures reasonably designed to ensure compliance in all material respects with Anti-Corruption Laws and Money Laundering Laws.
(b)Except as would not, individually or in the aggregate, reasonably be expected to be material to the Seller Group or the Business, taken as a whole, neither the Seller Group (in respect of the Business) nor any of their respective officers, directors, employees, any agent or person acting on its behalf (in their capacity as such) is currently or in the last three (3) years has been: (i) a Sanctioned Person; (ii) operating in, organized in, conducting business with or otherwise engaging in dealings with or for the benefit of any Sanctioned Person or in any Sanctioned Country; or (iii) otherwise in violation of any Sanctions and Export Control Laws or U.S. anti-boycott requirements.  Except as would not, individually or in the aggregate, reasonably be expected to be material to the Seller Group or the Business, taken as a whole, (x) within the last three (3) years, there have been no charges, voluntary disclosures or any pending (or threatened) Action under Sanctions and Export Control Laws involving the Seller Group or the Business and (y) the Seller Group maintain policies and procedures reasonably designed to ensure compliance with Sanctions and Export Control Laws.
Section 3.26No Additional Representations or Warranties.  No member of the Seller Group has made, or is making, any representation or warranty whatsoever to Purchaser or its respective Affiliates, respective directors, officers, employees, stockholders, partners, members or representatives, and no such Seller Related Party shall be liable in respect of the accuracy or completeness of any information provided to Purchaser or its respective Affiliates, directors, officers, employees, stockholders, partners, members or representatives (except the specific representations and warranties of Seller set forth in this Article III as modified by the Disclosure Schedule).
Article IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller, the following:

Section 4.01Organization and Authority of Purchaser.  Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of New York and has all necessary power and authority to enter into this Agreement and each Ancillary Agreement to which it is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the Transaction.  Purchaser is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not prevent or materially delay the ability of Purchaser to carry out its obligations under this Agreement and to consummate the Transaction.  The execution and delivery of this Agreement and the Ancillary Agreements to which Purchaser is a party, the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Purchaser of the Transaction have been duly authorized by all requisite corporate action on the part of Purchaser.  This Agreement has been duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforcement hereof may be limited by the Remedies Exceptions.
Section 4.02No Conflict.  Assuming that all information and consultation processes with employee representative bodies described in Section 4.02 of the Disclosure Schedule have been satisfied and except as may result from any facts or circumstances relating solely to the Transferred Entities or Seller, the execution, delivery and performance of this Agreement by Purchaser do not and will not (a) violate, conflict with or result in the breach of Governing Documents of Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to Purchaser or its assets, properties or businesses, or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any Contract to which Purchaser is a party, except, in the case of clauses (b) and (c), as would not prevent or materially delay the ability of Purchaser to perform its obligations under this Agreement or the Ancillary Agreements or to consummate the Transaction.

Section 4.03Government Consents and Approvals.  The execution delivery and performance of this Agreement or any Ancillary Agreement to which Purchaser is a party, or the consummation by Purchaser of the Transaction does not and will not require any Government Consent.
Section 4.04Financial Ability.  Purchaser will have at the Closing sufficient cash on hand or access to other sources of immediately available funds to permit Purchaser to make, or cause to be made, payment of all amounts pursuant to Section 2.03 and otherwise due to be paid under this Agreement (whether payable on or after the Closing), including the Purchase Price and all of Purchaser’s and its Affiliates’ fees and expenses required to be paid to timely consummate the Transactions at the Closing.
Section 4.05Solvency.  Purchaser is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors.  Assuming that the representations and warranties of Seller contained in this Agreement are true and correct in all material respects, and after giving effect to the Closing, at and immediately after the Closing, Purchaser (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable Liability on its recourse debts as they mature or become due), (b) will have adequate capital and liquidity with which to engage in its business and (c) will not have incurred and does not plan to incur debts beyond its ability to pay as they mature or become due.
Section 4.06Litigation.  No Action by or against Purchaser is pending or, to Purchaser’s knowledge, threatened, which would affect the legality, validity or enforceability of this Agreement or the consummation of the Transaction.
Section 4.07Investment Purpose; Investor Status.
(a)Purchaser is acquiring the Transferred Equity Interests for its own account solely for the purpose of investment, not as nominee or agent, and not with a view to, or for sale in connection with, any distribution of the Transferred Equity Interests in violation of the Securities Act, and Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same, in violation of the Securities Act.  Purchaser agrees that the Transferred Equity Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act and such state laws.  Purchaser has no present agreement, undertaking, arrangement, obligation or commitment providing for the disposition of the Transferred Equity Interests.
(b)Purchaser certifies and represents to Seller that Purchaser is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act.  Purchaser’s financial condition is such that it is able to bear the risk of holding the Transferred Equity Interests for an indefinite period of time and the risk of loss of its entire investment.

Without limiting the representations and warranties set forth in Article III, Purchaser has sufficient knowledge and experience in investing in companies similar to the Transferred Entities so as to be able to evaluate the risks and merits of its investment in the Transferred Entities.
Section 4.08Brokers.  Except for BofA Securities, Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of Purchaser.
Section 4.09No Additional Representations or Warranties.  The Purchaser has not made and is not making any representation or warranty whatsoever to the Seller or its respective Affiliates, respective directors, officers, employees, stockholders, partners, members or representatives, and no such Purchaser Related Party shall be liable in respect of the accuracy or completeness of any information provided to Seller or its respective Affiliates, directors, officers, employees, stockholders, partners, members or representatives (except the specific representations and warranties of Seller set forth in this Article IV).
Article V

ADDITIONAL AGREEMENTS
Section 5.01Conduct of the Business.  Seller covenants and agrees that, except (w) as would constitute an Excluded Liability or Excluded Asset, (x) as required by applicable Law, (y) as described in Section 5.01(y) of the Disclosure Schedule or (z) as otherwise expressly contemplated by this Agreement or as consented to by Purchaser in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), between the date hereof and the earlier of the Closing or the termination of this Agreement pursuant to Article XI (the “Pre-Closing Period”), Seller shall, and shall cause the Seller Group to, in connection with the Business or the Transferred Assets, (A) (i) conduct its business, operations, activities and practices in the Ordinary Course of Business, including using commercially reasonable efforts to renew the Dedicated Leases and Dedicated Contracts set forth in Section 5.01(z) of the Disclosure Schedule in the Ordinary Course of Business; provided, that Purchaser consents in writing to any such renewal (which consent shall not be unreasonably conditioned, withheld, delayed or denied), (ii) use commercially reasonable efforts to preserve its current business organization and, existing business relationships (including with customers, distributors, suppliers and lenders), and prospects in all material respects, and (iii) use commercially reasonable efforts to maintain the Transferred Assets in substantially the condition currently existing, normal wear and tear excepted, and (B) not:
(a)issue, sell, assign, transfer or create any Lien on (i) any equity interest of the Transferred Entities, (ii) any Equity Purchase Right in respect of the Transferred Entities, or (iii) any Transferred Assets or assets, properties or rights of the Transferred Entities (other than sales of inventory in the Ordinary Course of Business), in each case, other than Permitted Liens;
(b)(i) amend or restate the Governing Documents, or waive any provision thereof, (ii) create any Subsidiary or (iii) file a petition in bankruptcy under any provision of federal or state bankruptcy Law or adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
(c)reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire, directly or indirectly, any equity interests of the Transferred Entities or declare, set aside, or pay any distribution payable in stock or property with respect to the equity interests of the Transferred Entities;
(d)other than as required by applicable Law or permitted by the terms of any Assumed Benefit Plan, adopt, terminate or amend any Assumed Benefit Plan (or any plan that would be an Assumed Benefit Plan if in effect on the date hereof), except (i) normal salary or wage increases in the Ordinary Course of Business, commensurate with similarly-situated employees of Seller or its applicable Affiliate and with the merit increase process implemented consistently across similarly-situated employees of Seller or its applicable Affiliate, (ii) as may be initiated by the Seller Group with respect to its employees generally in the applicable jurisdiction or geographic location (so long as the action is designed to apply uniformly to eligible Business Employees and a material number of eligible similarly situated other employees of Seller or its applicable Affiliate), or (iii) arrangements that will not result in any liability under this Agreement or otherwise to Purchaser or its Affiliates (including any retention or similar arrangements that will be paid solely by the Seller Group);
(e)change in any material respect any method of accounting or accounting practice or policy used by the Business, other than such changes required by GAAP or applicable Law;
(f)enter into a collective bargaining agreement or other Contract with any Union in respect of any Transferred Entity or any Business Employee, or recognize any Union as the bargaining representative of any Business Employee or any employee of a Transferred Entity;
(g)make, change or revoke any material election with respect to Taxes (other than in the Ordinary Course of Business consistent with past practice), change any material method of accounting for Tax purposes, amend any material Tax Return, knowingly surrender any material claim for a Tax refund, settle any Tax Contest or waive or extend the statute of limitations in respect of any material Tax, in each case, to the extent such action could reasonably be expected to affect the Transferred Entities with respect to any Post-Closing Tax Period; provided that nothing in this Section 5.01(g) or Section 5.01(e) will restrict Seller or any of Seller’s Affiliates (other than the Transferred Entities) from taking any action in connection with their own Taxes or Tax Returns or the Taxes or Tax Returns of any Seller Tax Group;
(h)acquire (by merger, consolidation or combination, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof;
(i)make any loans of money to any Person that would constitute Transferred Liabilities or permit a Transferred Entity to make any loans of money to any Person, except, in each case, in the Ordinary Course of Business for (i) advances to Business Employees for expenses incurred in the Ordinary Course of Business or (ii) advance payments to vendors or suppliers;

(j)pay, discharge, settle or satisfy any Action that is a Transferred Liability or enter into any settlement agreement or consent decree with any Governmental Authority that relates to the Business that (i) is in excess of $500,000 or (ii) imposes any future restrictions or requirements on any Transferred Entity that would be material to the operation of the Business;
(k)(i) change the overall character of its business, operations, activities and practices in any material way or enter into a new line of business that is substantially different from its existing lines of business, (ii) enter into any Contract that would be a Material Contract if entered into prior to the date hereof and would be materially adverse to the Business, or (iii) terminate, cancel, materially adversely amend, or waive, release or assign any material right or claim under, any Material Contract, other than expirations of Material Contracts in the Ordinary Course of Business and renewals of Material Contracts in the Ordinary Course of Business and on terms that are not materially less favorable than those existing as of the date hereof;
(l)cancel or allow to terminate any material insurance policy or allow any of the coverage thereunder to lapse, unless, simultaneously with such cancellation, termination or lapse, replacement coverage equal to or greater than the existing coverage for a substantially similar cost is in full force and effect with no gap in coverage;
(m)terminate, suspend, fail to renew, or amend or modify in any material respect, any material Permit, other than renewals of material Permits in the Ordinary Course of Business;
(n)(i) purchase any real property, (ii) enter into any new lease agreement with respect to real property that is not leased by the Seller Group as of the date hereof, or (iii) with respect to any Transferred Leased Real Property in effect on the date hereof, (w) waive, release, assign, or sublease any material rights or claims thereunder, (x) amend or modify the terms thereof in any manner materially adverse to the Business, (y) terminate (other than as a result of an expiration of term) such Transferred Leased Real Property or (z) extend the term thereof, as in effect on the date hereof;
(o)(i) incur, assume or guarantee any Indebtedness with a principal amount in excess of $500,000 in the aggregate, other than drawdowns from banks (or similar financial institutions) in the Ordinary Course of Business under credit facilities set forth in Section 5.01(o) of the Disclosure Schedule, or (ii) cancel any third party Indebtedness owed to the Transferred Entities or the Business other than in the Ordinary Course of Business;
(p)make any material change in cash management practices;
(q)make any capital expenditure(s) or commitment(s) for capital expenditure(s) in excess of $250,000 in the aggregate, other than life/safety capital expenditures in the Ordinary Course of Business;
(r)revalue any of its assets, including writing down the value of inventory or writing-off notes or accounts receivable other than in the Ordinary Course of Business or as required by GAAP (including for this purpose only generally accepted accounting principles in the relevant jurisdiction of the Transferred Entities or Transferred Assets);

(s)(A) allow any Transferred Intellectual Property to become abandoned, dedicated, disclaimed, or lapse or sell, assign, transfer or otherwise dispose of any Transferred Intellectual Property, in each case other than in the Ordinary Course of Business, (B) grant any security interest in and to any Transferred Intellectual Property or (C) grant any license with respect to any Transferred Intellectual Property, other than non-exclusive, term-limited licenses granted in the Ordinary Course of Business, in each case except for licenses incidental to services such as those described in Section 6.01;
(t)hire any new employee for the Transferred Entities or the other members of the Seller Group (solely in respect of the Business) if such new employee or consultant will receive annual base compensation in excess of $100,000; or
(u)enter into any agreement (conditional or otherwise) to do, authorize any of or commit or agree to take or do any of the foregoing.

Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement is intended to give Purchaser or its Affiliates, directly or indirectly, the right to control or direct the Business prior to the Closing.

Section 5.02Access to Information.
(a)During the Pre-Closing Period, upon advanced reasonable notice, Seller shall, and shall cause the other members of the Seller Group to, at Purchaser’s sole cost and expense, afford Purchaser and its authorized representatives reasonable access to the offices, properties and books and records of the Transferred Entities and the other members of the Seller Group (solely in respect of the Business) in each case for the purpose of, or in connection with, the R&W Insurance Policy, transition and integration planning and consummating the Transactions (and not for the purpose of any actual or potential adverse Action or dispute between the parties or their Affiliates), and Seller shall, and shall cause the other members of the Seller Group to, use reasonable efforts to furnish or cause to be furnished to such Persons during such period all such information and data concerning the same as such Persons may reasonably request; provided, however, that any such access shall be conducted during normal business hours and in such a manner as not to unreasonably interfere with the normal operations of the Business.  Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to disclose any information to Purchaser if such disclosure would, in Seller’s reasonable discretion, (i) after consultation with legal counsel, constitute a waiver of any attorney-client or other legal privilege or (ii) violate any applicable Law (including any Antitrust Laws) or Contract to which any member of the Seller Group is a party; provided that if disclosure is restricted pursuant to the foregoing, Seller shall, to the extent legally permissible, reasonably necessary and practicable, cooperate with Purchaser and make appropriate substitute arrangements.  Neither the auditors and independent accountants of Seller or their respective Affiliates (including the Transferred Entities) shall be obligated to make any work papers available to any Person under this Agreement unless and until, if requested by such auditor and independent accountant, such Person has signed a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or independent accountants.  If so reasonably requested by Seller, Purchaser shall, and shall cause its Affiliates (as applicable) to, enter into a customary joint defense agreement with Seller or other members of the Seller Group with respect to any information to be provided to Purchaser pursuant to this Section 5.02.
(b)Nothing provided to Purchaser pursuant to Section 5.02(a) shall in any way amend or diminish Purchaser’s obligations under the confidentiality agreement between Seller and an Affiliate of Purchaser dated as of June 20, 2024 or the Clean Team Addendum to Confidentiality Agreement dated as of December 26, 2024 (collectively, the “Confidentiality Agreement”).  Purchaser acknowledges and agrees that any information provided to Purchaser pursuant to Section 5.02(a) shall be subject to the terms and conditions of the Confidentiality Agreement.  The terms of the Confidentiality Agreement are hereby incorporated herein by reference.
(c)After the Closing Date, Purchaser shall and shall cause its Controlled Affiliates to, on the one hand, and Seller shall and shall cause its Controlled Affiliates to, on the other hand, grant to the other reasonable access to financial records and other information in their possession as of the Closing Date related to their conduct of the Business and such cooperation and assistance in each case solely for the purpose as shall be reasonably required to enable them to complete their legal, regulatory, Tax, stock exchange and financial reporting requirements and for any other reasonable business purpose, including in respect of litigation and insurance matters, but excluding disputes under this Agreement or any Ancillary Agreement (it being understood and agreed that the limitations provided in the second sentence of Section 5.02(a) shall apply mutatis mutandis to any access provided pursuant to this Section 5.02(c)).  Purchaser, on the one hand, and Seller, on the other hand, shall promptly reimburse the other for such other’s reasonable out-of-pocket expenses associated with requests made by such first party under this Section 5.02(c), but no other charges shall be payable by the requesting party to the other party in connection with such requests.
(d)Purchaser acknowledges and agrees that (i) certain records may contain information relating to the Remaining Seller Group or their respective Affiliates, other than the Business and the Transferred Entities, and that the Remaining Seller Group may retain copies thereof, subject to their compliance with Section 5.08(b), and (ii) prior to making any records available to Purchaser, Seller may redact any portions thereof that relate to any member of the Remaining Seller Group or any of their respective Affiliates (other than the Business or the Transferred Entities).
Section 5.03Regulatory and Other Authorizations.
(a)Each of Purchaser and Seller shall (and cause its Subsidiaries and Affiliates to) use its reasonable best efforts to promptly obtain all Government Consents that may be or become necessary for the performance of its obligations pursuant to this Agreement, and will cooperate fully with each other in promptly seeking to obtain all such Government Consents.  The parties shall cooperate fully with each other with respect to any communications relating to this Agreement by either party with any Governmental Authority after Closing.
(b)Nothing in this Section 5.03 shall require a party to disclose commercially sensitive or legally privileged information regarding itself or its representatives to another party or any individual, except to the extent necessary in order to ensure that the Government Consents are satisfied, in which case such disclosure shall be on a confidential external counsel-to-counsel basis only.
Section 5.04Further Assurances; Support of Transaction.
(a)Subject to Article VI, the parties hereto shall use reasonable best efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate and give effect to the Transaction as soon as practicable (but in any event prior to the Outside Date).
(b)Subject to Article VI and without limiting any covenant contained in this Article V, Purchaser and Seller shall use reasonable best efforts to seek all material Consents of third parties that any of Purchaser, Seller or their respective Affiliates are required to obtain in order to consummate the Transaction.
(c)Notwithstanding the foregoing, in no event shall any member of the Seller Group be required to commence, defend or participate in any litigation, or offer or grant any additional consideration or other accommodation (financial or otherwise) to any third party (each an “Extraordinary Action”) in connection with obtaining any Consents required in order to consummate the Transaction.
Section 5.05Indemnification of Directors and Officers.
(a)Purchaser agrees that all rights of indemnification, advancement of expenses, exculpation and limitation of liabilities existing in favor of the current or former directors and officers of the Transferred Entities (collectively, the “D&O Indemnitees”) as provided in the Transferred Entities’ Governing Documents as in effect on the date of this Agreement with respect to matters occurring prior to the Closing, shall survive the Closing and continue in full force.  For a period of six (6) years after the Closing, Purchaser shall (i) cause the Governing Documents of the Transferred Entities to contain provisions no less favorable with respect to indemnification, exculpation and limitation of liabilities of the D&O Indemnitees and advancement of expenses than are set forth as of the date of this Agreement in the Governing Documents of the Transferred Entities and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of the D&O Indemnitees thereunder.
(b)Prior to the Closing, the Seller Group shall either (i) obtain on behalf of the Transferred Entities as of the Closing and fully pay the premium for a non-cancellable extension (or “tail”) of the existing directors’ and officers’ liability insurance and fiduciary liability insurance coverage of the Transferred Entities or (ii) confirm continued coverage under Seller’s existing D&O Insurance policy for the Transferred Entities (either (i) or (ii), at Seller’s election, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six (6) years from and after the Closing (such period, the “Tail Period”) with respect to any claim related to any period of time at or prior to the Closing from an insurance carrier with a same or better credit rating than the Transferred Entities’ current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Transferred Entities’ existing policies and covering each Person currently covered by the Transferred Entities’ existing policies.  The Seller Group shall bear the cost of such D&O Insurance and Purchaser and Seller shall, and shall cause the Transferred Entities to, maintain such D&O Insurance in full force and effect through such Tail Period.
(c)At Seller’s election, the D&O Insurance will provide the primary coverage in respect of the D&O Indemnitees in respect of claims within the scope of its coverage, regardless of whether any other insurance policies (of the Remaining Seller Group or otherwise) may provide coverage that overlaps with, the coverage of the D&O Insurance (an “Other Insurance Source”).  In furtherance and not in limitation of the foregoing, each of the parties hereto agrees that, with respect the D&O Indemnitees, (i) that the D&O Insurance is, relative to any Other Insurance Source, the first resort for any claim with respect to a D&O Indemnitee covered by such D&O Insurance (i.e., the obligations under the D&O Insurance are primary and any duplicative, overlapping or corresponding obligations of an Other Insurance Source are secondary), and (ii) each party shall be required to make all advances and other payments for which it is obligated, and shall be fully liable therefor, without regard to any of the Other Insurance Sources.
(d)The provisions of this Section 5.05 shall (i) survive the Closing, (ii) are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnitees, their respective heirs and representatives and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.  Following the Closing, in the event that Purchaser or the Transferred Entities or any of their respective successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or substantially all of its properties and assets to any Person, or if Purchaser dissolves the Transferred Entities, then, and in each such case, Purchaser shall cause proper provision to be made so that the successors and assigns of Purchaser or the Transferred Entities assume the obligations set forth in this Section 5.05.
Section 5.06Retention of Books and Records.  Purchaser shall cause the Transferred Entities to retain all books, ledgers, files, reports, plans, operating records and any other material documents pertaining to the Transferred Entities and the Business in existence at the Closing that are required to be retained under current retention policies for a period of seven (7) years from the Closing Date, and to make the same available after the Closing for inspection and copying by Seller or its representatives at Seller’s expense, during regular business hours and upon reasonable request and upon reasonable advance notice.
Section 5.07Contact with Customers and Suppliers.  Prior to the Closing, and except as set forth on Section 5.07 of the Disclosure Schedule, Purchaser shall not, and shall cause its Affiliates and its and their representatives not to, contact or communicate with (directly or indirectly and whether in writing, verbally or otherwise) any customers, potential customers, suppliers, distributors or licensors of the Business, or any other Persons having a business relationship with the Seller Group, concerning the Transaction unless, in each case, Purchaser has consulted with Seller and obtained Seller’s consent (which consent shall not be unreasonably withheld, conditioned or delayed) before communicating with such Persons (directly or indirectly and whether in writing, verbally or otherwise).  For the avoidance of doubt, nothing contained in this Section 5.07 shall restrict Purchaser, its Affiliates and its and their representatives from contacting or communicating with any such customers, potential customers, suppliers, distributors or licensors in the ordinary course unrelated to the Transaction.

Section 5.08Restrictive Covenants.
(a)During the period beginning on the Closing Date and ending on the date that is one year from the Closing Date, no member of the Remaining Seller Group shall hire any Restricted Employee to leave the employ of the Transferred Entities, Purchaser or its Affiliates; provided, that the foregoing shall not prohibit (x) any general solicitations that are not targeted at a Restricted Employee, (y) soliciting any Restricted Employee who is no longer employed by Purchaser or any of its Affiliates, or (z) hiring any Restricted Employee that initiates contact with the Remaining Seller Group without any solicitation or encouragement from the Remaining Seller Group.  For purposes of this Agreement, “Restricted Employee” means those employees listed on Section 5.08(a) of the Disclosure Schedule.
(b)Seller agrees (on behalf of itself and its Controlled Affiliates) that during the period beginning on the Closing Date and ending two (2) years following the Closing Date, the Remaining Seller Group shall treat all confidential or proprietary information relating to Purchaser and the Business as confidential, preserve the confidentiality thereof, and not disclose to any Person such information (except as expressly permitted by this Agreement) unless (i) such information is or becomes publicly available through no act or omission in violation hereof of the Remaining Seller Group or any of its or their directors, officers, employees, representatives or other agents, (ii) disclosure of such information is required or reasonably necessary to comply with Law (including the rules or regulations of any U.S. or foreign securities exchange or similar organization) or any subpoena, inquiry, investigation or legal process (collectively, “Required by Law”), or (iii) disclosure of such information is requested by any auditor or accountant of the Remaining Seller Group.  If the disclosure of such information is Required by Law, Seller shall, to the extent permitted by Law, provide Purchaser with as much prior written notice as is reasonably practicable under the circumstances and shall use its reasonable best efforts, at Purchaser’s expense, to obtain reliable assurance that confidential treatment will be accorded to any such information.  Notwithstanding anything to the contrary in this Agreement, the Remaining Seller Group shall have the right to retain copies of the Transferred Records or other documents, materials and data relating to the conduct of the Business prior to the Closing Date or in connection with this Agreement or any Ancillary Agreement in accordance with a bona fide document retention policy of Seller, and nothing herein shall restrict any Person from reporting to, cooperating with or providing information to a Governmental Authority to oppose unlawful conduct, without notice to Purchaser.
(c)Nothing in this Section 5.08 shall (i) restrict the operations or activities of any third Person or its Affiliates that acquires any equity interests or assets of the Remaining Seller Group or the operations or activities of any Person that ceases to be a member of the Remaining Seller Group in connection with such acquisition, or (ii) otherwise prevent or restrict any such

Person or its Affiliates from acquiring an interest in all or any portion of the equity interests or assets of the Remaining Seller Group.
Section 5.09Intercompany Accounts and Affiliate Arrangements.  All intercompany accounts and all Affiliate Arrangements (excluding the Affiliate Arrangements set forth on Section 5.09 of the Disclosure Schedule and, for the avoidance of doubt, the Ancillary Agreements) between any member of the Remaining Seller Group, on the one hand, and the Transferred Entities or another member of the Remaining Seller Group (with respect to the Business, but solely to the extent that such Affiliate Arrangement would constitute a Transferred Asset or Transferred Liability), on the other hand, shall be, in the case of Affiliate Arrangements, terminated without any party thereto having any continuing rights or obligations thereunder and, in the case of intercompany accounts, settled in full or, at the option of Seller, but only to the extent permitted by Law, cancelled, in each case on or prior to the Closing Date. All indebtedness between or among any member of the Remaining Seller Group, on the one hand, and the Transferred Entities, on the other hand, shall be settled in full, or at the option of the Seller Group, but only to the extent permitted by Law, cancelled, in each case on or prior to the Closing Date.
Section 5.10R&W Insurance Policy.  Purchaser has bound coverage under the R&W Insurance Policy and delivered the substantially final form of the R&W Insurance Policy to Seller.  Purchaser and its Affiliates shall not amend, waive or otherwise modify the subrogation provision under the R&W Insurance Policy in any manner that would allow the insurer thereunder to subrogate or otherwise make or bring any Action against Seller except in the case of Fraud.  Seller shall be an intended third party beneficiary of the subrogation provision applicable to Seller.  All premiums, underwriting fees and similar costs associated with Purchaser obtaining the R&W Insurance Policy shall be borne by Purchaser.
Section 5.11Purchaser Entity Setup.  Purchaser shall use reasonable best efforts to establish a new legal entity or branch in each jurisdiction in which Transferred Assets, Transferred Liabilities or Business Employees are located and to cause each such new legal entity or branch to be fully licensed and operational to the extent necessary and required by applicable Law to acquire and assume the Transferred Assets, Transferred Liabilities and Business Employees located in such jurisdiction on the Closing Date (solely with respect to such legal entity formed in the People’s Republic of China, the “China Entity Setup”), in each case as promptly as practicable following the date hereof but in any event no later than July 31, 2025. If the China Entity Setup has not been completed by Purchaser on or prior to July 31, 2025, Purchaser shall use reasonable best efforts to establish any lawful arrangement pursuant to which Purchaser could, directly or indirectly, acquire and assume the Transferred Assets, Transferred Liabilities and Business Employees located in China on the Closing Date, in each case as promptly as practicable following the date hereof but in any event no later than August 31, 2025.
Article VI

SEPARATION MATTERS
Section 6.01Services from Affiliates.  Purchaser acknowledges that the Business currently receives or benefits from certain shared management and administrative and corporate services and benefits provided by Seller or another member of the Remaining Seller Group, including management, operations and information technology (including information technology support and website hosting and data center services), customer service, finance, accounting and payroll and back office services and processing, financial systems, treasury services (including banking, insurance, administration, taxation and internal audit), office space, facilities and office management services, business development and marketing services, product support services, procurement services, risk management, corporate communications, general administrative services, executive and management services, legal services, human resources and personnel services and travel services.  Other than as may be provided pursuant to the terms of this Agreement or an Ancillary Agreement or in respect of Non-Transferable Assets, Purchaser further acknowledges that all such services and benefits shall cease, and any agreement in respect thereof shall terminate with respect to the Business, as of the Closing Date, and thereafter, Seller’s and its respective Affiliates’ sole obligation with respect to the provision of any services with respect to the Business shall be as set forth in this Agreement and the Ancillary Agreements.

Section 6.02Replacement of Performance Guarantees.
(a)It is understood that the performance guarantees, letters of credit, performance bonds, bid bonds, or similar guarantees that are entered into by or on behalf of the Seller Group in connection with the Business (together with all extensions and replacements thereof, and all other performance guarantees, letters of credit, performance bonds, bid bonds, or similar guarantees entered into by or on behalf of the Seller Group in connection with the Business between the date hereof and the Closing Date, the “Performance Guarantees”) are not intended to continue after the Closing.  Prior to the Closing, Purchaser shall use reasonable best efforts to put in place, effective as of the Closing, instruments to replace the Performance Guarantees.  Purchaser shall use reasonable best efforts, and Seller shall cooperate as reasonably requested by Purchaser to, cause Purchaser or any of its Affiliates to be substituted in all respects for the member of the Seller Group that is party to the Performance Guarantee, effective as of the Closing Date, in respect of all obligations of the applicable member of the Seller Group that is party to the Performance Guarantee, so that as a result of such substitution, the member of the Seller Group that is party to the Performance Guarantee shall, from and after the Closing, cease to have any obligation whatsoever arising from or in connection with the Performance Guarantees.
(b)For any Performance Guarantee for which the member of the Seller Group that is party to the Performance Guarantee has not been completely released of by the Closing Date, then from the Closing until the earlier of (x) the date that the Remaining Seller Group is completely and unconditionally released from each Performance Guarantee and (y) the date that the Performance Guarantee terminates in accordance with its terms (i) Seller shall, and shall cause its Controlled Affiliates to, cause any such Performance Guarantee to remain in effect, provided that the Remaining Seller Group shall be under no obligation to renew or extend the term of any existing Performance Guarantee, provided, further that the obligation in this clause (i) shall expire on the date that is twelve (12) months from the Closing Date; (ii) Purchaser shall continue to use its reasonable best efforts to obtain promptly the complete and unconditional release of the member of the Seller Group that is party to the Performance Guarantee from each Performance Guarantee following the Closing; (iii) Purchaser shall indemnify the Remaining Seller Group for any demand or draw upon, or withdrawal from, any Performance Guarantee and from and against any and all Liability incurred, directly or indirectly, in connection with the Remaining Seller Group continuing to keep the Performance Guarantees outstanding; and (iv) Purchaser shall not amend, modify or renew any Contract subject to a Performance Guarantee in any manner without the consent of the member of the Remaining Seller Group that is party to the Performance Guarantee in its sole discretion.
Section 6.03Commingled Contracts.
(a)Purchaser and Seller shall cooperate and use reasonable best efforts to cause each counterparty (the “Counterparty”) to each Commingled Contract set forth on Section 6.03 of the Disclosure Schedule or mutually identified by Purchaser and Seller prior to the Closing Date to enter into stand-alone arrangements (i) between a Transferred Entity, Purchaser or its relevant Affiliate on the one hand, and the Counterparty on the other hand, in respect of the goods or services that the Counterparty provided to or received from the Business under such Commingled Contract and (ii) between Seller or its relevant Affiliate on the one hand, and the Counterparty on the other hand, in respect of the goods or services that the Counterparty provided to or received from the Remaining Seller Group in respect of businesses other than the Business under such Commingled Contract, in each case, on terms substantially similar to those in existence on the date hereof in respect of those respective goods or services (such act, the “Contract Separation”); provided, however, that no member of the Seller Group shall be required to take any Extraordinary Actions in connection with the foregoing.
(b)To the extent the Contract Separation has not been completed on or prior to the Closing Date in respect of any Commingled Contract set forth on Section 6.03 of the Disclosure Schedule or mutually identified by Purchaser and Seller prior to the Closing Date (such Commingled Contract, a “Stranded Commingled Contract”) then from the Closing until the earlier of (w) the date that is ten (10) months from the Closing Date, (x) the completion of the Contract Separation, (y) the expiration or termination of the Stranded Commingled Contract in accordance with its terms (without any extensions or renewals thereof) and (z) the applicable timeframe indicated in the Transition Services Agreement, each of Purchaser and its Affiliates, on the one hand, and Seller and its Affiliates, on the other hand, shall (i) provide or cause to be provided to the other parties all commercially reasonable assistance as is reasonably requested in connection with completing the Contract Separation (provided that no member of the Seller Group shall be required to take any Extraordinary Actions in connection therewith) and (ii) solely to the extent permitted by the terms of the applicable Stranded Commingled Contract and applicable Law, use reasonable best efforts to cooperate in a reasonable Back-to-Back Arrangement pursuant to the Transition Services Agreement on the terms and conditions set forth in the Transition Services Agreement.
(c)If such Contract Separation is not able to be completed or a Back-to-Back Arrangement is not permitted by the terms of the applicable Stranded Commingled Contract or applicable Law, then, subject to Seller’s or Purchaser’s, as applicable, compliance with the terms of this Agreement and the Transition Services Agreement, Seller or Purchaser, as applicable, will be deemed to have fulfilled its obligations under this Agreement and no member of the Seller Group or the Purchaser, as applicable, shall be subject to any Liability solely on account of the failure to complete the Contract Separation or to enter into a Back-to-Back Arrangement.  Purchaser further agrees that subject to Seller’s compliance with the terms of the Agreement and the Transition Services Agreement, no representation, warranty or covenant of Seller contained in this Agreement shall be breached or deemed to be breached, and no condition to Purchaser’s obligations to close the Transactions shall be deemed not satisfied solely as a result of the failure to obtain any such Consent, complete the Contract Separation or to enter into a Back-to-Back Arrangement.
Section 6.04Seller Names and Marks.
(a)After the Closing, Purchaser shall not, and shall not permit the Business to, use any of the Seller Name or Seller Marks. Purchaser agrees to take all action necessary to delete the Seller Name and Seller Marks from the Transferred Entities’ corporate names and trade names as soon as reasonably possible after the Closing but not later than thirty (30) days after the Closing Date, while replacing the same with a name that is not confusingly similar to any Seller Name or Seller Mark. Purchaser, for itself and its Affiliates, acknowledges and agrees that, except as specified in this Section 6.04, neither Purchaser nor any of its Affiliates shall have any rights in any of the Seller Name or Seller Marks, and neither Purchaser nor any of its Affiliates shall contest the ownership or validity of any rights of Seller or any of its Affiliates in or to any of the Seller Name or Seller Marks.  Notwithstanding the foregoing, Seller acknowledges that the Seller Name and Seller Marks may have been utilized prior to the Closing in connection with Contracts of the Business and any invoices, letters or other documentation used in and related to the Business and those materials shall, subject to the remainder of this Section 6.04, not be deemed a breach of this Section 6.04; provided, however, that Purchaser shall use reasonable efforts to notify all counterparties to such Contracts of the Transaction and the name change as soon as reasonably possible, but not later than sixty (60) days after the Closing.
(b)In addition to any and all other available remedies, Purchaser shall defend, indemnify and hold harmless the Seller Related Parties from and against any and all claims that may arise out of the use of the Seller Name or Seller Marks by the Business, Purchaser, or any of its Affiliates, in violation of or outside the scope permitted by this Section 6.04.  Notwithstanding anything in this Agreement to the contrary, Purchaser hereby acknowledges and agrees that in the event of any breach or threatened breach of this Section 6.04, Seller, in addition to any other remedies available to it, (A) shall be entitled to seek a preliminary injunction, temporary restraining order or other equivalent relief restraining Purchaser and any of its Affiliates (including, after the Closing, the Business) from any such breach or threatened breach and (B) shall not be required to provide any bond or other security in connection with any such injunction, order or other relief.
Section 6.05Insurance.
(a)From and after the Closing Date, the Business and Transferred Entities shall cease to be insured by the Remaining Seller Group’s insurance policies or by any of their self-insured programs and any insurance policies related to the Business or the Transferred Assets or Transferred Entities shall continue in force only for the benefit of the Remaining Seller Group and not for the benefit of Purchaser or the Business.
(b)With respect to any third-party, occurrence-based workers comp, auto and general liability insurance policies of the Seller Group, for a period of one (1) year following the

Closing Date, the Purchaser shall, subject to Section 6.05(c) below, be permitted to make claims with respect to the Business or the Transferred Entities under such policies to the extent that coverage under such insurance policies applies and provided that the events underlying any such claim occurred prior to the Closing.
(c)With respect to the foregoing Section 6.05(b) and any such claims made by the Purchaser: (i) all costs and expenses (including with respect to any applicable deductibles and/or retentions and increased premiums) incurred in connection with such claim shall be borne solely by the Purchaser, and Purchaser shall otherwise be liable for all uninsured or uncovered amounts of such claims; (ii) the Purchaser shall reimburse Seller or its applicable Affiliate for all of its out-of-pocket costs and expenses incurred by them in connection with any actions taken with respect to the foregoing Section 6.05(b), including with respect to actions taken in furtherance of the foregoing Section 6.05(b); (iii) the Purchaser shall provide prior written notice to Seller of all such coverage claims to be made; (iv) Seller shall have the right but not the duty to monitor and/or associate with such claims; and (v) the Purchaser shall not (x) amend, modify or waive any rights of Seller, its Affiliates or other insureds under any such insurance policies and programs, or (y) assign any such policies or any rights or claims under such policies.
Section 6.06Wrong-Pockets.
(a)If at any time during the five (5)-year period after the Closing, any member of the Remaining Seller Group receives (i) any refund or other amount which is a Transferred Asset or is otherwise properly due and owing to Purchaser in accordance with the terms of this Agreement or (ii) any refund or other amount which is related to claims or other matters for which Purchaser is responsible hereunder, and which amount is not an Excluded Asset, or is otherwise properly due and owing to Purchaser in accordance with the terms of this Agreement, Seller promptly shall remit, or shall cause to be remitted, such amount to Purchaser or its designated Affiliate(s); or
(b)If at any time during the five (5)-year period after the Closing, Purchaser or any of its Affiliates receives (i) any refund or other amount which is an Excluded Asset or is otherwise properly due and owing to any member of the Remaining Seller Group in accordance with the terms of this Agreement, or (ii) any refund or other amount which is related to claims or other matters for which Seller is responsible hereunder, and which amount is not a Transferred Asset, or is otherwise properly due and owing to any member of the Remaining Seller Group in accordance with the terms of this Agreement, Purchaser promptly shall remit, or shall cause to be remitted, such amount to Seller or its designated Affiliate(s).
(c)If at any time after the Closing, Purchaser or any of its Affiliates shall receive or otherwise possess any asset or liability that should belong to any member of the Remaining Seller Group pursuant to this Agreement, Purchaser shall, except to the extent the asset is not transferable as provided in Section 2.06 promptly notify and transfer, or cause to be transferred, such asset or liability to Seller or any of its Affiliates.  If at any time after the Closing, any member of the Remaining Seller Group shall receive or otherwise possess any asset or liability that should belong to Purchaser or any of its Affiliates pursuant to this Agreement, Seller shall, except to the extent the asset is not transferable as provided in Section 2.06, promptly notify and transfer, or cause to be transferred, such asset or Liability to Purchaser or any of its Affiliates.  Prior to any such transfer of assets pursuant to this Section 6.06(c), Seller and Purchaser agree that the Person receiving or possessing such asset shall hold such asset in trust for the Person to whom such asset should rightfully belong pursuant to this Agreement.
(d)If at any time there exist (i) assets that any party discovers were, contrary to the agreements among the parties, by mistake or unintentional or other omission, transferred to Purchaser or retained by Seller or any of their respective Affiliates or (ii) Liabilities that any party discovers were, contrary to the agreements among the parties, by mistake or unintentional or other omission, assumed by Purchaser or retained by Seller or any of their respective Affiliates, then the parties shall cooperate in good faith to effect the transfer or retransfer of such misallocated assets, and/or the assumption or reassumption of misallocated Liabilities, to or by the appropriate Person as promptly as practicable and shall not use the determination that remedial actions need to be taken to alter the original intent of the parties with respect to the assets to be transferred to or Liabilities to be assumed by Purchaser or retained by Sellers or any of their respective Affiliates.  Each party shall reimburse any other party or make other financial adjustments or other adjustments to remedy any mistakes or omissions relating to any of the assets transferred or any of the Liabilities assumed or retained pursuant to this Section 6.06(c).
(e)Seller and Purchaser agree that at all times from and after the Closing, if an Action is commenced by a third party naming both parties (or any Affiliate of such party) as defendants and with respect to which a named party (or any Affiliate of such party) is a nominal defendant and/or such Action is otherwise not a Liability allocated to such named party under this Agreement, then the other party shall reasonably cooperate with such nominal defendant in such nominal defendant’s efforts to be removed from such Action.
(f)Each party hereto shall cooperate with each other party hereto and shall set up procedures and notifications as are reasonably necessary or advisable to effectuate the transfers contemplated by this Section 6.06.
(g)For the avoidance of doubt, the transfer or assumption of any assets or Liabilities under this Section 6.06 shall be effected without any additional consideration payable by any party hereto.
Section 6.07Transition Services.  The parties agree that, during the Pre-Closing Period, the parties will negotiate in good faith to develop the Service Schedules to the Transition Services Agreement.  Unless otherwise mutually agreed in writing by the parties, the terms and conditions for the provision of the Services (as defined in the Transition Services Agreement), as will be set out on the Service Schedules to the Transition Services Agreement, shall in any case (a) include the services described, and (b) be provided consistent with the terms and principles set forth on Section 6.07 of the Disclosure Schedule.

Article VII

EMPLOYEE MATTERS
Section 7.01Pre-Closing Communication.  During the Pre-Closing Period, Purchaser shall provide Seller with advance copies of, and shall consult with Seller and obtain Seller’s consent (which consent shall not be unreasonably withheld, conditioned or delayed) before distributing any communications to any Business Employee about post-Closing employee benefits or post-Closing terms of employment; provided that this sentence shall not apply to (i)(i) any individual, non-commercial conversations or communications regarding matters not covered by any of this Agreement and not otherwise relating to the post-Closing employment of Business Employees or (ii)(ii) any individual offer letter for a particular country that contains only immaterial differences from a form offer letter for such country for which Purchaser and its Affiliates have previously complied with the requirements of this Section 7.01 (including obtaining Seller’s consent).
Section 7.02Transfer of Employment Terms and Conditions of Employment.
(a)Offers of Employment.  In relation to any Business Employee who is not employed by a Transferred Entity as of the date of this Agreement and whose employment will not automatically transfer to a Transferred Entity or Purchaser or its Affiliates automatically by operation of Law as described in Section 7.02(c) or otherwise, Seller shall be permitted to take, or shall be permitted to cause its Controlled Affiliates to take, all actions required or permitted in accordance with applicable Law in respect of the transfer of employment of such Business Employees to a Transferred Entity or Purchaser or one of its Affiliates, and Seller shall encourage each Business Employee to accept any offers of employment pursuant to this Section 7.02(a) in its communications with such individuals provided that, for the avoidance of doubt, nothing herein shall be interpreted as requiring Seller or any of its Controlled Affiliates to provide any such Business Employee with any additional compensation or benefits or otherwise incur any Liability; and not less than ten (10) Business Days prior to the Closing, any relevant Transferred Entity or Purchaser or one of its Affiliates will offer employment, effective prior to (in the case of Transferred Entity) or on (in the case of a Transferred Entity or Purchaser or any of its Affiliates), the Closing Date (the “Transfer Time”), to such Business Employee in accordance with this Agreement (where such offer may, where relevant, be a tri-partite agreement between any relevant Business Employee, his or her current employer and intended new employer or constitute any other employee transfer method which is agreed in writing between Seller and Purchaser).  Offers pursuant to this Section 7.02(a) shall (A) be for a position commensurate with the skills and experience of such Business Employee (including level of responsibility and duties performed with respect to the Business) and at a geographic work location that is within ten (10) miles of the applicable Business Employee’s primary work location immediately prior to the Transfer Time (or, to the extent applicable in jurisdictions other than the United States, within such lesser radius as is necessary to ensure severance is not due in connection with such relocation); (B) otherwise comply in all respects with applicable Law (including with respect to compensation and benefits) and (C) recognize and take over the Business Employee’s accrued length of service with the Seller Group at the Transfer Time (other than, unless required by applicable Law, vesting of any employer matching contributions made under the Caleres Inc. 401(k) Savings Plan or the

Caleres Inc. Hourly 401(k) Savings Plan (collectively, the “Caleres 401(k) Plans”), as applicable, or benefit accrual under a defined benefit pension plan).  Purchaser shall comply with all applicable Laws relating to the offers of employment to the Business Employees on and after the Closing Date. Each Business Employee who accepts an offer (including for the avoidance of doubt an offer made under Section 7.02(b)) and any Business Employee who automatically transfers to Purchaser or its Affiliates, pursuant to the Transfer Regulations or otherwise (including as a result of being employed by a Transferred Entity at the Closing), shall be a “Transferred Employee”.  Nothing herein shall be construed as a representation or guarantee by the Seller Group or any of its Affiliates that any particular Business Employee shall accept Purchaser’s or its Affiliate’s offer of employment or shall continue in employment with Purchaser or its Affiliates following the Closing (or with the Seller Group or any of its Affiliates).  Seller and Purchaser intend that the Transactions, including any transfers of employment, shall to the maximum extent possible not constitute a severance or termination of employment of any Business Employee prior to or upon the Closing for purposes of any severance or termination benefit plan, program, policy, agreement or arrangement of Seller or any of its Affiliates, and that Transferred Employees shall have continuous and uninterrupted employment immediately before and immediately after the Closing, and Purchaser shall comply with any applicable requirements under applicable Law or otherwise to ensure the same.  However, Seller shall be solely liable for the payment of any severance or other termination compensation or benefits, and any liability under the WARN Act, to which any Business Employee may be entitled as a result of such Business Employee’s (i) rejection of an offer of employment from Purchaser, (ii) failure to commence employment pursuant to such offer, (iii) failure to satisfy the conditions set forth in such offer letter, or (iv) inability to demonstrate that such Business Employee is able to work lawfully in the United States.
(b)Inactive Employees.  With respect to any Business Employee to whom Purchaser or one of its Affiliates is required to make an offer of employment pursuant to Section 7.02(a), and who, as of the Closing Date, (i) is on approved leave of absence from work with Seller or its Controlled Affiliates due to long-term disability or workers’ compensation leave or another bona fide leave of absence and (ii) has a right of return to active service under an applicable policy of the Seller or its Controlled Affiliates or applicable Law (each, an “Inactive Employee”), Purchaser shall offer employment to such individual on the earliest practicable date following the return of such individual to work with Seller or its Controlled Affiliates and otherwise on terms and conditions consistent with Section 7.02(a); provided that such employee returns to work within 180 days following the Closing Date or such later time as required by applicable Law or the terms of any applicable Labor Agreement.  In the case of any Inactive Employee who becomes a Transferred Employee following the Closing Date, all references in this Agreement to (1) the Closing Date, other than Section 7.02(d), shall be deemed to be references to the date on which such individual becomes a Transferred Employee and (2) the Transfer Time shall be deemed to be references to 9:00 a.m. (local time), on the date that such individual becomes a Transferred Employee.
(c)Automatic Transfer Employees.  In any jurisdiction where the employment of an Automatic Transfer Employee can transfer automatically to a Transferred Entity prior to or on the Closing or to Purchaser or any of its Affiliates (as applicable) (any such employer, a “Receiving Employer”) upon the occurrence of the Closing pursuant to the Transfer Regulations (an “Automatic Transfer”), the parties acknowledge the Transaction and/or any related steps to constitute the transfer of an undertaking or any other applicable legal basis for the purposes of the Transfer Regulations, which shall result in the terms and conditions of employment (excluding in relation to any terms specifically and expressly excluded under the Transfer Regulations) of any such Automatic Transfer Employee having effect on and from the date of any relevant Automatic Transfer as if originally made between any such Automatic Transfer Employee and any relevant Receiving Employer (subject to any objection to such transfer by any relevant Automatic Transfer Employee pursuant to the Transfer Regulations).  Purchaser and Seller agree to take, or cause their respective Controlled Affiliates to take, all actions required under of the Transfer Regulations and any other applicable Law to seek to ensure the transfer of each Automatic Transfer Employee as envisaged in this Agreement; provided, that, for the avoidance of doubt, nothing herein shall be interpreted as requiring Seller or any of its Controlled Affiliates to provide any such Business Employee with any additional compensation or benefits or otherwise incur any Liability.
(d)Terms and Conditions of Employment.  Any relevant Transferred Entity or Purchaser and its Affiliates shall provide to each Transferred Employee a position commensurate with the skills and experience of such Business Employee (including level of responsibility and duties performed with respect to the Business) and at a geographic work location that is within ten (10) miles of the applicable Business Employee’s primary work location immediately prior to the Closing Date (or, to the extent applicable in jurisdictions other than the United States, within such lesser radius as is necessary to ensure severance is not due in connection with such relocation), and that otherwise complies in all respects with applicable Law and the terms of any applicable collective bargaining agreements (including with respect to compensation and benefits).  Notwithstanding the generality of the foregoing, so long as such Transferred Employee continues to be employed with any Transferred Entity, Purchaser or any Affiliate thereof, Purchaser and its Affiliates shall provide each Transferred Employee with (i) for a period of at least twelve (12) months following the Closing Date, a base salary or regular hourly wage, as applicable, that is not less than the base salary or regular hourly wage, as applicable, provided to such Transferred Employee immediately prior to the Closing, (ii) until the end of Purchaser’s fiscal year 2025, bonus and short-term cash opportunities that are not less favorable, in the aggregate, than the bonus and short-term cash opportunities provided to such Transferred Employee immediately prior to the Closing; (iii) employee benefits that are substantially comparable, in the aggregate, to the employee benefits provided to similarly situated employees of Purchaser and its Affiliates, and (iv) until the end of Purchaser’s fiscal year 2025, severance protections and benefits that are at least as favorable, in the aggregate, to the severance protections and benefits provided to such Transferred Employee immediately prior to Closing; provided that, for the avoidance of doubt, and where permitted by applicable Law, Purchaser may satisfy its obligations pursuant to clause (iii) by providing cash payments or other benefits, and, subject in each case, to any requirement for the Purchaser to provide more favorable benefit entitlements pursuant to the Transfer Regulations.  Purchaser shall, and shall procure that its Affiliates shall, (y) for each Transferred Employee who was represented by a Union immediately prior to the Closing Date, recognize such Union as the exclusive bargaining representative of such Transferred Employee and (z) assume and comply with all Labor Agreements and any other trade union, works council and other employee representative body agreements applicable to the Transferred Employees.

Section 7.03Service Credit, Etc.  Effective from and after the Closing Date, Purchaser or its Affiliates shall, and, as applicable, shall use commercially reasonable efforts to cause its insurance carrier to (i) recognize, for all purposes (other than, unless required by applicable Law, vesting of employer matching contributions under the Caleres 401(k) Plans or benefit accrual under a defined benefit pension plan) under all plans, programs, schemes and arrangements established, maintained or contributed to by Purchaser or its Affiliates for the benefit of the Transferred Employees (the “Purchaser Plans”) or any plans or benefit required by applicable Law to be provided, service with the Seller Group prior to the Closing Date to the extent such service was recognized under the corresponding Benefit Plan covering such Transferred Employees or any plan or benefit required to by applicable Law to be provided, including for purposes of eligibility, vesting and benefit levels and accruals, in each case, except where it would result in a duplication of benefits (other than, unless required by applicable Law, vesting of employer matching contributions under the Caleres 401(k) Plans or benefit accrual under a defined benefit pension plan), (ii) waive any pre-existing condition exclusion, actively-at-work requirement or waiting period under all employee health and other welfare benefit plans established or maintained by Purchaser or its Affiliates for the benefit of the Transferred Employees, except to the extent such pre-existing condition, exclusion, requirement or waiting period would have applied to such individual under the corresponding Benefit Plan, and (iii) provide full credit for any co-payments, deductibles or similar payments made or incurred prior to the Closing Date for the plan year in which the Closing occurs.
Section 7.04Benefit Plan Participation.
(a)Effective as of the Closing Date (or any relevant later date in accordance with this Agreement), each Transferred Employee shall cease to be an employee of the Seller Group and, except as set forth herein or in the Transition Services Agreement, shall cease to participate in any Seller Plan as an active employee.
(b)Notwithstanding any other provision of this Agreement, on and from the Closing, Purchaser and its Affiliates shall assume and honor (or cause any of its relevant Affiliates to assume and honor) in accordance with their existing terms, the Assumed Benefit Plans and be solely responsible and liable (or cause its relevant Affiliates to be responsible and liable) for the operation and administration of, and any and all Liabilities relating to, any Assumed Benefit Plan.
(c)Each U.S. Transferred Employee who is a participant in tax-qualified defined contribution retirement plan will be allowed to participate, effective as of the Closing Date, in a tax qualified plan that is intended to satisfy the provisions of Section 401(k) of the Code that is sponsored by the Purchaser or one of its Subsidiaries (the “Purchaser 401(k) Plan”).  Purchaser or its Affiliates shall take the necessary action, including any necessary plan amendments, to cause the Purchaser 401(k) Plan to permit each such Transferred Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(3) of the Code, inclusive of loans), in the form of cash or notes (in the case of loans), in an amount equal to the full account balance distributable to such Transferred Employee from the 401(k) plan maintained by Seller to the Purchaser 401(k) Plan; provided, that Purchaser shall not have any obligation to accept any rollovers from the 401(k) Plan maintained by Seller unless and until Seller has determined, in its sole but reasonable discretion, that such 401(k) Plan complies with all applicable Laws related to such plan’s tax qualified status.
Section 7.05Bonus Payments.  Purchaser and its Affiliates shall retain or assume all Liabilities with respect to the Transferred Employees under the annual or short-term cash incentive bonus plans that are Seller Plans or are set forth on Section 7.05 of the Disclosure Schedule (the “Cash Bonus Plans”) to the extent such Liabilities are accrued under the Cash Bonus Plans in Net Working Capital.  Purchaser or its applicable Affiliate shall timely and in any event not later than the date required by the applicable Cash Bonus Plan pay no less than the amount of bonuses accrued under the Cash Bonus Plans in Net Working Capital on the Final Closing Statement in respect of the period prior to Closing to each applicable Transferred Employee, subject to such Transferred Employee’s continued employment with Purchaser or its Affiliates through August 15, 2025.
Section 7.06Seller Equity Awards. With respect to each Transferred Employee who holds unvested equity or equity-based awards immediately prior to the Closing, Seller shall, cause a pro-rata portion of such equity or equity-based award to vest based on the number of days the applicable Transferred Employee was employed from the grant date through the date of such Transferred Employee’s termination of employment with the Seller Group (excluding any awards which have already become vested on prior applicable vesting dates) and remain outstanding and be settled in accordance with the original vesting date(s) set forth in the applicable award agreement.
Section 7.07Accrued PTO. In addition to the requirements imposed by Applicable Law, and except where prohibited by Applicable Law, Purchaser shall recognize and credit each Transferred Employee’s paid time off, vacation, pay-in-lieu, sick leave or similar leave that is accrued but unused immediately prior to the Closing to the extent that such paid time off, vacation, pay-in-lieu, sick leave or similar leave is accrued in Net Working Capital on the Final Closing Statement.
Section 7.08No Third Party Beneficiaries.  Nothing contained in this Agreement shall, or shall be construed so as to, (i) prevent or restrict in any way the right of the Purchaser to terminate, reassign, promote or demote any Transferred Employee or any other employee, independent contractor, director or other service provider of a Transferred Entity (or to cause any of the foregoing actions) at any time following the Closing, or to change (or cause the change of) the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment or service of any such service providers at any time following the Closing; (ii) constitute an amendment or modification of any Benefit Plan or employee benefit plan; (iii) create any third party rights in any such current or former service provider of a Transferred Entity (including any beneficiary or dependent thereof); or (iv) obligate Purchaser to adopt or maintain any particular plan or program or other compensatory or benefits arrangement at any time or prevent Purchaser from modifying or terminating any such plan, program or other compensatory or benefits arrangement at any time.

Article VIII

TAX MATTERS
Section 8.01Tax Return Preparation.
(a)Seller Tax Group. Notwithstanding anything herein to the contrary, Seller and its Affiliates (other than the Transferred Entities) shall be responsible for preparing and filing all Tax Returns for any Seller Tax Group if a member of the Remaining Seller Group is required by Law to file such Tax Return, and Seller shall have sole and absolute discretion regarding the preparation, filing and content of such Tax Returns and the conduct and resolution of any Tax Contest with respect thereto if and to the extent a member of the Remaining Seller Group is liable for the payment of the related Tax.  Purchaser hereby acknowledges and agrees that, with respect to any Transferred Entity that was a member of a Seller Tax Group on or prior to the Closing Date, to the extent relevant, Seller shall determine in its sole discretion the portion (if any) of the Tax attributes of the Seller Tax Group allocated to the Transferred Entity in accordance with applicable Law, and Purchaser hereby agrees to file all applicable Tax Returns in a manner consistent with such allocation.
(b)Transferred Entities.  Purchaser shall prepare or caused to be prepared all Tax Returns of the Transferred Entities with respect to any Pre-Closing Tax Period (including any Straddle Period) that are required to be filed after the Closing Date.  Prior to the final determination of the Adjustment Amount pursuant to Section 2.04, or otherwise if relevant in determining any Tax liability for which any member of the Remaining Seller Group is responsible, Purchaser shall provide a copy of any such Tax Return to Seller, (i) in the case of an Income Tax Return, at least thirty (30) days prior to the due date thereof, or (ii) in the case of any other Tax Return, at least fifteen (15) days prior to the due date thereof, and Purchaser shall consider in good faith all revisions reasonably requested by Seller.
(c)Transaction Deductions.  For purposes of preparing all relevant Tax Returns, Purchaser and Seller agree that any deductions of the Transferred Entities arising out of (i) bonuses paid or payable by the Transferred Entities as a result of or in connection with the consummation of the Transaction, (ii) any fees, expenses, premiums and penalties of the Transferred Entities with respect to the prepayment or repayment of debt and the write-off or acceleration of the amortization of deferred financing costs, (iii) any Transaction Expenses and (iv) any other expenses that are economically borne by the Remaining Seller Group arising in connection with the Transaction, shall be, to the extent permitted by applicable Law on at least a more likely than not basis, allocated to the Pre-Closing Tax Period.
Section 8.02Cooperation on Tax Matters.  Purchaser, the Transferred Entities and Seller shall cooperate, as and to the extent reasonably requested by the other parties, and at the requesting party’s cost and expense, in connection with the preparation and filing of Tax Returns and any Tax Contest, in each case, relating to the Business or the Transferred Entities.  Such cooperation shall include the provision of records and information reasonably requested by the other parties which are reasonably relevant to any such Tax Return or Tax Contest and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 8.03Transfer Taxes.  All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the Transaction (“Transfer Taxes”) shall be borne and timely paid the party to whom such Transfer Taxes are allocated, as follows: (i) any Transfer Taxes that are calculated by reference to the gain of Seller or any member of the Remaining Seller Group shall be allocated to Seller, (ii) any Transfer Taxes that are recoverable by the Purchaser shall be allocated to the Purchaser, and (iii) any other Transfer Taxes shall be allocated fifty percent (50%) to Seller, on the one hand, and fifty percent (50%) to by Purchaser, on the other hand.  The party obligated under applicable Law to file any Tax Return with respect to such Transfer Taxes shall, in a timely manner file all necessary Tax Returns and the other parties shall reasonably cooperate in the execution and filing thereof.
Section 8.04Tax Sharing Agreements.  Prior to the Closing Date, Seller shall cause any and all Tax sharing, Tax indemnity, Tax allocation and other similar Contracts between any one or more Transferred Entities, on the one hand, and any one or more members of the Remaining Seller Group, on the other hand, to be terminated; provided, that for the avoidance of doubt, this Section 8.04 shall not apply to any Contracts the parties to which include any one or more unrelated Persons.
Section 8.05Certain Actions.  Without Seller’s prior written consent, except as otherwise contemplated by this Agreement, Purchaser shall not, and shall not cause or permit any of its Affiliates (including the Transferred Entities) to, in each case, to the extent such action could reasonably be expected to adversely affect Seller or any of its Affiliates (including by reason of such action increasing any Tax liability in Net Working Capital), (i) amend any Tax Return of, or make or change any Tax election with respect to, or initiate any voluntary disclosure or similar process with respect to the Transferred Entities for a Pre-Closing Tax Period, (ii) file any notice or request any documentation pursuant to Treasury Regulations Section 1.1502-77(f)(3) (or any comparable state, local or foreign Law), (iii) take any action on the Closing Date after the Closing (or any action effective on or prior to the Closing Date) outside the Ordinary Course of Business, (iv) file Tax Returns with respect to the Transferred Entities or Transferred Assets for a Pre-Closing Tax Period in a manner inconsistent with past practice or in a jurisdiction where the applicable Transferred Entity has not historically filed Tax Returns, or compromise or settle any Tax liability of any Transferred Entity or with respect to any Transferred Asset for a Pre-Closing Tax Period or (v) change any accounting method or adopt any convention with respect to the Transferred Entities or Transferred Assets that shifts taxable income from a period beginning (or deemed to begin) after the Closing Date to a taxable period (or portion thereof) ending on or before the Closing Date or shifts deductions or losses from a Pre-Closing Tax Period to a period beginning (or deemed to begin) after the Closing Date.
Section 8.06Straddle Periods.  For purposes of this Agreement, in the case of any Straddle Period, Taxes attributable to the portion of a Straddle Period ending on the day before the Closing Date shall: (a) in the case of Property Taxes, be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period and (b) in the case of any Taxes (other than Taxes described in clause (a)), be computed as if such taxable period ended as of the close of business on the day before the Closing Date (and, in the case of any Transferred Entity that owns an interest in an entity that is treated as (a) a partnership for Income Tax purposes or (b) as a “controlled foreign corporation” within the meaning of Section 957(a) of the Code, shall be deemed to include any Tax items that would be allocable to or taken into income by such Transferred Entity if the relevant Tax period of such partnership or controlled foreign corporation, respectively, ended on the day before the Closing Date).

Section 8.07Purchase Price Allocation.
(a)The parties agree that, the Purchase Price, plus the aggregate amount of the Transferred Liabilities and any other Liabilities treated as having been assumed by Purchaser for applicable Tax purposes as a result of Purchaser’s purchase of the Transferred Assets and Transferred Equity Interests pursuant to the terms of this Agreement, in each case, to the extent properly treated as additional consideration for applicable Tax purposes, and any other amounts properly treated as additional consideration for the Transferred Assets and Transferred Equity Interests for applicable Tax purposes shall be allocated among the Transferred Assets, the Transferred Equity Interests and the restrictive covenants in Section 5.08, and the portion allocated to the Transferred Equity Interests of any Transferred Entity shall be further allocated among the assets of such Transferred Entity, in each case, in accordance with Section 1060 of the Code and any similar provision of state, local or foreign Law, as applicable, (the “Allocation”).  Within ninety (90) days after the final determination of the Purchase Price, Purchaser shall provide Seller with a proposed final Allocation for Seller’s review and approval.  The Allocation shall become final and binding forty-five (45) days after Purchaser provides the Allocation to Seller, unless Seller provides written objections to the Allocation to the Purchaser prior to such date.  If Seller provides written objections to Purchaser prior to such date, Seller and Purchaser shall attempt in good faith to agree upon revisions to the Allocation, which, as revised, shall become final and binding when such agreement is reached.  If the Allocation becomes final and binding pursuant to the foregoing sentences, then Purchaser and Seller shall, and shall cause their respective Affiliates to file all applicable Tax Returns in a manner consistent with such Allocation; provided, however, that nothing contained herein shall be construed so as to prevent Purchaser, Seller or their respective Affiliates from settling, or require any of them to litigate, any proposed deficiency or adjustment by any Governmental Authority challenging such Allocation.  If Seller objects to the Allocation and Seller and Purchaser are unable to reach agreement on the Allocation within forty-five (45) days of receipt by Purchaser of such objection, each of Seller and Purchaser may allocate the Purchase Price, plus the aggregate amount of any Liabilities treated as having been assumed by Purchaser for applicable Tax purposes as a result of Purchaser’s purchase of the Transferred Assets and Transferred Equity Interests pursuant to the terms of this Agreement to the extent properly treated as additional consideration for applicable Tax purposes and other amounts properly treated as additional consideration for applicable Tax purposes among the Transferred Assets, the Transferred Equity Interests, the restrictive covenants in Section 5.08 and the assets of the Transferred Entities, as each such party deems reasonable, in its sole discretion.

Article IX

CONDITIONS TO CLOSING
Section 9.01Conditions to Obligations of Seller.  The obligations of Seller to consummate the Transaction shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:
(a)Representations, Warranties and Covenants.
(i)The representations and warranties of Purchaser contained in this Agreement (other than the Fundamental Representations and Warranties of Purchaser) (without giving effect to any materiality, materially adversely effect, material adverse effect or other similar qualification contained therein) shall be true and correct as of the Closing as though such representations and warranties were made at and as of the Closing (except for those representations and warranties that address matters only as of a particular date, which shall be true and correct as of such date), except where the failure of such representations and warranties to be true and correct has not had and is not reasonably expected to have, a material adverse effect on the ability of Purchaser to consummate the Transaction.
(ii)The Fundamental Representations and Warranties of Purchaser shall be true and correct in all but de minimis respects as of the Closing as though such representations and warranties were made at and as of the Closing (except for those representations and warranties that address matters only as of a particular date, which shall be true and correct in all but de minimis respects as of such date).
(iii)The covenants and agreements contained in this Agreement to be complied with or performed by Purchaser on or before the Closing shall have been complied with or performed in all material respects.
(b)No Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order that has the effect of making the Transaction illegal or otherwise restraining or prohibiting the consummation of the Transaction.

Any condition specified in this Section 9.01 that shall not have been satisfied or waived at or prior to the Closing shall be deemed to have been waived by Seller if the Closing occurs, notwithstanding the failure of such condition to have been satisfied or waived in writing.

Section 9.02Conditions to Obligations of Purchaser.  The obligations of Purchaser to consummate the Transaction shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:
(a)Representations, Warranties and Covenants.
(i)The representations and warranties of Seller in this Agreement (other than the Fundamental Representations and Warranties of Seller (but including the representations and warranties set forth in Section 3.17 and Section 3.22)) (without giving effect to any materiality, materially adversely effect, Material Adverse Effect or other similar qualification contained therein) shall be true and correct as of the date of the Closing as though such representations and warranties were made at and as of the Closing (except for those representations and warranties that address matters only as of a particular date, which shall be true and correct as of such date), except where the failure of such representations and warranties to be true and correct has not had and is not reasonably expected to have a Material Adverse Effect.
(ii)The Fundamental Representations and Warranties of Seller (other than the representations and warranties set forth in Section 3.17 and Section 3.22) shall be true and correct in all but de minimis respects as of the Closing as though such representations and warranties were made at and as of the Closing (except for those representations and warranties that address matters only as of a particular date, which shall be true and correct in all but de minimis respects as of such date).
(iii)The covenants and agreements contained in this Agreement to be complied with or performed by Seller at or before the Closing shall have been complied with or performed in all material respects.
(b)No Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order that has the effect of making the Transaction illegal or otherwise restraining or prohibiting the consummation of the Transaction.
(c)Material Adverse Effect.  Since the date of this Agreement there shall not have been any Material Adverse Effect that is continuing.

Any condition specified in this Section 9.02 that shall not have been satisfied or waived at or prior to the Closing shall be deemed to have been waived by Purchaser if the Closing occurs, notwithstanding the failure of such condition to have been satisfied or waived in writing.

Section 9.03Frustration of Conditions.  None of Seller nor Purchaser may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by the failure of Seller, on the one hand, or Purchaser, on the other hand, respectively, to (i) use reasonable best efforts to consummate the Transaction and (ii) otherwise comply with its obligations under this Agreement.
Article X

SURVIVAL AND INDEMNIFICATION
Section 10.01Non-Survival of Representations, Warranties and Covenants; Indemnification.
(a)None of the representations and warranties set forth in this Agreement or in any certificate delivered in connection herewith shall survive the Closing and no claim for breach of any such representation or warranty, detrimental reliance or other right or remedy may be brought after the Closing with respect thereto, and no member of the Seller Group, nor any of their respective officers, directors, employees, agents, representatives or Affiliates

(collectively, the “Seller Related Parties”) shall have any liability in respect thereof, regardless of whether such liability accrued prior to, on or after the Closing; provided, however, that the foregoing shall not limit Seller’s or Purchaser’s liability for Fraud.
(b)Each covenant and obligation contained in this Agreement that is required by its terms to be performed at or prior to the Closing shall terminate as of the Closing.  Each covenant and obligation contained in this Agreement that is required by its terms to be performed following the Closing shall survive the Closing in accordance with the term of its performance and shall terminate in accordance with its terms (a “Surviving Covenant”).
Section 10.02Indemnification by Seller.  Subject to the provisions of this Article X, effective as of and after the Closing, Seller shall indemnify, defend and hold harmless Purchaser and its Affiliates (including, following the Closing, the Transferred Entities) (collectively, the “Purchaser Indemnified Parties”), from and against any and all Losses incurred or suffered by any of the Purchaser Indemnified Parties to the extent resulting from or arising out of (a) any Excluded Liabilities, or (b) any breach of any Surviving Covenant of Seller.  The indemnification obligation of Seller pursuant to the foregoing clause (a) shall be uncapped, and the indemnification obligations of Seller pursuant to the foregoing clause (b) shall be capped at the amount of the Closing Payment.
Section 10.03Indemnification by Purchaser.  Subject to the provisions of this Article X, effective as of and after the Closing, Purchaser shall indemnify, defend and hold harmless Seller and its Affiliates (collectively, the “Seller Indemnified Parties”), from and against any and all Losses incurred or suffered by any of the Seller Indemnified Parties to the extent resulting from or arising out of (a) any Transferred Liability, or (b) any breach of any Surviving Covenant of Purchaser. The indemnification obligation of Purchaser pursuant to the foregoing clause (a) shall be uncapped, and the indemnification obligations of Purchaser pursuant to the foregoing clause (b) shall be capped at the amount of the Closing Payment.
Section 10.04Procedures.
(a)Any Person entitled to be indemnified under this Article X (the “Indemnified Party”) shall promptly give written notice to the party hereto from whom indemnification may be sought (the “Indemnifying Party”) of any pending or threatened Action against the Indemnified Party that has given or would reasonably be expected to give rise to such right of indemnification with respect to such Action (a “Third Party Claim”), indicating, with reasonable specificity, the nature of such Third Party Claim, the basis therefor, a copy of any material documentation received from the third party or, subject to the reasonable control of the Indemnified Party or its Affiliates, the amount and calculation of the Losses (if then known) for which the Indemnified Party may be entitled to indemnification under this Article X (and a good faith estimate of any such future Losses relating thereto, to the extent reasonably estimable), and the provision(s) of this Agreement in respect of which such Losses shall have occurred; provided, however, that the failure to list any provisions in such a notice shall not prohibit the Indemnified Party from recovering on the basis of such provisions.  A failure by the Indemnified Party to give notice of a Third Party Claim pursuant to this Section 10.04(a) or to tender the defense of the Third Party Claim pursuant to Section 10.04(b) shall not limit the obligations of the Indemnifying Party under this Article X, except to the extent such Indemnifying Party is actually and materially prejudiced thereby.
(b)With respect to any Third Party Claim, the Indemnifying Party under this Article X shall have the right, but not the obligation, to assume the control and defense, at its own expense and by counsel of its own choosing (who shall be reasonably acceptable to the Indemnified Party), of such Third Party Claim and any Third Party Claims related to the same or a substantially similar set of facts by providing written notice to the Indemnified Party within thirty (30) days of receiving notice of the Third Party Claim pursuant to Section 10.04(a); provided that the Indemnifying Party shall not be entitled to assume the control and defense of such Third Party Claim, and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party, if (i) such Third Party Claim relates to, or arises in connection with, a criminal Action; (ii) an actual conflict of interest exists between the applicable Indemnified Party and the Indemnifying Party with respect to the defense of such Third Party Claim (including if there are specific defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party and that could be materially adverse to the Indemnifying Party); (iii) upon petition by the Indemnified Party, an appropriate court of competent jurisdiction rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such Third Party Claim; (iv) the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party; or (v) the Third Party Claim imposes liability on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder.
(c)If the Indemnifying Party so undertakes to control and defend any such Third Party Claim pursuant to Section 10.04(b), (i) such Third Party Claim underlying such defense will be irrevocably and unconditionally deemed to be indemnifiable under this Agreement, and the Indemnifying Party, by assuming the control of the defense of such Third Party Claim, thereby waives its right to make any claim that any Losses suffered by the Indemnified Party (other than the fees of the Indemnified Party’s separate legal counsel or any other expenses incurred by the Indemnified Party without the request or direction of, or in connection with, the Indemnified Party) are not indemnifiable hereunder, (ii) the Indemnified Party shall reasonably cooperate with the Indemnifying Party and its counsel in the defense against, and settlement of, any such Third Party Claim and (iii) the Indemnifying Party shall keep the Indemnified Party timely appraised of any material developments with respect to such Third Party Claim and the Indemnified Party shall be entitled to receive copies of all pleadings, notices and communications with respect to such Third Party Claim as the Indemnified Party may reasonably request; provided, however, that the Indemnifying Party shall not settle any such Third Party Claim without the written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed) unless such settlement (A) does not involve any non-monetary relief against or any finding or admission of any violation of Law or wrongdoing by the Indemnified Party, (B) expressly and unconditionally releases the Indemnified Party and its Affiliates from all liabilities and obligations with respect to such Third Party Claim and (C) any money damages are borne solely by the Indemnifying Party and, in such case, the Indemnifying Party shall notify the Indemnified Party in writing prior to effecting any settlement and shall make available a copy of the settlement agreement for the Indemnified Party’s review prior to execution thereof.  Subject to the foregoing, if the Indemnifying Party so undertakes to control and defend any such Third Party Claim, the Indemnified Party shall have the right to participate in, but not control, the defense of such Action at its own cost and expense, and to employ separate legal counsel, which legal counsel shall cooperate with the Indemnifying Party and its legal counsel.
(d)In the event the Indemnifying Party does not elect, or is not permitted, to assume control of the defense of a Third Party Claim pursuant to Section 10.04(c), then the Indemnified Party shall have the right to assume the control and defense (the reasonable costs and expense of which will be borne by the Indemnifying Party) with counsel of its own choosing.  In such case, (i) the Indemnifying Party shall reasonably cooperate with the Indemnified Party and its counsel in the defense against, and settlement of, any such Third Party Claim and (ii) the Indemnified Party shall keep the Indemnifying Party timely appraised of any material developments with respect to such Third Party Claim and the Indemnifying Party shall be entitled to receive copies of such pleadings, notices and communications with respect to any Third Party Claim as the Indemnifying Party may reasonably request; provided, however, that the Indemnified Party may not settle any Third Party Claim without the written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed).  If the Indemnifying Party does not assume the control and defense of a Third Party Claim, it shall nevertheless be entitled to participate in, but not control, the defense of such Action at its own cost and expense and to employ separate legal counsel at its own cost and expense, which legal counsel shall cooperate with the Indemnified Party and its legal counsel.
(e)With respect to any Third Party Claim that implicates Seller and its Controlled Affiliates on the one hand, and Purchaser and its Controlled Affiliates, on the other hand, in any material respect due to the allocation of Liabilities, responsibilities for management of defense and related indemnities pursuant to this Agreement (a “Shared Matter”), the Seller and the Purchaser shall use reasonable best efforts to cooperate fully and maintain a joint defense (in a manner that is intended to preserve for all parties any privilege with respect thereto).  Notwithstanding anything to the contrary herein, the parties may jointly retain counsel (in which case the cost of counsel shall be shared in proportion to their expected financial exposure, which costs shall be reallocated at such time as the expected financial exposure is finally determined in proportion to such finally determined financial exposure) or retain separate counsel (in which case each party will bear the cost of its separate counsel) with respect to any Shared Matter.  If the parties jointly retain counsel and the expected financial exposure is not reasonably estimable, then the parties shall equally share the cost of joint counsel until such time as the expected financial exposure is finally determined.  The party with the greater financial exposure to a Shared Matter shall manage such Shared Matter; provided that any outside counsel employed by a party managing the Third Party Claim with respect thereto shall be subject to the approval of the other party (not to be unreasonably withheld, conditioned or delayed); provided further, that if the Third Party Claim involves the pursuit of any criminal sanctions or penalties or seeks equitable or injunctive relief against any party or a Subsidiary of a party, that party shall be entitled to control the defense of the claim against such party.  The party managing such Shared Matter shall on a quarterly basis, or if a material development occurs as soon as reasonably practicable thereafter, inform the other party of the status of and developments relating to any Shared Matter and provide copies of any material document, notices or other materials related to such Shared Matter; provided that the failure to provide any such information shall not be a basis for liability of a party managing such Shared Matter except and solely to the extent the other party shall have been actually and materially prejudiced thereby.
(f)In the event that any Indemnified Party has or may have an indemnification claim against any Indemnifying Party under this Article X that does not involve a Third Party Claim, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party indicating, with reasonable specificity, to the extent then known by the Indemnified Party, the nature of such claim, the basis therefor, the amount and calculation of the Losses (if then known) for which the Indemnified Party is entitled to indemnification under this Article X (and a good-faith estimate of any such future Losses relating thereto), and the provision(s) of this Agreement in respect of which such Losses shall have occurred (provided, however, that the failure to list any provisions in such a notice shall not prohibit the Indemnified Party from recovering on the basis of such provisions).  A failure by the Indemnified Party to give notice in a timely manner pursuant to this Section 10.04(f) shall not limit the obligations of the Indemnifying Party under this Article X except to the extent such Indemnifying Party is actually and materially prejudiced thereby.  If the Indemnifying Party disputes its liability with respect to such claim, the Indemnifying Party shall so notify in writing the Indemnified Party within thirty (30) days after the Indemnifying Party receives notice from the Indemnified Party of such claim, specifying in reasonable detail the points of disagreement. Upon receipt of such notice of dispute, Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute. Except as otherwise set forth in this Agreement, if any such dispute cannot be resolved by the Indemnified Party and Indemnifying Party within thirty (30) days after the Indemnifying Party receives notice from the Indemnified Party, then the Indemnified Party may file suit with respect to any amounts in dispute in the appropriate court of competent jurisdiction set forth in Section 12.12(a).
(g)Notwithstanding the foregoing, the conduct of any Tax Contest of a Seller Tax Group shall be governed by Section 8.01(a), rather than this Section 10.04.
Section 10.05Mitigation.  Each of the parties hereto agrees to use, and to cause its Affiliates to use its reasonable best efforts to mitigate its respective Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses that are indemnifiable hereunder (and the reasonable and documented costs and expenses of such mitigation shall be indemnifiable Losses hereunder).  No Indemnified Party shall be entitled to be indemnified, paid or reimbursed more than once for the same Loss.  Any Losses will be calculated net of insurance proceeds (including proceeds from the R&W Insurance Policy) or other indemnification payments actually received (net of the cost of recovery, including any increases to any insurance premiums or similar fees) by the Indemnified Party on account of the Loss being claimed hereunder.  In the event that any Indemnified Party actually receives any insurance proceeds or indemnification payments subsequent to receipt by such Indemnified Party of any indemnification payment hereunder in respect of the claims to which such insurance proceeds or indemnification payments relate, appropriate refunds (net of the cost of recovery, including any increases to any insurance premiums or similar fees), not to exceed the amount of the applicable indemnification payments against which such refunds are provided pursuant to this sentence, shall be made promptly by the relevant Indemnified Parties of all or the relevant portion of such indemnification payment previously received hereunder by such Indemnified Party.

Section 10.06Release.
(a)Purchaser, on behalf of itself and its Affiliates (including, after the Closing, the Transferred Entities) and any of its and their respective agents, successors and permitted assigns (such Persons, including Purchaser, each a “Purchaser Waiving Party”), at the Closing, hereby releases, remises and forever discharges all claims that Purchaser or any of its Affiliates has had, now has or might have in the future against any Seller Related Party arising under, in connection with or in any manner related to (i) the conduct of the Business prior to the Closing and (ii) this Agreement or the Transaction, or any statements made or actions taken in connection with or that otherwise relate to the Transaction or the negotiation, execution and performance of or breach of this Agreement (clauses (i) and (ii), collectively, the “Purchaser Waived Matters”); provided that nothing contained in this Agreement shall release, waive, discharge, relinquish or otherwise affect the rights or obligations of any Seller Related Party with respect to (i) claims involving Fraud, (ii) claims arising under any other Contract by and between Purchaser and its Affiliates, on the one hand, and Seller and its Affiliates, on the other hand, or (ii) any claims permitted under the terms of this Agreement or any Ancillary Agreements.  Purchaser hereby covenants and agrees that, other than as set forth in this Agreement or claims under any Ancillary Agreements, it shall not, and it shall cause the other Purchaser Waiving Parties not to, institute any Action in any way under, in connection with or in any manner related to the Purchaser Waived Matters (whether at law or in equity or based on contract, tort, statute or otherwise) against any Seller Related Party. Notwithstanding the foregoing, each Purchaser Waiving Party that is a party to this Agreement or any of the Ancillary Agreements retains, and does not release, its rights and interests under the terms and conditions of this Agreement or such Ancillary Agreements.
(b)Seller, on behalf of itself and its Controlled Affiliates and any of its and their respective agents, successors and permitted assigns (such Persons, including Seller, each a “Seller Waiving Party”), at the Closing, hereby releases, remises and forever discharges all claims that Seller or any of its Controlled Affiliates has had, now has or might have in the future against any Purchaser or its Affiliates (a “Purchaser Related Party”) arising under, in connection with or in any manner related to (i) the conduct of the Business prior to the Closing and (ii) this Agreement or the Transaction, or any statements made or actions taken in connection with or that otherwise relate to the Transaction or the negotiation, execution and performance of or breach of this Agreement (clause (i) and (ii) collectively, the “Seller Waived Matters”); provided that nothing contained in this Agreement shall release, waive, discharge, relinquish or otherwise affect the rights or obligations of any Seller Related Party with respect to (i) claims involving Fraud, (ii) claims arising any other Contract by and between Purchaser and its Affiliates, on the one hand, and Seller and its Controlled Affiliates, on the other hand, or (iii) any claims permitted under the terms of this Agreement or any Ancillary Agreements.  Seller hereby covenants and agrees that, other than as set forth in this Agreement or claims under any Ancillary Agreements, it shall not, and it shall cause the other Seller Waiving Parties not to, institute any Action in any way under, in connection with or in any manner related to the Seller Waived Matters (whether at law or in equity or based on contract, tort, statute or otherwise) against any Purchaser Related Party. Notwithstanding the foregoing, each Seller Waiving Party that is a party to this Agreement or any of the Ancillary Agreements retains, and does not release, its rights and interests under the terms and conditions of this Agreement or such Ancillary Agreements.

Section 10.07Independent Investigation.  Purchaser acknowledges that it has conducted its own independent investigation, review and analysis of the Business, Transferred Entities, Transferred Assets, Transferred Liabilities and the business, operations, assets, Liabilities, results of operations, financial condition, software, technology and prospects of the Transferred Entities and the Business, which investigation, review and analysis was done by Purchaser and its Affiliates and representatives.  Purchaser has had an opportunity to discuss the management, operations and finances of the Business with Seller and the Transferred Entities’ officers, directors, employees, agents, representatives and Affiliates.  Purchaser acknowledges that it and its representatives have been provided adequate access to the personnel, properties, premises and records of the Seller Group for such purpose.  In making its decision to execute and deliver this Agreement, to consummate the Transaction, and to accept the Transferred Equity Interests and the Transferred Assets and Transferred Liabilities at the Closing in the condition they are in, Purchaser has relied solely upon the aforementioned investigation, review and analysis and not on any factual express or implied representations, warranties or opinions of any nature, whether in writing, orally or otherwise, made by or on behalf of or imputed to Seller, any Transferred Entity or their respective representatives (except the specific representations and warranties of Seller set forth in Article III as modified by the Disclosure Schedule).
Section 10.08No Outside Reliance.
(a)Purchaser acknowledges and agrees that Seller, has not made, nor is making, any representation or warranty whatsoever, express or implied (and Purchaser has not relied on any representation, warranty or statement of any kind by any member of the Seller Group), beyond those expressly given in Article III, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Business.  Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Disclosure Schedule or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” or reviewed by Purchaser or any of its Affiliates, agents or representatives) or management presentations that have been or shall hereafter be provided to Purchaser or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of Seller, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing or the omission of any material information, whether express or implied, except as may be expressly set forth in Article III.  Purchaser understands and agrees that any inventory, equipment, assets, properties and business of the Business are furnished “as is”, “where is” and subject to the representations and warranties contained in Article III, with all faults and without any other representation or warranty of any nature whatsoever.
(b)Seller acknowledges and agrees that Purchaser, has not made, nor is making, any representation or warranty whatsoever, express or implied, beyond those expressly given in Article IV.  Without limiting the generality of the foregoing, it is understood that no representation or warranty is made as to the accuracy or completeness of any of the foregoing or the omission of any material information, whether express or implied, except as may be expressly set forth in Article IV.

Section 10.09Acknowledgement.  Purchaser and Seller acknowledge and agree that:
(a)the provisions of and the remedies provided in this Article X were specifically bargained for among the parties and were taken into account by the parties in arriving at the Purchase Price;
(b)after the Closing, no party or its Affiliates may seek the rescission of the Transaction;
(c)the parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations, and the parties specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction; and
(d)this Agreement shall be deemed to have been jointly and equally drafted by Seller and Purchaser, the provisions hereof should not be construed against a party on the grounds that the party drafted or was more responsible for drafting the provision.
Article XI

TERMINATION, AMENDMENT AND WAIVER
Section 11.01Termination.  This Agreement may be terminated and the Transaction abandoned:
(a)By mutual written consent of Purchaser and Seller at any time prior to the Closing.
(b)By either Purchaser or Seller, by written notice to the other, if the Closing has not occurred on or before the Outside Date, other than as a result of a breach of a representation, warranty, covenant or agreement on the part of the terminating party set forth in this Agreement that prevents the satisfaction of any of the conditions to the Closing set forth in Article IX or the Closing from occurring when required pursuant to Section 2.02.
(c)By either Purchaser or Seller, by written notice to the other, if consummation of the Transaction is enjoined or prohibited by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction.
(d)By Purchaser, by written notice to Seller, if Seller has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 9.02 and (ii) either (A) cannot be cured or (B) has not been cured by the date that is three (3) Business Days prior to the Outside Date; provided that Purchaser is not in material breach of any of its representations, warranties or covenants contained in this Agreement such that the conditions set forth in Section 9.01 would fail to be satisfied.
(e)By Seller, by written notice to Purchaser, if Purchaser has breached or failed to perform in respect any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 9.01 and (ii) either (A) cannot be cured or (B) has not been cured by the date that is three (3) Business Days prior to the Outside Date; provided that Seller is not in material breach of any of its representations, warranties or covenants contained in this Agreement such that the conditions set forth in Section 9.02 would fail to be satisfied.
(f)By Seller, by written notice to Purchaser, if (i) all of the conditions set forth in Section 9.02 (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, (ii) Purchaser fails to consummate the Closing on the date that Purchaser was required to consummate the Closing pursuant to Section 2.02, (iii) Seller has sent a written notice to Purchaser that all conditions set forth in Section 9.02 have been satisfied and (iv) Purchaser fails to consummate the Closing within one (1) Business Day following receipt by Purchaser of such written notice (a “Closing Failure”).
Section 11.02Effect of Termination.  Except as otherwise set forth in this Section 11.02, in the event of termination of this Agreement pursuant to Section 11.01, this Agreement shall forthwith become void and have no effect, without any Liability on the part of any party hereto or its respective Affiliates, officers, directors or equity holders, other than (i) the liability of Purchaser or Seller, as the case may be, for any Closing Failure or intentional and willful breach of this Agreement occurring prior to such termination and (ii) the liability of either party hereto for Fraud.  The provisions of Sections 5.02(b), this Section 11.02, Article I, and Article XII shall survive the termination of this Agreement.
Article XII

GENERAL PROVISIONS
Section 12.01Expenses.  Except as otherwise specified in this Agreement, whether the Transaction is consummated or not, each party shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement.
Section 12.02Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or made as follows:  (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt, (b) if sent by nationally recognized overnight air courier, one (1) Business Day after mailing, (c) if sent by email transmission (provided that no “error” message or other notification of non-delivery is received by the sender of any such email), upon transmission and (d) if otherwise actually personally delivered, when delivered; provided that such notices, requests, claims, demands and other communications are delivered to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.02):

(a)if to Seller, prior to the Closing:

Tapestry, Inc.
10 Hudson Yards
New York, New York 10001
Email:dhoward@tapestry.com
Attention:David E. Howard

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
1271 Avenue of the Americas
New York, New York 10020

Email:	Charles.Ruck@lw.com Leah.Sauter@lw.com
Attention:	Charles Ruck Leah Sauter
(b)if to Purchaser:

Caleres, Inc.
156 W. 56th Street, Floors 14-16
New York, New York 10019
Attention:Liz Dunn
Email:ldunn@caleres.com

with a copy (which shall not constitute notice) to:

Caleres, Inc.

8300 Maryland Ave.

St. Louis, Missouri 63105

Attention:General Counsel

E-mail:tburke@caleres.com

and

Bryan Cave Leighton Paisner LLP

211 N Broadway #3600

St. Louis, Missouri 63102
Attention:Stephanie M. Hosler
Email:stephanie.hosler@bclplaw.com

Section 12.03Public Announcements; Promotion.  No party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the Transaction or otherwise communicate with any news media without the prior written consent of the other parties; provided that the parties may disclose such matters to their respective employees, accountants, auditors, advisors, consultants and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to, or are bound by contract or professional or fiduciary obligations to, keep the terms of this Agreement confidential and so long as the parties shall be responsible to the other parties hereto for breach of this Section 12.03 or such confidentiality obligations by the recipients of its disclosure); provided, further, that Seller may disclose such matters from time to time to its employees, customers, suppliers, vendors, landlords, service providers and any other Person as it may reasonably determine is advisable or Required by Law or the requirements of any Contract to which the Seller Group is a party; provided, further, that each party and their respective Affiliates may make statements that are consistent with previous press releases, public disclosures or public statements made by a party to this Agreement in compliance with this Section 12.03 or make statements regarding the actual or expected financial impact (including earnings guidance) of this Agreement or the Transactions on such party.

Section 12.04Severability.  If any term or other provision of this Agreement is deemed by any court to be violative of Law or public policy and therefore invalid, illegal or incapable of being enforced, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
Section 12.05Schedules.  The Disclosure Schedule and Exhibits referenced herein are a part of this Agreement as if fully set forth herein.  All references herein to any Disclosure Schedule or Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.  Any disclosure made by a party in the Disclosure Schedule with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules of this Agreement to the extent such disclosure is reasonably applicable on its face.  Certain information set forth in the Disclosure Schedule is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement.  The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.
Section 12.06Entire Agreement.  This Agreement (including the Disclosure Schedule), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among Seller and Purchaser with respect to the subject matter hereof and thereof.  No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the Transaction exist between the parties, except as expressly set forth in this Agreement, the Ancillary Agreements and the Confidentiality Agreement.

Section 12.07Tax Advice.  Each party hereto acknowledges and agrees that it has not received and is not relying upon Tax advice from any other party hereto, and that it has and will continue to consult its own advisors with respect to Taxes.
Section 12.08Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors, permitted assigns, heirs, executors and administrators.  No party to this Agreement may assign its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of each of the other parties to this Agreement (which consent may be granted or withheld in such parties’ sole discretion); provided that each party may assign any rights and obligations hereunder to an Affiliate without the other party’s consent; provided, further, that in the case of any assignment described in the foregoing clause, no such assignment shall relieve the assignor of its obligations hereunder.  Any attempted assignment or transfer in violation of this Section 12.08 shall be null and void.
Section 12.09Amendment.  This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, each party hereto, or (b) by a waiver in accordance with Section 12.10.
Section 12.10Waiver.  Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered by the other parties pursuant hereto, or (c) waive compliance with any of the agreements of the other parties or conditions to such parties’ obligations contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.  The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.
Section 12.11Rights of Third Parties.  Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (i) in the event the Closing occurs, the D&O Indemnitees (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 5.05, (ii)  the Persons released pursuant to Section 10.06 shall be intended third-party beneficiaries of, and may enforce, Section 10.06, and (iv) Prior Company Counsel shall be intended third-party beneficiaries of, and may enforce, Section 12.17.
Section 12.12Governing Law; Jurisdiction; Waiver of Jury Trial.
(a)Except as otherwise provided in this Agreement, this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)Except as otherwise provided in this Agreement, the parties hereto irrevocably (i) consent to submit to the exclusive jurisdiction of the Delaware Court of Chancery or any Federal court located in the State of Delaware, for the purposes of any Action arising out of this Agreement or the Transaction, (ii) waive any objection to the laying of venue of any Action brought in such court, (iii) waive and agree not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum, and (iv) agree that service of process or of any other papers upon such party by registered mail at the address to which notices are required to be sent to such party under Section 12.02 shall be deemed good, proper and effective service upon such party.
(c)Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Action arising out of this Agreement or the Transaction.  Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any Action, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 12.12(c).
Section 12.13Enforcement.  The parties hereto agree that irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any party is entitled at law or in equity.  Each party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.  The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.  To the extent any party hereto brings an Action to enforce specifically the performance of the terms and provisions of this Agreement (other than an Action to enforce specifically any provision that by its terms requires performance after the Closing or expressly survives termination of this Agreement), the Outside Date shall automatically be extended to (i) the twentieth (20th) Business Day following the resolution of such Action or (ii) such other time period established by the court presiding over such Action.  The remedies available to Seller pursuant to this Section 12.13 shall be in addition to any other remedy to which it is entitled at law or in equity.
Section 12.14Non-Recourse.  This Agreement may only be enforced against, and any Action based upon, arising out of, or related to this Agreement or the Transaction may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party.
Section 12.15Bulk Transfer Laws.  Purchaser hereby waives compliance by Seller and its Affiliates with the provision of any bulk sales, bulk transfer or other similar Laws of any jurisdiction in connection with the Transaction.

Section 12.16Counterparts.  This Agreement may be executed and delivered (including by electronic mail in portable document format) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.
Section 12.17Waiver of Conflicts; Non-Assertion of Attorney-Client Privilege.
(a)Conflicts of Interest.  Purchaser acknowledges that Latham & Watkins LLP (“Prior Company Counsel”) have, on or prior to the Closing, represented one or more of the Transferred Entities, Seller and their Affiliates (each such Person, other than the Transferred Entities, a “Designated Person”) in one or more matters relating to this Agreement, any other agreements contemplated hereby or the Transaction  (including any matter that may be related to an Action or dispute arising under or related to this Agreement or such other agreements in connection with the Transaction or in connection with the Transaction) (each, an “Existing Representation”), and that, in the event of any Post-Closing Matters (i) relating to this Agreement, any other agreements contemplated hereby or the Transaction (including any matter that may be related to an Action or dispute arising under or related to this Agreement or such other agreements or in connection with such transactions) and (ii) in which Purchaser or any of its Affiliates (including the Transferred Entities), on the one hand, and one or more Designated Persons, on the other hand, are or may be adverse to each other (each, a “Post-Closing Matter”), the Designated Persons reasonably anticipate that Prior Company Counsel will represent them in connection with such matters.  Accordingly, Purchaser hereby (A) waives and shall not assert, and agrees after the Closing to cause its Affiliates (including the Transferred Entities) to waive and to not assert, any conflict of interest arising out of or relating to the representation by one or more Prior Company Counsel of one or more Designated Persons in connection with one or more Post-Closing Matters (each, a “Post-Closing Representation”), and (B) agrees that, in the event that a Post-Closing Matter arises, Prior Company Counsel may represent one or more Designated Persons in a Post-Closing Matter even though the interests of such Person(s) may be directly adverse to Purchaser or any of its Affiliates (including the Transferred Entities), and even though Prior Company Counsel may (x) have represented the Transferred Entities in a matter substantially related to such dispute or (y) be currently representing Purchaser, a Transferred Entity or any of their respective Affiliates.  Without limiting the foregoing, Purchaser (on behalf of itself and its Affiliates (including, following the Closing, the Transferred Entities)) consents to the disclosure by Prior Company Counsel, in connection with one or more Post-Closing Representations, to the Designated Persons of any information learned by Prior Company Counsel in the course of one or more Existing Representations, whether or not such information is subject to the attorney-client privilege of the Transferred Entities or Prior Company Counsel’s duty of confidentiality as to the Transferred Entities and whether or not such disclosure is made before or after the Closing.
(b)Attorney-Client Privilege.  Purchaser (on behalf of itself and its Affiliates (including, following the Closing, the Transferred Entities)) waives and shall not assert, and agrees after the Closing to cause its Affiliates to waive and to not assert, any attorney-client privilege or attorney work-product protection with respect to any communication between Prior Company Counsel, on the one hand, and any Designated Person or the Transferred Entities (collectively, the “Pre-Closing Designated Persons”), or any advice given to any Pre-

Closing Designated Person by any Prior Company Counsel, occurring during one or more Existing Representations (collectively, “Pre-Closing Privileges”), in connection with any Post-Closing Representation, including in connection with a dispute between any Designated Person and one or more of Purchaser, a Transferred Entity and their Affiliates, it being the intention of the parties hereto that all rights to such Pre-Closing Privileges, and all rights to waive or otherwise control such Pre-Closing Privilege, shall be retained by Seller, and shall not pass to or be claimed or used by Purchaser or a Transferred Entity, except as provided in the last sentence of this Section 12.17(b).  Furthermore, Purchaser (on behalf of itself and its Affiliates (including, following the Closing, the Transferred Entities)) acknowledges and agrees that any advice given to or communication with any of the Designated Persons relating to the Transaction shall not be subject to any joint privilege (whether or not a Transferred Entity also received such advice or communication) and shall be owned solely by such Designated Persons.  Notwithstanding the foregoing, in the event that a dispute arises between Purchaser or a Transferred Entity, on the one hand, and a third party other than a Designated Person, on the other hand, Purchaser or its Affiliates may seek to prevent the disclosure of any Privileged Materials such third party and request that Seller and its Controlled Affiliates not permit such disclosure, and Seller shall, and shall cause its Controlled Affiliates to, consider such request in good faith.
(c)Privileged Materials.  All such Pre-Closing Privileges, and all books and records and other documents of the Transferred Entities or the Business containing any advice or communication that is subject to any Pre-Closing Privilege (“Privileged Materials”), shall be excluded from the purchase, and shall be distributed to Seller (on behalf of the applicable Designated Persons) immediately prior to the Closing with (in the case of such books and records) no copies retained by the Transferred Entities.  Absent the prior written consent of Seller, neither Purchaser nor (following the Closing) the Transferred Entities shall have a right of access to Privileged Materials.
(d)Miscellaneous.  Purchaser hereby acknowledges that it has had the opportunity (including on behalf of its Affiliates and the Transferred Entities) to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Prior Company Counsel.

(Signature Pages Follow)

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the date first above written.

PURCHASER:

Caleres, Inc.

By: /s/ John W. Schmidt
Name: John W. Schmidt
Title: Chief Executive Officer

SELLER:

Tapestry, Inc.

By: /s/ Joanne Crevoiserat
Name: Joanne Crevoiserat
Title: Chief Executive Officer

Signature Page to Sale and Purchase Agreement